Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 20, 2009

among

GOLDEN ROAD MOTOR INN, INC.,

a Nevada corporation,

as Borrower

MONARCH CASINO & RESORT, INC.,

a Nevada corporation,

as Guarantor

the LENDERS herein named

WELLS FARGO BANK, National Association,

as Swingline Lender, L/C Issuer and Agent Bank

II

III

IV

V

Section 10.19.	Costs to Prevailing Party		124
Section 10.20.	Expenses		124
Section 10.21.	Setoff		125
Section 10.22.	Security and Loan Documentation		125
Section 10.23.	Schedules Attached		125

Schedule 2.01(a)	-	Schedule of Lenders’ Proportions in
Credit Facility
Schedule 2.01(c)	-	Aggregate Commitment Reduction
Schedule
Schedule 2.01(c)	-
Alternate One		Aggregate Commitment Reduction
Schedule - Alternate One
Schedule 3.18	-	Schedule of Significant Litigation
Schedule 4.15	-	Schedule of Spaceleases
Schedule 4.16	-	Schedule of Equipment Leases and Contracts
Schedule 4.22	-	Schedule of Trademarks, Patents,
Licenses, Franchises, Formulas and
Copyrights
Schedule 4.23	-	Schedule of Contingent Liabilities
Schedule 6.04	-	Schedule of Remodel Projects
Schedule 6.08	-	Schedules of Liens
Schedule A	-	Hotel/Casino Property - Description
Schedule B	-	V/P Property - Description

Section 10.23.	Exhibits Attached		126

Exhibit A	-	Revolving Credit Note - Form
Exhibit B	-	Swingline Note - Form
Exhibit C	-	Notice of Borrowing - Form
Exhibit D	-	Continuation/Conversion Notice - Form
Exhibit E	-	Compliance Certificate - Form
Exhibit F	-	Closing Pricing Certificate - Form
Exhibit G	-	Authorized Officer Certificate - Form
Exhibit H	-	Closing Certificate - Form
Exhibit I	-	Guaranty - Form
Exhibit J	-	Legal Opinion - Form
Exhibit K	-	Notice of Swingline Advance - Form
Exhibit L	-	Assumption and Consent Agreement -
Form

VI

Exhibit M	-	Assignment and Assumption Agreement -
Form
Exhibit N	-	Cash Collateral Pledge Agreement - Form

VII

AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (“Credit Agreement”) is made and entered into as of the 20th day of January, 2009, by and among GOLDEN ROAD MOTOR INN, INC., a Nevada corporation (the “Borrower”), and MONARCH CASINO & RESORT, INC., a Nevada corporation (“Guarantor”) and each of the Lenders, as hereinafter defined, WELLS FARGO BANK, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), and WELLS FARGO BANK, National Association, as the issuer of letters of credit following the Restatement Effective Date (in such capacity, together with its successors and assigns, the “L/C Issuer”) and WELLS FARGO BANK, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer collectively referred to as the “Banks”).

R E C I T A L S:

WHEREAS:

A.        In this Credit Agreement all capitalized words and terms shall have the respective meanings and be construed herein as hereinafter provided in Section 1.01 of this Credit Agreement and shall be deemed to incorporate such words and terms as a part hereof in the same manner and with the same effect as if the same were fully set forth.

B.         Borrower owns and operates the Atlantis Hotel & Casino and is a wholly owned subsidiary of MCRI.  On or about February 20, 2004, Borrower and MCRI entered into a credit agreement (as amended, the “Existing Credit Agreement”) with certain banks, as lenders, described in the Existing Credit Agreement (each individually an “Existing Lender” and collectively the “Existing Lenders”) under the terms of which Existing Lenders established a reducing revolving line of credit in favor of Borrower and MCRI in the amount of Fifty Million Dollars ($50,000,000.00) (as amended, the “Existing Bank Loan”) as evidenced by a Revolving Credit Promissory Note of even date therewith (the “Existing Note”) executed by Borrower and payable to the order of WFB, as agent for the Existing Lenders.

C.        The Borrower desires to amend, restate and increase the aggregate amount of the Existing Bank Loan, Existing Credit Agreement and Existing Note to refinance certain other Indebtedness owing by Borrower and to provide for the working capital and general corporate needs of the Borrower.

D.        Banks are willing, subject to the terms, covenants and conditions hereinafter set forth, to amend, restate and increase the aggregate amount of the Existing Bank Loan and establish the Credit Facility in the initial principal amount of Sixty Million Dollars ($60,000,000.00), subject to increase up to Seventy-Five Million Dollars ($75,000,000.00) in accordance with the provisions set forth in Section 2.01(e), including the Swingline Facility to be funded by the Swingline Lender, as a subfacility in the maximum aggregate amount of Four Million Dollars ($4,000,000.00) at any time outstanding and a letter of credit subfacility for the issuance of Letters of Credit up to the maximum aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) at any time outstanding, all on the terms and subject to the conditions, covenants and understandings hereinafter set forth and contained in each of the Loan Documents.

NOW, THEREFORE, in consideration of the foregoing, and other valuable considerations as hereinafter described, the parties hereto do promise, covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions.  For the purposes of this Credit Agreement, each of the following terms shall have the meaning specified with respect thereto, unless a different meaning clearly appears from the context:

“Acquisition” means any transaction, or any series of related transactions, consummated after the Restatement Effective Date, by which the Borrower directly or indirectly acquires (i) any real property, (ii) any New Venture or any ongoing business, or (iii) all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise.

“Adjacent Driveway Property” shall mean the leasehold interest of Borrower in that portion of the Hotel/Casino Property which is designated as Parcel 2 on Schedule A attached hereto and incorporated by reference herein, which leasehold interest is evidenced by the Adjacent Driveway Lease.

“Adjacent Driveway Lease” shall mean that certain Lease Agreement and Option to Purchase dated January 29, 2004, by and between BLILP, as lessor, and Borrower, as lessee, pursuant to which, among other things, Borrower is granted a leasehold interest in, and an option to purchase, the Adjacent Driveway Property.

“Adjacent Driveway Estoppel” shall mean the Estoppel Certificate executed as of the Closing Date, by Biggest Little City Investments L.P., a Delaware limited partnership, and recorded on February 20, 2004 in the Official Records of Washoe County, Nevada, as Document No. 2996371, pursuant to which: (a) it certified and represented to Agent Bank that the Adjacent Driveway Lease represents the entire agreement between the parties thereto with respect to the Adjacent Driveway Property and supercedes all other previous documents and agreements between them, that the Adjacent Driveway Lease had not been modified, supplemented or amended except as set forth therein and that there are no defaults existing or continuing under any of the provisions of the Adjacent Driveway Lease; and (b) other agreements are made regarding notice to Agent Bank in the event of a default under this Adjacent Driveway Lease, Agent Bank’s right to cure and the rights of the Banks and their successors to continue in possession of the Adjacent Driveway Property.

“Adjusted EBITDA” shall mean EBITDA less MCRI Corporate Overhead Allocation for the period under review to the extent not deducted from Net Income in the determination of EBITDA.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Bank” shall mean WFB in its capacity as administrative and collateral agent for Lenders, Swingline Lender and L/C Issuer.

“Aggregate Commitment” shall mean reference to the aggregate amount committed by Lenders for advance to or on behalf of the Borrower as Borrowings under the Credit Facility in the initial principal amount of Sixty Million Dollars ($60,000,000.00), subject to increase in the amount of up to an additional Fifteen Million Dollars ($15,000,000.00) as provided in Section 2.01(e), in each case as may be reduced from time to time by (i) Scheduled Reductions, (ii) Voluntary Permanent Reductions, and/or (iii) Mandatory Commitment Reductions.

“Aggregate Commitment Reduction Schedule” shall mean the schedule setting forth the amount of the Scheduled Reductions as of each Reduction Date under the Credit Facility, which schedule shall be: (i) the Aggregate Commitment Reduction Schedule marked “Schedule 2.01(c)”, affixed hereto and by this reference incorporated herein and made a part hereof, or (ii) in the event of occurrence of a Commitment

Increase, the Aggregate Commitment Reduction Schedule - Alternate One marked “Schedule 2.01(c) - Alternate One”, affixed hereto and by this reference incorporated herein and made part hereof to be completed by Agent Bank and distributed to Borrower and each of the Lenders, evidencing the amount of each Scheduled Reduction following the applicable Commitment Increase Effective Date.  In each instance of a Commitment Increase, the amount of the level Scheduled Reductions shall be proportionately adjusted so that the unpaid balance of principal at the Maturity Date is no greater than 62.5% of the sum of the Commitment Increase, plus the amount of any prior Commitment Increase, plus Sixty Million Dollars ($60,000,000.00).

“Aggregate Outstandings” shall mean collective reference to the sum of the Funded Outstandings, Swingline Outstandings and L/C Exposure as of any given date of determination.

“Applicable Margin” means for any Base Rate Loan or LIBOR Loan, the applicable percentage amount to be added to the Base Rate or LIBO Rate, as the case may be, as follows: (i) commencing on the Restatement Effective Date and continuing until June 1, 2009, the Applicable Margins as calculated on the Closing Pricing Certificate to be delivered by Borrower to Agent Bank on the Restatement Effective Date pursuant to Section 3.17(b); provided that in no event shall the Base Rate Margin or the LIBO Rate Margin be less than 3.125% during the period commencing on the Restatement Effective Date and continuing until June 1, 2009; and (ii) commencing on June 1, 2009 and continuing on each Rate Adjustment Date until Bank Facility Termination, the margin rates as set forth in Table One below in each instance based on the Total Leverage Ratio calculated with regard to the Borrower as of each Fiscal Quarter end, commencing with the Fiscal Quarter ending March 31, 2009, together with the immediately preceding three (3) Fiscal Quarters on a four (4) Fiscal Quarter basis:

	TABLE ONE		TABLE TWO

Total Leverage Ratio	Base Rate Margin	LIBO Rate Margin	Commitment Percentage
Greater than or equal to 2.50 to 1.00	3.375%	3.375%	0.80%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	3.125%	3.125%	0.750%
Greater than or equal to 1.50 to 1.0 but less than 2.00 to 1.00	2.875%	2.875%	0.625%
Greater than or equal to 1.00 to 1.0 but less than 1.50 to 1.00	2.375%	2.375%	0.50%
Less than 1.00 to 1.00	2.00%	2.00%	0.40%

“Assets” shall mean the total assets of the Borrower determined in accordance with GAAP.

“Assignment and Assumption Agreement” shall mean the document evidencing an assignment of a Syndication Interest by any Lender to an Eligible Assignee in the form of the Assignment, Assumption and Consent Agreement marked “Exhibit M”, affixed hereto and by this reference incorporated herein and made a part hereof.

“Assignment of Rents” shall mean collective reference to the Existing Assignment of Rents as amended by the First Amendment to Assignment of Rents, as it may be further amended, modified, extended, renewed or restated from time to time.

“Assumption and Consent Agreement” shall mean the document evidencing an increase of the Aggregate Commitment and assumption of such increase by a Lender or Eligible Assignee pursuant to Section 2.01(e) in the form of the Assumption and Consent Agreement marked “Exhibit L”, affixed hereto and by this reference incorporated herein and made a part hereof.

“Authorized Officer(s)” shall mean those of the respective officers of Borrower whose signatures and incumbency shall have been certified to Agent Bank and the Banks as required in Section 3.05(iv) of the Credit Agreement with the authority and responsibility to deliver Notices of Borrowing, Continuation/Conversion Notices, Pricing Certificates, Compliance Certificates and all other requests, notices, reports, consents, certifications and authorizations on behalf of Borrower.

“Authorized Officer Certificate” shall have the meaning set forth in Section 3.05.

“Available Borrowings” shall mean, at any time, and from time to time, the aggregate amount available to Borrower for a Borrowing, a Swingline Advance or issuance of a Letter of Credit not exceeding the amount of the Maximum Availability, as of each date of determination.

“Bank Facilities” shall mean collective reference to the Credit Facility, Swingline Facility and L/C Facility.

“Bank Facility Termination” shall mean indefeasible payment in full of all sums owing under the Bank Facilities and each of the Loan Documents, the occurrence of the Stated Expiry Date or other termination of all outstanding Letters of Credit, and the irrevocable termination of: (i) the obligation of Lenders to advance Borrowings under the

Credit Facility, (ii) the obligation of Swingline Lender to advance Swingline Advances under the Swingline Facility, and (iii) the obligation of L/C Issuer to issue Letters of Credit under the L/C Facility.

“Banking Business Day” means (a) with respect to any Borrowing, payment or rate determination of LIBOR Loans, a day, other than a Saturday or Sunday, on which Agent Bank is open for business in San Francisco and on which dealings in Dollars are carried on in the London interbank market, and (b) for all other purposes any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of California and/or Nevada, or is a day on which banking institutions located in California and/or Nevada are required or authorized by law or other governmental action to close.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended, 11 U.S.C. Section 101, et seq.

“Banks” shall have the meaning set forth in the Preamble to this Credit Agreement.

“Base Rate” shall mean, on any day, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate for such day plus one and one-half percent (1.50%) and (c) one (1) month LIBO Rate for such day (determined on a daily basis as set forth below) plus one and one-half percent (1.50%).  As used in this definition, “One Month LIBOR Rate” shall mean, with respect to any interest rate calculation for a Base Rate Loan or other Obligation bearing interest at the Base Rate, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum referred to as the BBA (British Bankers Association) LIBO RATE as reported on Reuters LIBOR Page 1, or if not reported by Reuters, as reported by any service selected by the Agent Bank, on the applicable day (provided that if such day is not a Banking Business Day for which a LIBO Rate is quoted, the next preceding Banking Business Day for which a LIBO Rate is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for Dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (b) one (1) minus the LIBOR Reserve Percentage in effect on such day.  If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Agent Bank’s discretion (in each case, rounded upward if necessary to the nearest 1/16 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Agent Bank in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Agent Bank in, or by the Agent Bank to major banks in, any offshore interbank eurodollar market selected by the Agent Bank, in each case on the applicable day (provided that if such day is not a

Banking Business Day for which Dollar deposits are offered to the Agent Bank in the London interbank eurodollar currency market, the next preceding Banking Business Day for which Dollar deposits are offered to the Agent Bank in the London interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one (1) month term.

“Base Rate Loan” shall mean reference to that portion of the unpaid principal balance of the Credit Facility bearing interest with reference to the Base Rate plus the Applicable Margin.

“BLILP” shall mean Biggest Little Investments L.P., a Delaware limited partnership.

“Borrower” shall mean Golden Road Motor Inn, Inc., a Nevada corporation.

“Borrowing(s)” shall mean such amounts as Borrower may request from Agent Bank from time to time to be advanced under the Credit Facility by Notice of Borrowing in the manner provided in Section 2.03 or at the request of Agent Bank pursuant to Section 2.08 or Section 2.09.

“Breakage Charges” shall have the meaning set forth in Section 2.07(c) of the Credit Agreement.

“Capital Expenditures” shall mean, for any period, without duplication, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during that period and including Capitalized Lease Liabilities) by Borrower during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed or capital asset accounts reflected in the balance sheet of Borrower (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by Borrower to the extent of (a) the gross amount of such purchase price less (b) the cash proceeds of trade-in credit of the equipment being traded in at such time), but excluding capital expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or refinanced from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored, or from awards of compensation arising from the taking by condemnation of or the exercise of the power of eminent domain with respect to such assets being replaced or restored.

“Capital Proceeds” shall mean the Net Proceeds available to Borrower from (i) partial or total condemnation, eminent domain or destruction of any part of the Collateral or by settlement in lieu of condemnation or eminent domain proceedings, (ii) insurance proceeds (other than rent insurance and business interruption insurance) received in connection with damage to or destruction of the Collateral, (iii) the sale or other disposition of any portion of the Collateral in accordance with the provisions of this Credit Agreement (not including, however, any proceeds received by Borrower from a sale, condemnation, damage or destruction of FF&E or other personal property if such FF&E or other personal property is replaced by items of equivalent value or utility, in each case such exclusion to apply only during any period in which no Default in the payment of any principal or interest owing under the terms of the Bank Facilities or an Event of Default has occurred and is continuing), and (iv) any other extraordinary receipt of proceeds not in the ordinary course of business and treated, for accounting purposes, as capital in nature, other than capital contributions made by MCRI to the Borrower.

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Credit Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash” shall mean, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP.

“Cash Collateral Account” shall mean the restricted depository savings account to be established by Borrower or Agent Bank on behalf of Borrower with Agent Bank at its offices located at 5340 Kietzke Lane, Suite 201, Reno, Nevada, or at such other office located in the United States as may be designated from time to time by Agent Bank, for the purpose of depositing Cash collateral for (i) the aggregate L/C Exposure upon the occurrence of any Event of Default, or (ii) all or a portion of a Deteriorating Lender’s obligation to fund under Section 2.09(c) or (d) with respect to its Pro Rata Share of L/C Exposure, or (iii) all or a portion of a Deteriorating Lender’s Pro Rata Share of risk participation in Swingline Advances under Section 2.08(d) or (e).

“Cash Collateral Pledge Agreement” shall mean the Pledge and Assignment of Savings Account Agreement to be executed by Borrower as of the Restatement Effective Date in favor of Agent Bank on behalf of the L/C Issuer and Swingline Lender as the same may be amended or modified from time to time under the terms of which all sums held from time to time in the Cash Collateral Account are pledged in favor of Agent Bank to secure repayment of (i) any funding required under any outstanding Letters of Credit following an Event of Default, or (ii) all or a portion of a Deteriorating Lender’s obligation to fund under Section 2.09(c) or (d) with respect to its

Pro Rata Share of L/C Exposure, or (iii) all or a portion of a Deteriorating Lender’s Pro Rata Share of risk participation in Swingline Advances under Section 2.08(d) or (e), a copy of the form of which Cash Collateral Pledge Agreement is marked “Exhibit N”, affixed hereto and by this reference incorporated herein and made a part hereof.

“Cash Equivalents” shall mean, when used in connection with any Person, that Person’s Investments in:

(a)        Government Securities due within one (1) year after the date of the making of the Investment;

(b)        readily marketable direct obligations of any State of the United States of America given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Corporation, in each case due within one (1) year from the making of the Investment;

(c)        certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptance of, and repurchase agreements covering Government Securities executed by, any bank incorporated under the laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least Two Hundred Fifty Million Dollars ($250,000,000.00), or total assets of at least Five Billion Dollars ($5,000,000,000.00), in each case due within one (1) year after the date of the making of the Investment;

(d)        certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least Five Hundred Million Dollars ($500,000,000.00), or total assets of at least Fifteen Billion Dollars ($15,000,000,000.00) in each case due within one year after the date of the making of the Investment; and

(e)        “money market preferred stock” issued by a corporation incorporated under the laws of the United States of America or any State thereof given on the date of such Investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by Standard & Poor’s Corporation, in each case having an investment period not to exceed fifty (50) days; provided that (i) the amount of all such Investments issued by the same issuer does not exceed Five Million Dollars ($5,000,000.00) and (ii) the aggregate amount of all such Investments does not exceed Fifteen Million Dollars ($15,000,000.00).

“CC Skybridge” shall mean a collective reference to: (i) the elevated pedestrian walkway which extends, from Parcel 1 of the Hotel/Casino Property to the CC Skybridge Tower, over and across Peckham Lane and the north parking lot of the Convention Center Property to the Reno Sparks Convention Center; (ii) the CC Skybridge Tower; and (iii) all elevators, escalators, support columns, landscaping, paving and other facilities and fixtures which are related to the foregoing, all as particularly set forth by the CC Skybridge Agreement.

“CC Skybridge Agreement” shall mean that certain Atlantis Convention Center Skybridge Agreement and Easement, dated May 9, 2007, between RSCVA and Borrower, which was recorded in the Official Records of Washoe County, Nevada on May 10, 2007, as Document No. 3530942, pursuant to which, among other things:  (i) RSCVA granted the CC Skybridge Easements to Borrower; (ii) Borrower granted, to RSCVA, certain access easements over Parcels 3 through 5 of the Hotel/Casino Property; (iii) Borrower agreed to construct and operate the CC Skybridge within the applicable CC Skybridge Easements; and (iv) Borrower agreed that RSCVA would be entitled to reserve blocks of rooms at the Hotel/Casino Facility for certain types of events being conducted by RSCVA; all in accordance with the terms and conditions set forth therein.

“CC Skybridge Documentation” shall mean a collective reference to: (i) the CC Skybridge Agreement; and (ii) the CC Skybridge Peckham Lane Entitlements.

“CC Skybridge Easements” shall mean certain permanent and temporary easements over the Convention Center Property which are granted to Borrower by RSCVA, pursuant to the CC Skybridge Agreement, in order to facilitate Borrower’s construction and operation of the CC Skybridge, all as more particularly set forth therein.

“CC Skybridge Estoppel” shall mean an estoppel statement, in a form and substance acceptable to Agent Bank, to be executed by RSCVA: (i) consenting to encumbrance of Borrower’s interest in the CC Skybridge, and in the CC Skybridge Agreement, with the lien and security agreement of the Deed of Trust; (ii) acknowledging that the CC Skybridge Agreement is in full force and effect and that Borrower is not in default of any of its material obligations thereunder; and (iii) providing such other assurances as may be required by Agent Bank.

“CC Skybridge Peckham Lane Entitlements” shall mean the documentation which sets forth the agreement, by all appropriate Governmental Authorities, authorizing and entitling Borrower to construct and maintain the CC Skybridge over Peckham Lane in accordance with the CC Skybridge Agreement.

“CC Skybridge Tower” shall mean the pedestrian dispersal site for the CC Skybridge, which is situate on the Convention Center Property, including the dispersal tower, lobby, escalators, elevators and stairs.

“Change in Control” shall mean the occurrence of any of the following:

(a)        any Person, other than members of the Farahi Family Group, owns or controls, more than fifty percent (50%) of the common voting stock of MCRI; or

(b)        MCRI fails to own, directly or indirectly, one hundred percent (100%) of the capital stock interests of Borrower.

“Closing Certificate” shall have the meaning ascribed to such term in Section 3.05(v).

“Closing Date” shall mean February 20, 2004, the date upon which the Existing Bank Loan closed.

“Closing Disbursements” shall have the meaning set forth in Section 2.02(a).

“Closing Instructions” shall mean the Closing Instructions to be given by Agent Bank to the Title Insurance Company on or before the Restatement Effective Date setting forth the requirement of Lenders for issuance of the Title Policy Endorsements and other conditions for the occurrence of the Restatement Effective Date.

“Closing Pricing Certificate” shall have the meaning set forth in Section 3.17(b).

“Collateral” shall mean collective reference to: (i) all of the Real Property, and all presently owned, or hereafter acquired, personal property of Borrower (including, without limitation, the FF&E), and the contract rights, leases, intangibles and other interests of Borrower, which are subject to the liens and security interests of the Security Documents; (ii) all rights of Borrower assigned as additional security pursuant to the terms of the Security Documents; and (iii) any and all other property and/or intangible rights, interest or benefits inuring to or in favor of Borrower, which are in any manner assigned, pledged, encumbered or otherwise hypothecated in favor of Agent Bank on behalf of Lenders to secure payment of the Bank Facilities.

“Commercial Letter(s) of Credit” shall mean a letter or letters of credit issued by L/C Issuer pursuant to Section 2.09 of the Credit Agreement for the purpose of assuring payment for goods, equipment or materials supplied to Borrower.

“Commitment Fee” shall have the meaning ascribed to such term in Section 2.10(b) of this Credit Agreement.

“Commitment Increase” shall have the meaning ascribed to such term in Section 2.01(e).

“Commitment Increase Effective Date” shall mean the date upon which each of the requirements and conditions precedent for the effectiveness and funding of a Commitment Increase as set forth in Section 2.01(e) and in Article III C shall have been fully satisfied.

“Commitment Percentage” shall mean the per annum percentage to be used in the calculation of the Commitment Fee based on the Total Leverage Ratio of the Borrower determined as set forth in Table Two of the definition of Applicable Margin.

“Communications” shall have the meaning ascribed to such term in Section 10.03.

“Compliance Certificate” shall mean a compliance certificate as described in Section 5.08(f) which is more particularly described on “Exhibit E”, affixed hereto and by this reference incorporated herein and made a part hereof.

“Contingent Liability(ies)” shall mean, as to any Person any obligation of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases or dividends (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) to make payment in respect of any net liability arising in connection with any Interest

Rate Hedges, foreign currency exchange agreement, commodity hedging agreement or any similar agreement or arrangement in any such case if the purpose or intent of such agreement is to provide assurance that such primary obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such primary obligation will be protected (in whole or in part) against loss in respect thereof or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Liability shall not include endorsements of instruments for deposit or collection in the ordinary course of business or player points programs awarded in connection with gaming operations at the Hotel/Casino Facility in the ordinary course of business, in the event such player points programs are determined to constitute Contingent Liabilities.  The amount of any Contingent Liability shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Liability is made or, if not stated or determinable, the reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuation/Conversion Notice” shall mean a notice of continuation of or conversion to a LIBOR Loan and certificate duly executed by an Authorized Officer of Borrower, substantially in the form of that certain exhibit marked “Exhibit D”, affixed hereto and by this reference incorporated herein and made a part hereof.

“Convention Center Property” shall mean that certain real property owned by RSCVA, which is designated by Washoe County Assessor’s Parcel No. 025-011-19 and upon which Reno Sparks Convention Center is situate.

“Convert, Conversion and Converted” shall refer to a Borrowing at or continuation of a particular interest rate basis or conversion of one interest rate basis to another pursuant to Section 2.05(c).

“Credit Agreement” shall mean this Amended and Restated Credit Agreement together with all Schedules and Exhibits attached thereto, executed by and among Borrower, MCRI and Banks setting forth the terms and conditions of the Bank Facilities, which shall fully amend and restate the Existing Credit Agreement, as may be further amended, modified, extended, renewed or restated from time to time.

“Credit Facility” shall mean the agreement of Lenders to fund a reducing revolving line of credit, subject to the terms and conditions set forth in this Credit Agreement and the Revolving Credit Note, up to the Aggregate Commitment as reduced from time to time in accordance with the terms of this Credit Agreement and the Revolving Credit Note.

“Deed of Trust” shall mean collective reference to the Existing Deed of Trust as amended by the First Amendment to Deed of Trust, as it may be further amended, modified, extended, renewed or restated from time to time.

“Default” shall mean the occurrence or non-occurrence, as the case may be, of any event that with the giving of notice or passage of time, or both, would become an Event of Default.

“Default Rate” shall have the meaning set forth in Section 2.11(b).

“Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Credit Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Banking Business Days after notice from Agent Bank.

“Designated Deposit Account” shall mean a deposit account to be maintained by Borrower with Agent Bank, as from time to time designated in writing by an Authorized Officer of Borrower.

“Deteriorating Lender” shall mean (a) a Defaulting Lender or (b) an Unsuitable Lender or (c) a Lender as to which (i) the L/C Issuer or Swingline Lender (as applicable) has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (ii) an entity that controls such Lender has been deemed insolvent or becomes subject to a receivership, bankruptcy or other similar proceeding. For the purpose of this definition, “control” of a Lender shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Disposition” shall have the meaning ascribed to such term in Section 6.09(c).

“Dispute” shall have the meaning set forth in Section 10.14(a).

“Distribution Carryover” shall have the meaning ascribed to such term in Section 6.06(b).

“Distributions” shall mean and collectively refer to any and all cash dividends, loans, management fees, payments, advances or other distributions, fees or compensation of any kind or character whatsoever made by Borrower to or for the benefit of MCRI, any Subsidiary or Affiliate thereof or any member of the Farahi Family Group, but shall not include consideration paid for tangible and intangible assets in an arms length exchange for fair market value, trade payments made and other payments for liabilities incurred in the ordinary course of business or compensation to officers, directors and employees of Borrower in the ordinary course of business.

“Documents” shall have the meaning set forth in Section 10.14(a).

“Dollars” and “$” means the lawful money of the United States of America.

“EBITDA” shall mean with reference to any Person, for any fiscal period under review, the sum of (i) Net Income for that period, less (ii) interest income reflected in such Net Income, less (iii) any extraordinary one-time non-Cash gain reflected in such Net Income, plus (iv) any extraordinary losses on sales of assets and other extraordinary losses and one-time non-Cash charges, plus (v) Interest Expense (including expensed and capitalized) for that period, plus (vi) the aggregate amount of federal and state taxes on or measured by income for that period (whether or not payable during that period), plus (vii) depreciation, amortization and all other non-cash expenses for that period, including, without limitation, non-cash stock option expenses, in each case determined in accordance with GAAP and, in the case of items (iv), (v), (vi) and (vii), only to the extent deducted in the determination of Net Income for that period.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender and (c) any commercial bank having a combined capital and surplus of One Hundred Fifty Million Dollars ($150,000,000.00) or more that is (i) organized under the Laws of the United States of America, any State thereof or the District of Columbia or (ii) organized under the Laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, provided that (A) such bank is acting through a branch or agency located in the United States of America and (B) is otherwise exempt from withholding of tax on interest and delivers Form 1001 or Form 4224 at the time of any assignment, (d) a financial institution which is an accredited investor as defined by the Securities Act of 1934 and is otherwise exempt from withholding tax on interest at the time of any assignment, (e) any other financial institution that meets the requirements set forth in subclauses (c)(i) or (c)(ii) above that (i) has a net worth of One Hundred Fifty Million Dollars ($150,000,000.00) or more, (ii) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Credit Agreement, and (iii) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (f) with respect to such commercial bank or financial institution as described in (a) through (e) above, no finding of unsuitability has been made or determined by any Gaming Authority or the gaming authorities of any other States of the United States of America.

“Environmental Certificate” shall mean the Certificate and Indemnification Regarding Hazardous Substances to be executed by Borrower on or before the Restatement Effective Date as a further inducement to the Banks to establish the Credit Facility, as it may be amended, modified, extended, renewed or restated from time to time.

“Equipment Leases and Contracts” shall mean the executed leases and purchase contracts pertaining to the FF&E wherein Borrower is the lessee or vendee, as the case may be, as set forth on that certain schedule marked “Schedule 4.16”, affixed hereto and by this reference incorporated herein and made a part hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any event of default as defined in Section 7.01 hereof.

“Excess Capital Proceeds” shall have the meaning ascribed to such term in Section 6.09(c) of this Credit Agreement.

“Existing Assignment of Rents” shall mean the Assignment of Entitlements, Contracts, Rents and Revenues executed by Borrower as of February 20, 2004 and recorded February 20, 2004, in the Official Records of Washoe County, Nevada, as Document No. 2996369, whereby Borrower presently assigned to Agent Bank in consideration of the Existing Bank Loan, as it may be amended, modified, extended, renewed or restated from time to time, (reserving a revocable license to retain use and enjoy):  (a) all of its right, title and interest under all Spaceleases and Equipment Leases and Contracts relating to the Hotel/Casino Facility, (b) all of its right, title and interest in and to all permits, licenses and contracts relating to the Hotel/Casino Facility, except Gaming Permits and those permits, licenses and contracts which are unassignable, and (c) all rents, issues, profits, revenues and income from the Real Property and the Hotel/Casino Facility and any other business activity conducted on the Real Property, together with any and all future expansions thereof, related thereto or used in connection therewith.

“Existing Bank Loan” shall have the meaning ascribed to such term in Recital Paragraph B.

“Existing Bank Loan Security Documents” shall mean collective reference to all pledges, security agreements, mortgages, deeds of trust, financing statements and other documents and instruments securing repayment of the Existing Bank Loan.

“Existing Credit Agreement” shall have the meaning ascribed to such term in Recital Paragraph B.

“Existing Deed of Trust” shall mean the Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents executed as of the Closing Date by Borrower in favor of Agent Bank and recorded on February 20, 2004, in the Official Records of Washoe County, Nevada as Document No. 2996368, encumbering the Real Property, the FF&E and other Collateral therein described, for the purpose, among other things, of securing the Existing Bank Loan, as it may be amended, modified, extended, renewed or restated from time to time.

“Existing Lender(s)” shall have the meaning ascribed to such term in Recital Paragraph B.

“Existing Note” shall have the meaning ascribed to such term in Recital Paragraph B.

“Existing Title Insurance Policy” shall mean the ALTA Loan Policy of Title Insurance issued by the Title Insurance Company, as Policy No. G47-2406164, dated as of February 20, 2004, together with the endorsements which were issued concurrently therewith, with such policy and endorsements providing coverage in the aggregate amount of Fifty Million Dollars ($50,000,000.00), insuring the Existing Deed of Trust as a first priority mortgage lien encumbering the Real Property subject only to the exceptions shown therein.

“Existing Trademark Security Agreement” shall mean the Trademark Security Agreement which was executed by Borrower under date of February 20, 2004 for the purpose, among other things, of granting a security interest in favor of Agent Bank in all trademarks, tradenames, copyrights, servicemarks, and interests therein (including, without limitation, licenses) used in connection with the Hotel/Casino Facility, as security for, among other things, Borrower’s payment and performance under the Existing Bank Loan.

“Farahi” shall mean collective reference to John Farahi, Bahram (Bob) Farahi and Behrouz (Ben) Farahi.

“Farahi Family Group” shall mean collective reference to Farahi, Jila Farahi Trust created by agreement dated May 20, 2002, and their respective children, grandchildren, executors, administrators, testamentary trustees, heirs, legatees and beneficiaries.

“Federal Funds Rate” means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor,

“H.15(519)”) for such date opposite the caption “Federal Funds (Effective)”.  If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m., New York City Time, Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any successor, the “Composite 3:30 p.m., New York City Time, Quotation”) for such date under the caption “Federal Funds Effective Rate”.  If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Agent Bank.  For purposes of the Credit Agreement, any change in the Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

“Fee Side Letter” shall mean the Side Letter of Understanding Regarding Fees to be executed by and between Borrower and Agent Bank on or before the Restatement Effective Date concerning payment of the Agent Fees more particularly therein described.

“FF&E” shall mean collective reference to any and all furnishings, fixtures and equipment, including, without limitation, all Gaming Devices and associated equipment, which have been installed or are to be installed and used in connection with the operation of the Hotel/Casino Facility and in connection with any other business operation conducted on the Real Property and those items of furniture, fixtures and equipment which have been purchased or leased or are hereafter purchased or leased by Borrower in connection with the Hotel/Casino Facility and in connection with any other business operation conducted on the Real Property.

“Financial Covenants” shall mean collective reference to the financial covenants set forth in Article VI of this Credit Agreement.

“Financing Statements” shall mean a collective reference to: (i) the UCC-1 Financing Statement filed in the Official Records of Washoe County, Nevada on February 20, 2004, as Document No. 2996370, for the purpose of perfecting the security interest in applicable collateral which was initially granted by the Existing Deed of Trust, together with the UCC Amendment Statement to be filed substantially concurrent with the Restatement Effective Date; and (ii) the UCC-1 Financing Statement filed in the Office of the Nevada Secretary of State on December 17, 2004 under File No. 2004005323-9, together with the UCC Amendment Statement to be filed substantially concurrent with the Restatement Effective Date; all of which perfect the security interest granted to Agent Bank under the Deed of Trust and other Security

Documentation in accordance with requirements of the Nevada Uniform Commercial Code, as such financing statements may be amended, modified, extended, renewed or restated from time to time.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Amendment to Assignment of Rents” shall mean that certain First Amendment to Assignment of Entitlements, Contracts, Rents and Revenues which is to be executed by Borrower and by Agent Bank, on or before the Restatement Effective Date, and is to be recorded in the Official Records of Washoe County, Nevada, concurrently, or substantially concurrent, with the Restatement Effective Date in order to amend the Existing Assignment of Entitlements, Contracts, Rents and Revenues for the purpose, among other things, of reflecting: (i) Borrower’s acquisition of the CC Skybridge Easements; and (ii) the restatement of the Existing Bank Loan and increase in the amount of the Credit Facility as set forth in the Credit Agreement.

“First Amendment to Deed of Trust” shall mean that certain First Amendment to Deed of Trust, Fixture Filing and Security Agreement with Assignment of Rents and Notice of Additional Commitment which is to be executed by Borrower and by Agent Bank, on or before the Restatement Effective Date, and is to be recorded in the Official Records of Washoe County, Nevada, concurrently, or substantially concurrent, with the Restatement Effective Date in order to amend the Existing Deed of Trust for the purpose, among other things, of causing it to additionally encumber the CC Skybridge Easements and confirming that it secures Borrower’s payment and performance under the Credit Facility.

“First Amendment to Trademark Security Agreement” shall mean the First Amendment to Trademark Security Agreement to be executed by Borrower as of the Restatement Effective Date in order to amend the Existing Trademark Security Agreement for the purpose, among other things, of confirming its security for payment and performance of the Bank Facilities and reflecting the increase in the amount of the Credit Facility as set forth in the Credit Agreement.

“Fiscal Quarter” shall mean the consecutive three (3) month periods during each Fiscal Year beginning on January 1, April 1, July 1 and October 1 and ending on March 31, June 30, September 30 and December 31, respectively.

“Fiscal Year” shall mean the fiscal year period beginning January 1 of each calendar year and ending on the following December 31.

“Fiscal Year End” shall mean December 31 of each calendar year.

“Fixed Charge Coverage Ratio” as of the end of any Fiscal Quarter shall mean with reference to the Borrower:

For the Fiscal Quarter under review, together with the most recently ended three (3) preceding Fiscal Quarters, the sum of: (i) Adjusted EBITDA, less (ii) the aggregate amount of Distributions (exclusive of the Distributions made for the purpose of funding Share Repurchases during the Fiscal Quarters ended March 31, 2008 and June 30, 2008) actually paid, without duplication, less (iii) the aggregate amount of actually paid federal and state taxes on or measured by income, less (iv) the aggregate amount of the Maintenance Capital Expenditures, less (v) the aggregate amount expended on the Remodel Projects to be applied as a credit toward the Minimum Maintenance Cap Ex Requirement

Divided by (÷)

The sum of: (i) the aggregate amount of Interest Expense (accrued and capitalized), plus (ii) the aggregate of the Scheduled Reduction Payments actually paid during the period under review, plus (iii) the aggregate of payments required to be made on all other interest bearing Indebtedness, plus (iv) the aggregate of payments required to be made on Capitalized Lease Liabilities, in each instance determined for the Fiscal Quarter under review together with the most recently ended three (3) preceding Fiscal Quarters.

“Funded Outstandings” shall mean the unpaid principal amount outstanding on the Credit Facility as of any given date of determination for Borrowings made thereunder, not including Swingline Outstandings or the amount of any L/C Exposure.

“Funding Date” shall mean each date upon which Lenders fund Borrowings requested by Borrower in accordance with the provisions of Section 2.03 or at the request of Agent Bank pursuant to Section 2.08 or 2.09.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Gaming Devices” shall mean slot machines and other devices which constitute gaming devices and related equipment as defined in Nevada Revised Statute Chapter 463 and Nevada Gaming Commission Regulations by the Nevada Gaming Authorities and Gaming Laws.

“Gaming Laws” shall mean all statutes, rules, regulations, ordinances, codes and administrative or judicial precedents pursuant to which any Gaming Authority possesses regulatory licensing or permit authority over gambling, gaming or casino activities conducted by Borrower at the Hotel/Casino Facility, including the Nevada Gaming Control Act and regulations promulgated thereunder.

“Gaming Permits” shall mean collective reference to every license, permit or other authorization required to own, operate and otherwise conduct gambling, gaming and casino activities at the Hotel/Casino Facility, including, without limitation, all licenses granted by the Nevada Gaming Authorities.

“Gaming Revenues” shall mean all income and revenues of Borrower derived from gaming and gambling activities which are subject to taxation by the Nevada Gaming Authorities.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Authority” or “Governmental Authorities” shall mean any federal, state, regional, county or municipal governmental agency, board, commission, officer or official in the United States of America whose consent or approval is required or whose regulations must be followed as a prerequisite to (i) the continued operation and occupancy of the Real Property and the Hotel/Casino Facility or (ii) the performance of any act or obligation or the observance of any agreement, provision or condition of whatever nature herein contained.

“Gross Revenues” shall mean all income and revenues of Borrower at the Hotel/Casino Facility from all sources.

“Guarantor” shall mean MCRI.

“Guaranty” shall mean the General Continuing Guaranty to be executed by MCRI in favor of the Agent Bank on behalf of Banks, under the terms of which MCRI irrevocably and unconditionally guaranties to Agent Bank on behalf of the Banks the full and prompt payment and performance of all Obligations, a copy of the form of which is marked “Exhibit I”, affixed hereto and by this reference incorporated herein and made a part hereof, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

“Hazardous Materials Laws” shall have the meaning ascribed to such term in the Environmental Certificate.

“Hedge Termination Value” shall mean, in respect of any one or more Interest Rate Hedges, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Hedges, (a) for any date on or after the date such Interest Rate Hedges have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Interest Rate Hedges, as determined by the Agent Bank based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Hedges which may include any Lender.

“Hotel/Casino Facility” shall mean collective reference to the Real Property, the improvements located thereon and the hotel and casino business and related activities conducted on the Real Property.

“Hotel/Casino Property” shall mean that certain real property more particularly described on that certain schedule marked “Schedule A”, affixed hereto and by this reference incorporated herein and made a part hereof, and the CC Skybridge Peckham Lane Entitlements.

“Indebtedness” of any Person includes all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person’s balance sheet as liabilities, but in any event including liabilities for borrowed money or other liabilities secured by any lien existing on property owned or acquired by such Person, or a Subsidiary thereof (whether or not the liability secured thereby shall have been assumed), obligations which have been or under GAAP should be capitalized for financial reporting purposes, the face amount of all Letters of Credit issued for the account of such Person, the Hedge Termination Value (if negative) with respect to all Interest Rate Hedges of such Person and all guaranties, endorsements, and other contingent obligations with respect to Indebtedness of others, including, but not limited to, any obligations to acquire any of such Indebtedness, to purchase, sell, or furnish property or services primarily for the purpose of enabling such other Person to make payment of any of such Indebtedness, or otherwise to assure the owner of any of such Indebtedness against loss with respect thereto.

“Intangibles” shall mean the aggregate goodwill, trademarks, patents, organizational expense and other similar intangible items of the Borrower determined in accordance with GAAP.

“Interest Expense” shall mean with respect to any Person, as of the last day of any fiscal period under review, the sum of (i) all interest, fees, charges and related expenses paid or payable (without duplication but including capitalized interest) for that fiscal period by such Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP, plus (ii) the portion of the up front costs and expenses for Interest Rate Hedges (to the extent not included in (i)) fairly allocated to such interest rate hedges as expenses for such period, plus (iii) the portions of Capital Lease Liabilities paid or payable with respect to such period that should be treated as interest in accordance with GAAP.

“Interest Period(s)” shall have the meaning set forth in Section 2.05(d) of the Credit Agreement.

“Interest Rate Hedges” shall mean, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements, basis swap, forward rate agreement and interest collar or floor agreements and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Interest Rate Option” shall have the meaning ascribed to such term in Section 2.05(b) of the Credit Agreement.

“Investment” shall mean, when used in connection with any Person: (i) any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person, (ii) any Acquisition, and (iii) any other item that is or would be classified as an investment on a balance sheet of such Person prepared in accordance with GAAP, as in effect as of the Restatement Effective Date.  The amount of any Investment shall be the amount actually invested without adjustment for subsequent increases or decreases in the value of such Investment.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, rules, regulations, ordinances, codes and administrative or judicial precedents.

“L/C Agreement(s)” shall mean collective reference to the Application and Agreement for Standby Letter of Credit and Application for Commercial Letter of Credit and addendum(s) thereto executed by an Authorized Officer of Borrower in favor of L/C Issuer in L/C Issuer’s standard form, setting forth the terms and conditions upon which L/C Issuer shall issue a Letter(s) of Credit, as the same may be amended or modified from time to time.

“L/C Exposure” shall mean the aggregate amount which L/C Issuer may be required to fund or is contingently liable for disbursement under all issued and outstanding Letter(s) of Credit, which amount shall be determined by subtracting from the aggregate of the Stated Amount of each such Letter(s) of Credit (to the extent such Letter of Credit is not secured by Cash deposited into the Cash Collateral Account and subject to the Cash Collateral Pledge Agreement), the principal amount of all L/C Reimbursement Obligations which have accrued and have been fully satisfied as of each date of determination.

“L/C Facility” shall mean the agreement of L/C Issuer to issue Letters of Credit subject to the terms and conditions and up to the maximum amounts and duration as set forth in Section 2.09 of the Credit Agreement.

“L/C Fee” shall have the meaning set forth in Section 2.10(c) of the Credit Agreement.

“L/C Issuer” shall mean WFB in its capacity as the issuer of Letters of Credit under the L/C Facility.

“L/C Reimbursement Obligation(s)” shall mean the obligation of Borrower to reimburse L/C Issuer for amounts funded or disbursed under a Letter(s) of Credit, together with accrued interest thereon.

“Lender” shall mean individual reference and “Lenders” shall mean collective reference to WFB and any other bank, finance company, insurance company or other financial institution which is or becomes a party to this Credit Agreement by execution of a counterpart signature page hereto or an Assignment and Assumption Agreement, as assignee.  At all times that there are no Lenders other than WFB, the terms “Lender” and “Lenders” means WFB in its individual capacity.  With respect to matters requiring the consent to or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders”.

“Lender Reply Period” shall have the meaning set forth in Section 9.10(d).

“Letter(s) of Credit” shall mean collective reference to the Standby Letter(s) of Credit and/or Commercial Letter(s) of Credit, as the case may be, issued by L/C Issuer on behalf of Borrower, as the same may be extended, renewed or reissued from time to time.

“Liabilities” shall mean the total liabilities of the Borrower in accordance with GAAP.

“Liabilities and Costs” means all claims, judgments, liabilities, obligations, responsibilities, losses, damages (including lost profits), punitive or treble damages, costs, disbursements and expenses (including, without limitation, reasonable attorneys’, experts’ and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, absolute or contingent, past, present or future.

“LIBO Rate” means, relative to any LIBOR Loan Interest Period for any LIBOR Loan included in any Borrowing, the per annum rate (reserve adjusted as hereinbelow provided) of interest quoted by Agent Bank, at which Dollar deposits in immediately available funds are offered to Agent Bank by leading banks in the London interbank market at approximately 11:00 a.m. London, England time two (2) Banking Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount equal or comparable to the LIBOR Loan to which such Interest Period relates.  The foregoing rate of interest shall be reserve adjusted by dividing the applicable LIBO Rate by one (1.00) minus the LIBOR Reserve Percentage, with such quotient to be rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%).  All references in this Credit Agreement or other Loan Documents to a LIBO Rate include the aforesaid reserve adjustment.

“LIBOR Loan” shall mean each portion of the total unpaid principal under the Credit Facility which bears interest at a rate determined by reference to the LIBO Rate plus the Applicable Margin.

“LIBOR Reserve Percentage” means, relative to any Interest Period for LIBOR Loans made by any Lender, the reserve percentage (expressed as a decimal) equal to the actual aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transactional adjustments or other scheduled changes in reserve requirements) announced within Agent Bank as the reserve percentage applicable to Agent Bank as specified under regulations issued from time to time by the Federal Reserve Board.  The LIBOR Reserve Percentage shall be based on Regulation D of the Federal Reserve Board or other regulations from time to time in effect concerning reserves for “Eurocurrency Liabilities” from related institutions as though Agent Bank were in a net borrowing position.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan Documents” shall mean collective reference to the Credit Agreement, the Revolving Credit Note, the Swingline Note, Notices of Borrowing, Continuation/Conversion Notices, Notices of Swingline Advance, L/C Agreements, the Security Documentation, Cash Collateral Pledge Agreement, the Environmental Certificate and all other documents and instruments which may hereafter be executed and delivered by or on behalf of Borrower or any other Person in connection with the Credit Facility for the benefit of Banks or Agent Bank on behalf of the Lenders, the Swingline Lender and/or the L/C Issuer, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

“Maintenance Capital Expenditures” shall mean collective reference to Capital Expenditures made to or for the benefit of or for use in connection with the Hotel/Casino Facility which are for the purpose of maintaining, repairing and/or replacing existing assets of the Borrower; provided, however, that Maintenance Capital Expenditures shall not include Fourteen Million Two Hundred Seventy-Five Thousand Dollars ($14,275,000.00) in remodel expenses during the 2008 and 2009 Fiscal Years, up to and including the Two Million Five Hundred Thousand Dollars ($2,500,000.00) for demolition of the motor lodge, which may take place in either the 2009 or in the 2010 Fiscal Year as shown on the Schedule of Remodel Projects, Schedule 6.04 affixed hereto.

“Mandatory Commitment Reduction(s)” shall mean a permanent reduction of the Aggregate Commitment which shall be made from time to time as may be required under Sections 5.12, 6.07(h), 6.09(c) and/or 8.02.

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Change” shall mean: (i) any set of circumstances of events which, other than with respect to the Representations and Warranties set forth in Article IV of the Credit Agreement which shall be construed to be applicable to circumstances and events existing both as of the Restatement Effective Date (or such earlier date as may be referenced in each particular provision) and subsequent to the Restatement Effective Date, are not in existence as of the Restatement Effective Date, which are material and adverse to (a) the Collateral or (b) the condition (financial or otherwise) or business operations of the Borrower taken as a whole, or (c) the ability of any of the Lenders to enforce any of their material rights or remedies under any of the Loan Documents, or (ii) any events or changes, which, other than with respect to the Representations and Warranties set forth in Article IV of the Credit Agreement which shall be construed to be applicable to events and changes existing both as of the Restatement Effective Date (or such earlier date as may be referenced in each particular provision) and subsequent to the Restatement Effective Date, are not in existence as of the Restatement Effective Date and which have or result in a material adverse effect upon (a) the priority of the security interests granted to Agent Bank, (b) the validity of any of the Loan Documents, which is not promptly cured or corrected to the reasonable satisfaction of Agent Bank, as provided in Section 5.13 or (c) the use, occupancy or operation of the Hotel/Casino Facility taken as a whole, except during periods of repair or replacement as provided under Section 8.02.

“Maturity Date” shall mean January 20, 2012.

“Maximum Availability” shall mean the Aggregate Commitment less the Aggregate Outstandings.

“MCRI” shall mean Monarch Casino & Resort, Inc., a Nevada corporation, without regard to any of its Subsidiaries unless otherwise specifically indicated.

“MCRI Consolidation” shall mean MCRI and its Subsidiaries on a consolidated basis.

“MCRI Corporate Overhead Allocation” shall mean for any fiscal period, all costs and expenses of MCRI or any Affiliate of MCRI which are paid by Borrower or which are paid by Distributions made by Borrower to MCRI or such Affiliate of MCRI.

“Net Income” shall mean with respect to any Person for any fiscal period, the net income of such Person during such fiscal period determined in accordance with GAAP.

“Net Proceeds” shall mean the aggregate Capital Proceeds received by the Borrower in Cash or Cash Equivalent in respect of any partial or total condemnation or destruction of any part of the Collateral or any sale, transfer, conveyance or disposition of FF&E, net of: (i) the direct costs relating to such sale, transfer, conveyance or disposition of FF&E, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such sale, transfer, conveyance or disposition of FF&E, and (iii) any reserve for adjustment in respect of the sale price of such FF&E or liabilities associated with such sale, transfer, conveyance or disposition of FF&E and retained by the Borrower.

“Nevada Gaming Authorities” shall mean, without limitation, the Nevada Gaming Commission and the State Gaming Control Board and any other applicable governmental or administrative state or local agency involved in the regulation of gaming and gaming activities conducted by the Borrower in the State of Nevada.

“Non-Consenting Lender” shall have the meaning ascribed to such term in Section 10.01.

“Non Pro Rata Borrowing” means a Borrowing with respect to which fewer than all Lenders have funded their respective Pro Rata Shares of such Borrowing and the failure of the non-funding Lender or Lenders to fund its or their respective Pro Rata Shares of such Borrowing constitutes a breach of this Credit Agreement.

“Notes” shall mean collective reference to the Revolving Credit Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.03.

“Notice of Swingline Advance” shall have the meaning set forth in Section 2.08(b).

“Obligations” means, from time to time, all Indebtedness of Borrower owing to Agent Bank, any Lender or any Person entitled to indemnification pursuant to Section 5.14, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Credit Agreement or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.  The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable fees and disbursements of expert witnesses and other consultants, and any other sum now or hereinafter chargeable to Borrower under or in connection with Credit Agreement or any other Loan Document.  Notwithstanding the foregoing definition of “Obligations”, Borrower’s obligations under any environmental indemnity agreement constituting a Loan Document, or any environmental representation, warranty, covenant, indemnity or similar provision in this Credit Agreement or any other Loan Document, shall be secured by the Collateral only to the extent, if any, specifically provided in the Security Documentation.

“Participant Cash Collateralization” shall mean to pledge and deposit with or deliver to the Agent Bank Cash or deposit account balances, for the benefit of the L/C Issuer and/or the Swingline Lender, as applicable, as collateral subject to a first priority, perfected security interest securing the obligations of a Deteriorating Lender, in an amount equal to all or a portion of such Deteriorating Lender’s Pro Rata Share of risk participation in Swingline Advances or all or a portion of a Deteriorating Lender’s Pro Rata Share of L/C Exposure, in each case pursuant to documentation in form and substance satisfactory to the Agent Bank and the L/C Issuer or Swingline Lender, as applicable (which documents are hereby consented to by the Lenders.)

“Pedestrian Crossing” shall mean the elevated pedestrian crossing which is constructed between the Hotel/Casino Property and the V/P Property which includes, among other things, a restaurant, bar, gaming space and other public areas.

“Pedestrian Crossing Air Space” shall mean that portion of the airspace between the Hotel/Casino Property and the V/P Property within which the Pedestrian Crossing is constructed.

“Pedestrian Crossing Air Space License” shall mean that certain Application and Permit for Occupancy of Nevada Department of Transportation Right of Way, which was issued to Borrower by the State of Nevada Department of Transportation, under Permit Number 2-28-97, for the purpose of authorizing Borrower’s construction and use of the Pedestrian Crossing within the Pedestrian Crossing Air Space.

“Pension Plan” means any “employee pension benefit plan” that is subject to Title IV of ERISA and which is maintained for employees of Borrower or any of its ERISA Affiliates.

“Permitted Encumbrances” shall mean, at any particular time, (i) liens for taxes, assessments or governmental charges not then due and payable or not then delinquent, (ii) statutory liens for labor and/or materials and liens for taxes, assessments or governmental charges the validity of which, in either instance, are being contested in good faith by Borrower by appropriate proceedings, and as provided in Sections 5.03 and 5.10 hereof, respectively, provided that, Borrower shall have maintained adequate reserves in accordance with GAAP for payment of same, (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv) leases or subleases granted to others (including, without limitation, any Subsidiary) not interfering in any material respect with the ordinary conduct of the business of the Hotel/Casino Facility; (v) liens created or contemplated by the Security Documents, (vi) the liens, encumbrances and restrictions on the Real Property, FF&E and existing improvements which are shown as exceptions on Schedule B of the Title Policy to be issued by Title Insurance Company as of the Restatement Effective Date, (vii) liens consented to in writing by Agent Bank upon the approval of Requisite Lenders, (viii) liens of legally valid capital leases and purchase money security interests for FF&E to the extent permitted by Section 6.08(c), and (ix) each and every easement, license, restriction or right-of-way that (A) is hereafter granted to any Governmental Authority or public utility providing services to the Real Property or (B) does not interfere in any material respect with the business operation of the Hotel/Casino Facility; and (x) judgment liens, writs, warrants, levies, distraints, attachments and other similar process which do not constitute an Event of Default.

“Person” means an individual, firm, corporation, limited liability company, trust, association, partnership, joint venture, tribunal or other entity.

“Platform” shall have the meaning ascribed to such term in Section 10.03(a).

“Policies of Insurance” shall mean the insurance to be obtained and maintained by Borrower throughout the term of this Credit Agreement as provided by Section 5.09 herein.

“Prime Rate” means at any time, and from time to time, the rate of interest most recently announced within WFB at its principal office in San Francisco, California, as its “Prime Rate”, with the understanding that WFB’s “Prime Rate” is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans and extensions of credit making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as WFB may designate.  Each change in the Prime Rate shall be effective on the day the change is announced within WFB.

“Principal Prepayments” shall have the meaning set forth in Section 2.07(a) of this Credit Agreement.

“Pro Rata” or “Pro Rata Share” shall mean, with respect to any Lender, a percentage equal to such Lender’s Syndication Interest in the Credit Facility as set forth on the Schedule of Lenders’ Proportions in Credit Facility.

“Protective Advance” means all sums expended as reasonably determined by Agent Bank to be necessary to: (a) protect the priority, validity and enforceability of the Security Documentation on, and security interests in, any Collateral and the instruments evidencing or securing the Obligations, or (b) prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value), or (c) protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in accordance with Section 10.20 or post-foreclosure ownership, maintenance, operation or marketing of any Collateral.

“Purchasing Lender” shall have the meaning ascribed to such term in Section 10.01.

“Qualified Appraisal” shall mean reference to an appraisal or appraisals of the Hotel/Casino Facility and Collateral, or any portion thereof, acceptable to Agent Bank, prepared at Borrower’s expense in compliance with FIRREA by an appraiser acceptable to Agent Bank, with sufficient copies delivered to Agent Bank for distribution to each of the Lenders.

“Rate Adjustment Date” shall mean June 1, 2009 and thereafter the first (1st) day of the third (3rd) month immediately following each Fiscal Quarter end.

“Real Property” shall mean collective reference to the Hotel/Casino Property, the Pedestrian Crossing Airspace, the V/P Property and the CC Skybridge Easements; provided, however, that in the event the V/P Property, or any portion thereof, is released as Collateral pursuant to the provisions of Section 5.22 of this Credit Agreement, the term  “Real Property” shall thereafter mean only the Hotel/Casino Property, the Pedestrian Crossing Airspace, CC Skybridge Easements and that portion of the V/P Property not released.

“Reduction Date(s)” shall mean, subject to the effect of Section 2.01(e), reference to each date or the dates, as the context may require, upon which the Aggregate Commitment is reduced by a Scheduled Reduction as set forth on the Aggregate Commitment Reduction Schedule.

“Related Entities” shall mean collective reference to all stockholders, Affiliates and Subsidiaries of the Borrower.

“Remodel Projects” shall mean the Remodel Projects shown on the Schedule of Remodel Projects.

“Replacement Note(s)” shall have the meaning set forth in Section 2.05(i) of the Credit Agreement.

“Reportable Event” shall mean any of the events described in Section 4043(b) of ERISA, other than an event for which the thirty (30) day notice requirement is waived by regulations.

“Requisite Lenders” means, as of any date of determination prior to the occurrence of an Event of Default, Lenders holding Syndication Interests equal to or in excess of fifty percent (50.0%) of the Credit Facility; and at all times during which an Event of Default has occurred and remains continuing, Lenders holding a percentage in excess of fifty percent (50.0%) of the Funded Outstandings; provided that, (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (ii) notwithstanding the foregoing, at all times when two or more Lenders are party to this Credit Agreement, the term Requisite Lenders shall in no event mean less than two (2) Lenders.

“Restatement Effective Date” shall mean the date upon which: (i) each condition precedent required under Article IIIA of this Credit Agreement has been satisfied by Borrower or waived by Agent Bank and (ii) the Security Documentation Amendments have been filed and/or recorded in accordance with and in the manner required by the Closing Instructions, or such other date as to which Agent Bank and Borrower agree in writing.

“Revolving Credit Note” shall mean the Amended and Restated Revolving Credit Note, a copy of which is marked “Exhibit A”, affixed hereto and by this reference incorporated herein and made a part hereof, to be executed by Borrower on the Restatement Effective Date, payable to the order of Agent Bank on behalf of the Lenders, evidencing the Credit Facility, as may be amended, modified, extended, renewed, restated or replaced in whole or in part from time to time, including, without limitation, each Replacement Note or Replacement Notes issued to one or more of the Lenders on or after the Restatement Effective Date pursuant to Section 2.05(i) evidencing the respective Syndication Interest of such Lender or Lenders.

“Revolving Credit Period” shall mean the period commencing on the Restatement Effective Date and terminating on the Maturity Date.

“RSCVA” shall mean the Reno Sparks Convention and Visitors Authority, a political subdivision of the County of Washoe, State of Nevada.

“Schedule of Lenders’ Proportions in Credit Facility” shall mean the Schedule of Lenders’ Proportions in Credit Facility, a copy of which is marked “Schedule 2.01(a)”, affixed hereto and by this reference incorporated herein and made a part hereof, setting forth the respective Syndication Interest and maximum amount to be funded under the Credit Facility by each Lender, as the same may be amended, modified or restated from time to time in connection with an Assignment and Assumption Agreement.

“Schedule of Remodel Projects” shall mean the Schedule of Remodel Projects, a copy of which is set forth as Schedule 6.04, affixed hereto and by this reference incorporated herein and made a part hereof, setting forth a line item breakdown and cost estimate for each of the remodel projects components.

“Schedule of Significant Litigation” shall mean the Schedule of Significant Litigation, a copy of which is set forth as Schedule 3.18, affixed hereto and by this reference incorporated herein and made a part hereof, setting forth the information described in Section 3.18 with respect to each Significant Litigation.

“Scheduled Reduction Payment” shall mean for any Fiscal Quarter, the amount, if any, by which the highest amount of Aggregate Outstandings during such Fiscal Quarter exceeds the amount of the Aggregate Commitment as reduced by any Scheduled Reduction required to be made to such Aggregate Commitment at the end of such Fiscal Quarter.

“Scheduled Reductions” shall mean, subject to the effect of Section 2.01(e), the amount by which the Aggregate Commitment is reduced on each Reduction Date as set forth on the Aggregate Commitment Reduction Schedule.

“Secured Interest Rate Hedge(s)” shall mean any Interest Rate Hedge entered into between Borrower and any Lender, or Affiliate of any Lender, which is secured by the Security Documentation.

“Security Documentation” shall mean collective reference to the Deed of Trust, Assignment of Rents and all other documents, instruments or agreements which are executed or delivered by or on behalf of Borrower and accepted by Agent Bank, on behalf of the Lenders, as security for payment of the Bank Facilities.

“Security Documentation Amendments” shall mean collective reference to the First Amendment to Deed of Trust, the First Amendment to Assignment of Entitlements, Contracts, Rents and Revenues and the First Amendment to Trademark Security Agreement.

“Share Repurchases” shall mean the purchase of shares of any class of stock, option, right or other equity interest, whether voting or non-voting of MCRI by MCRI.

“Significant Litigation” shall mean each action, suit, proceeding, litigation and controversy involving Borrower involving claims in excess of Two Million Dollars ($2,000,000.00) or which if determined adverse to the interests of Borrower could result in a Material Adverse Change.

“Spaceleases” shall mean the executed leases and concession agreements pertaining to the Hotel/Casino Facility, or any portion thereof, wherein Borrower is the lessor, as set forth on that certain schedule marked “Schedule 4.15”, affixed hereto and by this reference incorporated herein and made a part hereof.

“Standby Letter(s) of Credit” shall mean a letter or letters of credit issued by L/C Issuer pursuant to Section 2.09 of the Credit Agreement for the purpose of securing payment or performance of a financial obligation of Borrower, other than in connection with the payment for goods, equipment or materials.

“Stated Amount” shall mean the maximum amount which L/C Issuer may be required to disburse to the beneficiary(ies) of a Letter(s) of Credit under the terms thereof.

“Stated Expiry Date(s)” shall mean the date set forth on the face of a Letter(s) of Credit as the date when all obligations of L/C Issuer to advance funds thereunder will terminate, as the same may be extended from time to time.

“Subsidiary” shall mean, on the date in question, any Person of which an aggregate of 50% or more of the stock of any class or classes (or equivalent interests) is owned of record or beneficially, directly or indirectly, by another Person and/or any of its Subsidiaries, if the holders of the stock of such class or classes (or equivalent interests) (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of such Person, whether or not the right so to vote exists by reason of the happening of a contingency.

“Swingline Advance” shall mean each advance made by Swingline Lender to Borrower under the Swingline Facility.

“Swingline Facility” shall mean the agreement of Swingline Lender to make Swingline Advances to Borrower subject to the terms and conditions and up to the maximum amounts and for the duration as set forth in Section 2.08 of this Credit Agreement.

“Swingline Lender” shall have the meaning set forth in the Preamble of this Credit Agreement.

“Swingline Note” shall mean the Swingline Note, a copy of which is marked “Exhibit B”, affixed hereto and by this reference incorporated herein and made a part hereof, to be executed by Borrower on the Restatement Effective Date, payable to the order of Swingline Lender evidencing the Swingline Facility.

“Swingline Outstandings” shall mean the aggregate amount of all outstanding and unpaid Swingline Advances as of each date of determination.

“Swingline Settlement Date” shall mean the second (2nd) Thursday following each Swingline Advance, or if such date is not a Banking Business Day, the next occurring Banking Business Day.

“Syndication Interest” shall mean the proportionate interest of each Lender in the Aggregate Commitment as set forth on the Schedule of Lenders’ Proportions in Credit Facility, as the same may be amended or restated from time to time.

“Tangible Net Worth” shall mean Assets, excluding Intangibles, less Liabilities.

“Title Endorsements” shall mean collective reference to the following endorsements, which shall be issued to the Existing Title Insurance Policy by the Title Insurance Company, as of the Restatement Effective Date, in accordance with the Closing Instructions: (i) Modification and Additional Advance Endorsement (Commonwealth Special 254) increasing coverage under the Existing Title Insurance Policy to Sixty Million Dollars ($60,000,000.00) and providing assurances that, among other things, the Existing Deed of Trust has been validly amended by the First Amendment to Deed of Trust; and (ii) such other endorsements as may be requested by Agent Bank; all of which shall be in a form and substance acceptable to Agent Bank.

“Title Insurance Company” shall mean Lawyers Title Insurance Company, and its issuing agent, Western Title Company, Inc., with offices located at 241 Ridge Street, Reno, Nevada, together with such reinsurers with direct access as are requested by Agent Bank or other title insurance company or companies as may be acceptable to Agent Bank.

“Total Funded Debt” shall mean with reference to the Borrower for any period the Aggregate Outstandings as of the last day of the period under review, plus the total as of the last day of such period of both the long-term and current portions (without duplication) of all other interest bearing Indebtedness, Contingent Liabilities and Capitalized Lease Liabilities.

“Total Leverage Ratio” as of the end of any Fiscal Quarter shall mean the ratio resulting by dividing (a) Total Funded Debt as of the end of the Fiscal Quarter under review by (b) the sum of Adjusted EBITDA for the Fiscal Quarter under review plus Adjusted EBITDA for each of the most recently ended three (3) preceding Fiscal Quarters.

“Trademark Security Agreement” shall mean collective reference to the Existing Trademark Security Agreement as amended by the First Amendment to Trademark Security Agreement, as it may be further amended, modified, extended, renewed or restated from time to time.

“UCC Amendment Statements” shall mean UCC Financing Statement Amendment forms to be filed in the office of the Nevada Secretary of State and in the office of the Washoe County Recorder for the purpose of causing Exhibit B to each of the Financing Statements to additionally include the air space and real property within, and upon, which the CC Skybridge is situate.

“Unsuitable Lender” shall have the meaning set forth in Section 10.10(d).

“Village Shopping Center” shall mean the shopping center known as “The Village” and formerly known as the Sierra Marketplace Shopping Center, located at the southeast corner of Virginia Street and Moana Lane, Reno, Nevada, that is owned by BLILP, a portion of which is the subject of the Adjacent Driveway Lease.

“Voluntary Permanent Reduction” shall have the meaning set forth in Section 2.01(c).

“V/P Property” shall mean the real property more particularly described on that certain schedule marked “Schedule B”, affixed hereto and by this reference incorporated herein and made a part hereof.

“WFB” shall mean Wells Fargo Bank, National Association.

Section 1.02.          Interpretation and Construction.  In this Credit Agreement, unless the context otherwise requires:

(a)        Articles and Sections mentioned by number only are the respective Articles and Sections of this Credit Agreement as so numbered;

(b)        Words importing a particular gender mean and include every other gender, and words importing the singular number mean and include the plural number and vice versa;

(c)        All times specified herein, unless otherwise specifically referred, shall be the time in San Francisco, California;

(d)        Any headings preceding the texts of the several Articles and Sections of this Credit Agreement, and any table of contents or marginal notes appended to copies hereof, shall be solely for convenience of reference and shall not constitute a part of this Credit Agreement, nor shall they affect its meaning, construction or effect;

(e)        If any clause, definition, provision or Section of this Credit Agreement shall be determined to be apparently contrary to or conflicting with any other clause, definition, provision or Section of this Credit Agreement then the clause, definition, provision or Section containing the more specific provisions shall control and govern with respect to such apparent conflict.  The parties hereto do agree that each has contributed to the drafting of this Credit Agreement and all Loan Documents and that the provisions herein contained shall not be construed against either Borrower or Lenders as having been the person or persons responsible for the preparation thereof;

(f)         The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms as used in the Credit Agreement refer to this Credit Agreement; the term “heretofore” means before the date of execution of this Credit Agreement; and the term “hereafter” means after the date of the execution of this Credit Agreement;

(g)        All accounting terms used herein which are not otherwise specifically defined shall be used in accordance with GAAP;

(h)        If any clause, provision or Section of this Credit Agreement shall be ruled invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any of the remaining provisions hereof; and

(i)         Each reference to this Credit Agreement or any other Loan Document or any of them, as used in this Credit Agreement or in any other Loan Document, shall be deemed a reference to this Credit Agreement or such Loan Document, as applicable, as the same may be amended, modified, supplemented, replaced, renewed or restated from time to time.

Section 1.03.          Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Credit Agreement shall have such meanings when used in the Notes and in each Loan Document and other communication delivered from time to time in connection with this Credit Agreement or any other Loan Document.

Section 1.04.          Cross-References.  Unless otherwise specified, references in this Credit Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Credit Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

Section 1.05.          Exhibits and Schedules.  All Exhibits and Schedules to this Credit Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

ARTICLE II

AMOUNT, TERMS AND SECURITY OF THE BANK FACILITIES

Section 2.01.          The Credit Facility.

(a)        Subject to the conditions and upon the terms hereinafter set forth and in accordance with the terms and provisions of the Revolving Credit Note, on and after the Restatement Effective Date Lenders severally agree in the proportions set forth on the Schedule of Lenders’ Proportions in Credit Facility to lend and advance Borrowings to Borrower, up to the Aggregate Commitment in the initial amount of Sixty Million Dollars ($60,000,000.00), subject to increase by up to an additional Fifteen Million Dollars ($15,000,000.00) as provided in Section 2.01(e) hereinbelow, in such amounts as Borrower may request by Notice of Borrowing duly executed by an Authorized Officer and delivered to Agent Bank from time to time as provided in Section 2.03.

(b)        Subject to the uses and purposes set forth in Section 2.02, on and after the Restatement Effective Date Borrower may borrow, repay and reborrow the Borrowings up to the Available Borrowings from time to time.  Provided, however, amounts of Funded Outstandings bearing interest with reference to a LIBO Rate shall be subject to Breakage Charges incident to prepayment.  The Credit Facility shall be for a term commencing on the Restatement Effective Date and terminating on the Maturity Date.  In no event shall any Lender be liable to fund any amounts under the Credit Facility in excess of its respective Syndication Interest in any Borrowing.

(c)        Notwithstanding the Scheduled Reductions to the Aggregate Commitment as set forth on the Aggregate Commitment Reduction Schedule, Borrower may voluntarily further reduce the Aggregate Commitment from time to time (a “Voluntary Permanent Reduction”) on the following conditions:

(i)         that each such Voluntary Permanent Reduction be in the minimum amount of Five Hundred Thousand Dollars ($500,000.00) and in increments of Fifty Thousand Dollars ($50,000.00) and made in writing by an Authorized Officer of Borrower, effective on the third (3rd) Banking Business Day following receipt by Agent Bank; and

(ii)        that each such Voluntary Permanent Reduction shall be irrevocable and a permanent reduction to the Aggregate Commitment.

(d)        In the event any Scheduled Reduction, Voluntary Permanent Reduction or Mandatory Commitment Reduction reduces the Aggregate Commitment to less than the sum of the Funded Outstandings, the Borrower shall immediately, cause the Funded Outstandings to be reduced by such amount as may be necessary to cause the Funded Outstandings to be equal to or less than the Aggregate Commitment.  No Voluntary Permanent Reduction or Mandatory Commitment Reductions shall relieve or otherwise defer the making of each Scheduled Reduction on each Reduction Date.

(e)        Commitment Increase.  Borrower may, by written notice to the Agent Bank and the Lenders, increase the Aggregate Commitment by up to an additional Fifteen Million Dollars ($15,000,000.00) (the actual amount of such increase to the Aggregate Commitment being herein referred to as the “Commitment Increase”); provided that (i) no Default or Event of Default has occurred and remain continuing, (ii) no more than two (2) Commitment Increases may be made during the term of the Credit Facility and in no case shall the total of such Commitment Increases exceed Fifteen Million Dollars ($15,000,000.00) in the aggregate, (iii) the obligation to fund the Commitment Increase is assumed by a Lender or Lenders then party to this Credit Agreement or (after having first offered the Commitment Increase to the Lenders then party to the Credit Agreement) by a Person or Persons that are Eligible Assignees, in each case acceptable to Borrower and, in the latter case, reasonably acceptable to the Agent Bank, and in each instance evidenced in writing by execution of an Assumption and Consent Agreement in the form of Exhibit L attached hereto, executed by each such assuming Lender or Eligible Assignee, Agent Bank and Borrower, provided that no Lender shall have any obligation to increase its Syndication Interest in effect as of the Restatement Effective Date, (iv) each such assuming Lender or Eligible Assignee concurrently purchases a Pro Rata Share of the Funded Outstandings from the Lenders party to the Credit Agreement (and each Lender hereby agrees to sell the appropriate proportion of its Pro Rata Share at par value to such assuming Lender or Eligible Assignee) that is equivalent to the increased new Pro Rata Share of each such assuming Lender or Eligible Assignee after giving effect to the Commitment Increase and such Lender’s Syndication Interest in the Aggregate Commitment, (v) Borrower pays Agent Bank any amount owing under Section 2.07(c) and any fees owing to the Agent Bank or to the assuming Lenders or Eligible Assignees committing to fund the Commitment Increase based upon negotiations made in connection with the funding of the Commitment Increase, (vi) the Commitment Increase shall not increase the Pro Rata Share of the Aggregate Commitment and the Pro Rata Share of the amount of the Funded Outstandings held by any other Lender absent the express written consent of that Lender, (vii) the Commitment Increase shall not be available for advance by Lenders until each condition precedent set forth in Sections 3.24 through 3.31 of Article III C shall have occurred and been fully satisfied, and (viii) no more than Five Million Dollars ($5,000,000.00) of the Commitment Increase shall be available to Borrower for funding prior to the sixth (6th) month anniversary of the Restatement Effective Date.  Giving effect to the Commitment Increase and purchase of Pro Rata Shares of the Funded Outstandings, adjustments shall be made to the Pro Rata Shares of the Lenders in the Aggregate Commitment and the Pro Rata Shares of Funded Outstandings such that the Pro Rata Shares of each Lender in the Aggregate Commitment shall be identical to its Pro Rata Share of the Funded Outstandings.  The Agent Bank shall promptly thereafter prepare and circulate to Borrower and the Banks a revised Schedule of Lenders’ Proportions in Credit Facility reflecting such increased Aggregate Commitment and the revised Pro Rata Shares of the Lenders in the Credit Facility, and such revised Schedule of Lenders’ Proportions in Credit Facility shall supersede and replace the then existing Schedule of Lenders’ Proportions in Credit Facility.

Section 2.02.          Use of Proceeds of the Credit Facility.  Available Borrowings shall be used for the purposes of:

(a)        On the Restatement Effective Date (collectively the “Closing Disbursements”):

(i)         reimbursing the Existing Lenders for their respective pro rata shares of all loans, advances, accrued interest, fees and other obligations outstanding under the Existing Bank Loan as of the Restatement Effective Date; and

(ii)        paying in full the fees due Agent Bank as set forth in the Fee Side Letter, the costs, fees and expenses of Title Company incurred in connection with the issuance of the Title Policy Endorsements, the reasonable costs, fees and expenses of Henderson & Morgan, LLC, attorneys for Agent Bank, and insurance consultants retained by them incurred to the Restatement Effective Date.

(b)        During the Revolving Credit Period:

(i)         funding working capital needs and general corporate purposes of the Borrower relating to the Hotel/Casino Facility;

(ii)        funding ongoing Capital Expenditure requirements of the Borrower relating to the Hotel/Casino Facility; and

(iii)       funding repayment of Swingline Advances as provided in Section 2.08.

Section 2.03.          Notice of Borrowings.

(a)        An Authorized Officer of Borrower may give Agent Bank, no later than 11:00 a.m. on any Banking Business Day at Agent Bank’s office specified in Section 2.07, three (3) full Banking Business Days prior written notice in the form of the Notice of Borrowing (“Notice of Borrowing”), a copy of which is marked “Exhibit C”, affixed hereto and by this reference incorporated herein and made a part hereof, for each proposed Borrowing to be made with reference to a LIBO Rate and at least one (1) full Banking Business Days prior notice for all other Borrowings, specifying the date and amount of each proposed Borrowing.  Agent Bank shall give prompt notice of each Notice of Borrowing to Lenders of the amount to be funded and specifying the Funding Date.  Not later than 11:00 a.m. on the Funding Date specified, each Lender shall disburse to Agent Bank its Pro Rata Share of the amount to be advanced by each such Lender in lawful money of the United States of America and in immediately available funds.  Agent Bank shall make the proceeds of such fundings that it receives from the Lenders on or before 11:00 a.m. available to Borrower by depositing, prior to 1:00 p.m. on the day so received (but not prior to the Funding Date), the amounts received from the Lenders in the Designated Deposit Account maintained with Agent Bank.  No Borrowing may exceed the Available Borrowings.  Each Borrowing of a Base Rate Loan shall be in a minimum amount of Fifty Thousand Dollars ($50,000.00) and in increments of Ten Thousand Dollars ($10,000.00).  Borrower shall be entitled to no more than three (3) Borrowings during each calendar month, exclusive of Borrowings made for the sole purpose of funding repayment of a Swingline Advance or L/C Reimbursement.

(b)        The failure of any Lender to fund its Pro Rata Share of any Borrowing on any Funding Date shall neither relieve any other Lender of any obligation hereunder to fund its Pro Rata Share of such Borrowing on such Funding Date nor relieve such Lender which has failed to fund its Pro Rata Share of its obligations to Borrower hereunder.  No Lender shall be responsible for the failure of any other Lender to fund its Pro Rata Share of such Borrowing on any Funding Date nor shall any Lender be responsible for the failure of any other Lender to perform its respective obligations hereunder.

(c)        The provisions set forth in Section 10.10(d) shall be applicable to a Deteriorating Lender to the same extent as if such Deteriorating Lender was found to be an Unsuitable Lender.

Section 2.04.          Conditions of Borrowings. During the Revolving Credit Period, Borrowings, other than Borrowings made at the request of Agent Bank for the purpose of funding repayment of Swingline Outstandings and/or L/C Reimbursement Obligations as hereinafter provided, will only be made so long as Borrower is in full compliance with each of the requirements and conditions precedent set forth in Article III B of this Credit Agreement.  Provided, however, upon the consent of Requisite Lenders, Lenders shall advance Borrowings notwithstanding the existence of less than full compliance with the requirements of Article III B and Borrowings so made shall be deemed to have been made pursuant to this Credit Agreement.

Section 2.05.          The Revolving Credit Note and Interest Rate Options.

(a)        The Credit Facility shall be further evidenced by the Revolving Credit Note payable to the order of Agent Bank on behalf of the Lenders.  Agent Bank shall record manually or electronically the date and amount of each Borrowing advanced by the Lenders together with the applicable Interest Period in the case of portions of the unpaid principal under the Credit Facility bearing interest with reference to a LIBO Rate, and the amount of each repayment of principal made thereunder by Borrower and the entry of such records shall be conclusive absent manifest or demonstrable error; provided, however, the failure to make such a record or notation with respect to any Borrowing or repayment thereof, or an error in making such a record or notation, shall not limit or otherwise affect the obligations of Borrower hereunder or under the Revolving Credit Note.

(b)        Interest shall accrue on the entire outstanding principal balance of the Credit Facility at a rate per annum equal to the Base Rate plus the Applicable Margin, unless Borrower requests a LIBOR Loan pursuant to Section 2.03 or elect pursuant to Section 2.05(c) hereinbelow to have interest accrue on a portion or portions of the outstanding principal balance of the Credit Facility at a LIBO Rate (“Interest Rate Option”), in which case interest on such portion or portions shall accrue at a rate per annum equal to such LIBO Rate plus the Applicable Margin in effect as of the second Banking Business Day prior to the first day of the applicable Interest Period, as long as: (i) each such LIBOR Loan is in a minimum amount of One Hundred Thousand Dollars ($100,000.00) plus minimum increments of Ten Thousand Dollars ($10,000.00), or such lesser amount as equals the Aggregate Commitment, (ii) no more than eight (8) LIBOR Loans may be outstanding at any one time, and (iii) no Default or Event of Default shall have occurred and be continuing.  Interest accrued on each Base Rate Loan shall be due and payable on the first day of the month following the Restatement Effective Date, on the first day of each successive month thereafter, and on the Maturity Date.  For each LIBOR Loan, accrued interest shall be due and payable at the end of each Interest Period applicable thereto, but in any event no less frequently than at the end of each three (3) month period during the term of such LIBOR Loan.  Except as qualified above, the outstanding principal balance hereunder may be a Base Rate Loan or one or more LIBOR Loans, or any combination thereof, as Borrower shall specify.

(c)        So long as no Default or Event of Default shall have occurred and remains continuing, Borrower may Convert from one Interest Rate Option to another Interest Rate Option or continue an Interest Rate Option for another Interest Period by giving irrevocable notice to Agent Bank of such Conversion by 11:00 a.m., on a day which is at least three (3) Banking Business Days prior to the proposed date of such Conversion to or Continuation of each LIBOR Loan or one (1) Banking Business Day prior to the proposed date of such Conversion to each Base Rate Loan.  Each Conversion to a LIBOR Loan shall be in a minimum amount of One Hundred Thousand Dollars ($100,000.00) plus minimum increments of Ten Thousand Dollars ($10,000.00), or such lesser amount as equals the Aggregate Commitment.  Each such notice shall be made by an Authorized Officer by telephone and thereafter immediately confirmed in writing by delivery to Agent Bank of a Continuation/Conversion Notice specifying the date of such Conversion or Continuation, the amounts to be so Converted or Continued and the Interest Period if the Conversion or Continuation is being made with reference to a LIBOR Loan.  Upon receipt of such Continuation/Conversion Notice, Agent Bank shall promptly set the applicable interest rate (which in the case of a LIBOR Loan shall be the LIBO Rate plus the Applicable Margin as of the second Banking Business Day prior to the first day of the applicable Interest Period) and the applicable Interest Period if the Conversion or Continuation is being made with reference to a LIBOR Loan and shall confirm the same in writing to Borrower and Lenders.  Each Conversion or Continuation shall be on a Banking Business Day.  No LIBOR Loan shall be converted to a Base Rate Loan or renewed on any day other than the last day of the current Interest Period relating to such amounts outstanding unless Borrower pays any applicable Breakage Charges.  All Borrowings advanced at the request of Agent Bank under Section 2.08 of the Credit Agreement shall bear interest with reference to the Base Rate plus the Applicable Margin, subject to Borrower’s right to Convert such Borrowing to a LIBOR Loan or LIBOR Loans as provided herein.  If Borrower fails to give a Continuation/Conversion Notice for the continuation of a LIBOR Loan as a LIBOR Loan for a new Interest Period in accordance with this Section 2.05(c), such LIBOR Loan shall automatically become a Base Rate Loan at the end of its then current Interest Period.

(d)        Each interest period (each individually an “Interest Period” and collectively the “Interest Periods”) for a LIBOR Loan shall commence on the date such LIBOR Loan is made or the date of Conversion or Continuation of any amount or amounts of the outstanding Borrowings hereunder to a LIBOR Loan, as the case may be, and shall end on the date which is one (1) or three (3) months thereafter, as elected by Borrower.  However, no Interest Period may extend beyond the Maturity Date.  Each Interest Period for a LIBOR Loan shall commence and end on a Banking Business Day.  If any Interest Period commences on a date for which there is no corresponding date in the month in which it is scheduled to end, such Interest Period shall end on the last Banking Business Day of such month.  If any Interest Period would otherwise expire on a day which is not a Banking Business Day, the Interest Period shall be extended to expire on the next succeeding Banking Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Banking Business Day.

(e)        The applicable LIBO Rate and Base Rate shall be determined by the Agent Bank, and notice thereof shall be given promptly to Borrower and Lenders.  Each determination of the applicable Base Rate and LIBO Rate shall be conclusive and binding upon the Borrower, in the absence of manifest or demonstrable error.  The Agent Bank shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender, as the case may be, a statement showing the computations used by the Agent Bank in determining any rate hereunder.

(f)         Computation of interest on all Base Rate Loans shall be calculated on the basis of a year of three hundred sixty-five (365), or when appropriate three hundred sixty-six (366), days and the actual number of days elapsed.  Computation of interest on all LIBOR Loans shall be calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.  The applicable Base Rate shall be effective the same day as a change in the Base Rate is announced by WFB as being effective.

(g)        If with respect to any Interest Period, (a) the Agent Bank reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the inter-bank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate, or (b) Requisite Lenders advise Agent Bank that the LIBO Rate as determined by Agent Bank will not adequately and fairly reflect the cost to such Lenders of maintaining or funding, for such Interest Period, a LIBOR Loan, then so long as such circumstances shall continue:  (i) Agent Bank shall promptly notify Borrower thereof, (ii) the Lenders shall not be under any obligation to make a LIBOR Loan or Convert a Base Rate Loan into a LIBOR Loan for which such circumstances exist, and (iii) on the last day of the then current Interest Period, the LIBOR Loan for which such circumstances exist shall, unless then repaid in full, automatically Convert to a Base Rate Loan.

(h)        Notwithstanding any other provisions of the Credit Agreement, if, after the Restatement Effective Date, any law, rule, regulation, treaty, interpretation or directive (whether having the force of law or not) or any change therein shall make it unlawful for any Lender to make or maintain LIBOR Loans, then (i) the commitment and agreement to maintain LIBOR Loans as to such Lender shall immediately be suspended, and (ii) unless required to be terminated earlier (which termination shall be without Breakage Charges), LIBOR Loans as to such Lender, if any, shall be Converted on the last day of the then current Interest Period applicable thereto to Base Rate Loans.  If it shall become lawful for such Lender to again maintain LIBOR Loans, then Borrower may once again as to such Lender request Conversions to the LIBO Rate.  During any period of such suspension, such Lender shall make Base Rate Loans.

(i)         The Borrower agrees that upon written notice by: (y) Agent Bank or (z) any Lender to the Borrower (with a copy of such notice concurrently delivered to Agent Bank) to the effect that a promissory note or other evidence of indebtedness is required for such Lender in order for such Lender to evidence (whether for the purposes of pledge, enforcement or otherwise) the Borrowings owing to, or to be made by, such Lender:

(i)         The Borrower shall promptly execute and deliver to each Lender a promissory note payable to the order of each such Lender (each individually a “Replacement Note” and collectively the “Replacement Notes”) in the form of the Revolving Credit Note in the amount of such requiring Lender’s respective Syndication Interest in the Credit Facility subject to Scheduled Reductions to be allocated amongst Lenders in accordance with their respective Syndication Interests;

(ii)        The Replacement Notes shall, in the aggregate, fully replace the Revolving Credit Note as to the Syndication Interests evidenced by such Replacement Notes and each reference to the Revolving Credit Note in this Credit Agreement and each of the Loan Documents shall be deemed to be a collective reference to the Revolving Credit Note and each of the Replacement Notes;

(iii)       Borrowings, Interest Rate Options, Continuation/Conversion Notices and all other provisions for the disbursement of funds, setting of interest rates and collection of repayments of interest and principal shall continue to be made by

Agent Bank as the administrative and collateral agent for the Lenders in the same manner and to the same extent as provided in the Revolving Credit Note and this Credit Agreement as fully applicable to each of the Replacement Notes;

(iv)       the Agent Bank, upon the consent of Requisite Lenders, shall cause the Title Insurance Company to issue, at the expense of Borrower, such endorsements to the Title Policy as may be reasonably necessary to assure the aggregate obligation evidenced by the Replacement Notes is secured by the Deed of Trust with the same coverage and priority as the obligation evidenced by the Revolving Credit Note; and

(v)        Concurrently with the delivery of each Replacement Note, Borrowers shall execute a restated Revolving Credit Note in the principal amount of the Aggregate Commitment less the aggregate amount of the Syndication Interests evidenced by the Replacement Notes and Agent Bank shall return the original Revolving Credit Note to Borrowers marked as superseded and replaced by such restated Revolving Credit Notes and the Replacement Notes.

Section 2.06.          Security for the Credit Facility.  As security for the due and punctual payment and performance of the terms and provisions of this Credit Agreement, the Notes and all of the other Loan Documents, the Security Documentation shall be executed and delivered, as of the Restatement Effective Date, by the respective parties to each of the Security Documentation.

Section 2.07.          Place and Manner of Payment.

(a)        All amounts payable by Borrower to the Lenders or Agent Bank on behalf of Lenders pursuant to the Credit Facility shall be made on a Banking Business Day in lawful money of the United States of America and in immediately available funds.  Other than in connection with: (i) the Scheduled Reductions of principal, or (ii) principal payments which may be required to decrease the Funded Outstandings to an amount equal to or less than the Aggregate Commitment, Borrower shall not make repayments (“Principal Prepayments”) of the outstanding balance of principal owing under the Revolving Credit Note more frequently than three such Principal Prepayments during each calendar month.  Each such Principal Prepayment shall be in a minimum amount of Fifty Thousand Dollars ($50,000.00) and in increments of Ten Thousand Dollars ($10,000.00).  Borrower shall give written notice to Agent Bank of each Principal Payment by 11:00 a.m. on a day which is at least three (3) Banking Business Days prior to each Principal Prepayment of all or any portion of a LIBOR Loan or one (1) Banking Business Day prior to each Principal Prepayment of all or any portion of a Base Rate Loan.

(b)        All such amounts payable by Borrower shall be debited by Agent Bank from Borrower’s Designated Deposit Account on the earlier of: (i) the date specified by Borrower by written notice to Agent Bank, or (ii) on the date upon which such payment is due.  If such written notice is received by Agent Bank prior to 11:00 a.m., Agent Bank shall credit Borrower with such payment on the day so received and shall promptly disburse to the appropriate Lenders on the same day the Pro Rata Share of payments relating to the Credit Facility, in immediately available funds.  If such written notice is received by Agent Bank after 11:00 a.m., Agent Bank shall credit Borrower with such payment as of the next Banking Business Day and disburse to the appropriate Lenders on the next Banking Business Day such Pro Rata Share of such payment relating to the Credit Facility in immediately available funds.  Any payment on the Credit Facility made by Borrower to Agent Bank pursuant to the terms of this Credit Agreement or the Revolving Credit Note for the account of Lenders shall constitute payment to the appropriate Lenders.  If the Revolving Credit Note or any payment required to be made thereon or hereunder, is or becomes due and payable on a day other than a Banking Business Day, the due date thereof shall be extended to the next succeeding Banking Business Day and interest thereon shall be payable at the then applicable rate during such extension.

(c)        The outstanding principal owing under the Credit Facility and the Revolving Credit Note may, subject to Section 2.07(a), be prepaid at any time in whole or in part without penalty, provided, however, that any portion or portions of the unpaid principal balance which is accruing interest at a LIBO Rate may only be prepaid or repaid on the last day of the applicable Interest Period unless Borrower gives three (3) days prior written notice to Agent Bank and additionally pays concurrently with such prepayment or repayment such additional amount or amounts as will compensate Lenders for any losses, costs or expenses which they may incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such LIBOR Loan (“Breakage Charges”).  A certificate of a Lender as to amounts payable hereunder shall be conclusive and binding on Borrower for all purposes, absent manifest or demonstrable error.  Any calculation hereunder shall be made on the assumption that each Lender has funded or will fund each LIBOR Loan in the London interbank market; provided that no Lender shall have any obligation to actually fund any LIBOR Loan in such manner.

(d)        Unless the Agent Bank receives notice from an Authorized Officer prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent Bank may assume that the Borrower has made such payment in full to the Agent Bank on such date in immediately available funds and the Agent Bank may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower has not made such payment in full to the Agent Bank, each Lender shall repay to the Agent Bank on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(e)        If, other than as expressly provided elsewhere herein, any Lender shall obtain any payment with respect to the Credit Facility (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Syndication Interest, such Lender shall immediately (a) notify the Agent Bank of such fact, and (b) purchase from the other Lenders such participations in the Credit Facility as shall be necessary to cause such purchasing Lender to share the excess payment with each of them in proportion to their respective Syndication Interests; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Agent Bank will keep records (which shall be conclusive and binding in the absence of manifest or demonstrable error) of each participation purchased under this section and will in each case notify the Lenders following any such purchases or repayments.

Section 2.08.          The Swingline Facility.

(a)        Subject to the conditions and upon the terms hereinafter set forth and in accordance with the terms and provisions of the Swingline Note, on and after the Restatement Effective Date Swingline Lender agrees to lend and advance Swingline Advances to Borrower in the amounts and at the times provided below.  Notwithstanding anything herein contained to the contrary, however, Borrower shall not be entitled to any Swingline Advances on and after thirty-five (35) calendar days prior to the Maturity Date.

(b)        With respect to each proposed Swingline Advance, an Authorized Officer shall no later than 1:00 p.m. on the date for such proposed Swingline Advance give Swingline Lender written notice in the form of the Notice of Swingline

Advance (“Notice of Swingline Advance”), a copy of which is marked “Exhibit K”, affixed hereto and by this reference incorporated herein and made a part hereof, specifying the requested amount to be funded.  Swingline Lender shall deposit such amounts as Borrower may request into the Designated Deposit Account in lawful money of the United States of America in immediately available funds, provided, that: (i) after giving effect to such Swingline Advance, the Swingline Outstandings do not exceed Four Million Dollars ($4,000,000.00), (ii) the amount requested does not exceed the Available Borrowings, and (iii) no Default or Event of Default has occurred and remains continuing.  Furthermore, before making any Swingline Advances (if at such time any Lender is a Deteriorating Lender), the Swingline Lender may condition the funding of such Swingline Advance on receipt by Agent Bank on behalf of the Swingline Lender of Participant Cash Collateralization or similar security satisfactory to the Swingline Lender (in its sole discretion) from such Deteriorating Lender in respect of such Deteriorating Lender’s risk participation in such Swingline Advances as set forth below or from Borrower in Cash to be deposited in the Cash Collateral Account in the amount of such Deteriorating Lender’s risk participation in such Swingline Advance as set forth below.  Such Deteriorating Lender hereby grants to the Agent Bank, for the benefit of the Swingline Lender, a security interest in all such Participant Cash Collateralization and all proceeds of the foregoing. Participant Cash Collateralization shall be maintained in blocked, deposit accounts at Agent Bank and may be invested in Cash Equivalents reasonably acceptable to the Agent Bank. If at any time the Agent Bank determines that any funds held as Participant Cash Collateralization are subject to any right or claim of any Person other than the Agent Bank or that the total amount of such funds is less than the aggregate risk participation of such Deteriorating Lender in the relevant Swingline Advance, the Borrower will, promptly upon demand by the Agent Bank, pay to the Agent Bank, as additional funds to be deposited into the Cash Collateral Account, an amount equal to the excess of (x) such aggregate risk participation over (y) the total amount of funds, if any, then held as Participant Cash Collateralization that the Agent Bank determines to be free and clear of any such right and claim. At such times as there are Swingline Advances outstanding for which funds are on deposit as Participant Cash Collateralization, such funds shall be applied as and when determined by the Agent Bank, to reimburse and otherwise pay the applicable obligations owing to the Swingline Lender.  Within the foregoing limitations, Borrower may borrow, repay and reborrow under the Swingline Facility.

(c)        Each Swingline Advance shall be in a minimum amount of Fifty Thousand Dollars ($50,000.00) and in increments of Ten Thousand Dollars ($10,000.00).  Borrowers shall be entitled to no more than five (5) Swingline Advances during each calendar month.  Promptly after receipt of each request for a Swingline Advance, Swingline Lender shall obtain telephonic verification from Agent Bank that, giving effect to such request, the amount of such request does not exceed the Available Borrowings (such verification to be promptly confirmed in writing).  Unless Borrower is notified to the contrary by the Swingline Lender, each repayment of a Swingline Advance shall be in a minimum amount of Fifty Thousand Dollars ($50,000.00) and in increments of Ten Thousand Dollars ($10,000.00), together with the accrued interest thereon.

(d)        Each Swingline Advance shall bear interest at the Base Rate plus the Applicable Margin and shall be payable at the times and in the manner set forth below and, in any event, on or before thirty-five (35) days prior to the Maturity Date.  Unless otherwise paid, interest accrued on the unpaid balance of Swingline Outstandings shall be paid monthly on the first day of each and every month.  Each Swingline Advance shall be fully repaid no later than the first occurring Swingline Settlement Date occurring after such Swingline Advance is made.  Unless Borrower has requested a LIBOR Loan for the purpose of repaying the Swingline Outstandings or made other arrangements acceptable to the Swingline Lender to pay the Swingline Outstanding in full or to continue such Swingline Outstanding, on the Banking Business Day immediately preceding the applicable Swingline Settlement Date, Borrower shall request a Borrowing under the Credit Facility as a Base Rate Loan in an amount sufficient to pay the applicable Swingline Advance in full.  Upon receipt of the amount of the Borrowing from the Lenders, the Agent Bank shall provide such amount to the Swingline Lender for repayment of the applicable Swingline Advance and the balance of the Borrowing, if any, shall be deposited in immediately available funds to the Designated Deposit Account.  In the event Borrower fails to request a Borrowing within the period specified above, Agent Bank shall, without notice to the Borrower and without regard to any other conditions precedent for the making of Borrowings under the Credit Facility, including, without limitation the remedies set forth in Section 7.02, promptly (but subject to the notice periods for Borrowings set forth in Section 2.03) request a Borrowing to be made and each of the Lenders agree to fund such Borrowing under the Credit Facility in the amount necessary to pay the applicable Swingline Advance in full, together with all interest accrued thereon, to the extent of Available Borrowings, and the Borrower shall be deemed to have requested such Borrowing and consented to its being made as provided for herein.

(e)        In the event Agent Bank fails or is restrained, prohibited or restricted from causing a Borrowing to be made as provided in (d) above or Lenders are restrained, prohibited or restricted from funding a Borrowing as provided in (d) above, the Swingline Lender may by written notice given to Agent Bank not later than 11:00 a.m. on any Banking Business Day require the Lenders to acquire participations on the next Banking Business Day in the Swingline Outstandings.  Such notice shall specify the aggregate amount of the Swingline Outstandings in which the Lenders will participate.  Promptly upon receipt of such notice, Agent Bank will give notice thereof to each Lender, specifying in such notice such Lender’s applicable Pro Rata Share of such Swingline Outstandings.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent Bank, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Outstandings.  Each Lender acknowledges and agrees that its obligation to acquire a participation in the Swingline Outstandings pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause the unpaid balance of principal owing to such Lender under the Bank Facilities to exceed such Lender’s Syndication Interest in the Credit Facility).  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.03(a) with respect to Borrowings made by such Lender, and Agent Bank shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  Agent Bank shall notify Borrowers of any participations in any Swingline Outstandings acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Outstandings shall be made to Agent Bank and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrowers (or other party on behalf of Borrowers) in respect of Swingline Outstandings after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Agent Bank; any such amounts received by Agent Bank shall be promptly remitted by Agent Bank to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in Swingline Outstandings pursuant to this paragraph shall not relieve Borrowers of any default in the payment thereof.

(f)         Each Lender’s obligation to advance Borrowings in the proportionate amount of its Syndication Interest in the Credit Facility of any unreimbursed Swingline Outstandings pursuant hereto is irrevocable and several, and not joint or joint and several.  The failure of any Lender to perform its obligation to advance a Borrowing in a proportionate amount of such Lender’s Syndication Interest of any unreimbursed Swingline Outstandings shall neither relieve any other Lender of its obligation hereunder to advance such Borrowing in the amount of such other Lender’s proportionate Syndication Interest of such amount, nor relieve the Lender which has failed to fund of its obligations to Borrower hereunder.  The Borrower agrees to accept the Borrowings for payment of Swingline Outstandings as provided hereinabove, whether or not such Borrowings could have been made pursuant to the terms of Article III B, or any other section of this Credit Agreement.

Section 2.09.          Issuance of Letters of Credit.

(a)        Any Authorized Officer of Borrower may from time to time request that a Standby Letter of Credit or Commercial Letter of Credit be issued by delivering to L/C Issuer (with a copy to the Agent Bank) on a Banking Business Day, at least five (5) Banking Business Days prior to the date of such proposed issuance, an L/C Agreement in L/C Issuer’s then standard form (consistent with the terms of the Credit Agreement), completed to the satisfaction of L/C Issuer and such other certificates as the L/C Issuer may reasonably request; provided, however, that no Letter of Credit shall be issued (i) if any Default or Event of Default has occurred and remains continuing, or (ii) if after giving effect to the issuance thereof, the aggregate Stated Amount of outstanding Letters of Credit would exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00), or (iii) the Stated Amount of the requested Letter of Credit exceeds the Maximum Availability.  Provided, however, L/C Issuer shall be under no obligation to issue any Letter of Credit if any Lender is at such time a Deteriorating Lender, unless the Agent Bank has received Participant Cash Collateralization or similar security satisfactory to the L/C Issuer (in its sole discretion) from such Deteriorating Lender in respect of such Deteriorating Lender’s obligation to fund under Section 2.09(c) or (d) or has received from Borrower Cash to be deposited in the Cash Collateral Account in the amount of such Deteriorating Lender’s obligation to fund under Section 2.09(c) or (d).  Such Deteriorating Lender hereby grants to the Agent Bank, for the benefit of the L/C Issuer, a security interest in all such Participant Cash Collateralization and all proceeds of the foregoing. Participant Cash Collateralization shall be maintained in blocked, deposit accounts at Agent Bank and may be invested in Cash Equivalents reasonably acceptable to the Agent Bank. If at any time the Agent Bank determines that any funds held as Participant Cash Collateralization are subject to any right or claim of any Person other than the Agent Bank or that the total amount of such funds is less than the aggregate L/C Exposure in respect of such Deteriorating Lender, the Borrower will, promptly upon demand by the Agent Bank, pay to the Agent Bank, as additional funds to be deposited into the Cash Collateral Account, an amount equal to the excess of (x) such aggregate L/C Exposure over (y) the total amount of funds, if any, then held as Participant Cash Collateralization that the Agent Bank determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Participant Cash Collateralization or in the Cash Collateral Account, such funds shall be applied to reimburse the L/C Issuer.

(b)        Each Letter of Credit shall be issued by the L/C Issuer on the Banking Business Day specified in the Borrower’s application therefor.  Each request for a Letter of Credit and each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication New 1994 Revision No. 500, or any successor publication then in effect.  Each Standby Letter of Credit will be issued for a term not greater than one (1) year and shall not include any provision for automatic renewal.  Each Commercial Letter of Credit will be issued for a term not greater than one hundred eighty (180) calendar days.  In no event shall any Letter of Credit have a Stated Expiry Date later than thirty (30) days prior to the Maturity Date.  Promptly after receipt of each request for the issuance of a Letter of Credit and immediately prior to the issuance thereof, L/C Issuer shall obtain telephonic verification from Agent Bank that the amount of such request does not exceed the then Available Borrowings.  The L/C Issuer shall promptly notify the Agent Bank of the aggregate L/C Exposure of outstanding Letters of Credit each time there is a change therein.

(c)        Upon presentation of a draft drawn under any Letter of Credit, L/C Issuer shall promptly notify the Agent Bank and Borrower of the amount under such draft and the date upon which such draft is to be funded.  On or before two (2) Banking Business Days following such notice (unless Borrower has made other arrangements acceptable to the L/C Issuer to pay the amount of such draft in full), Borrower shall advance to L/C Issuer the amount of such draft from Borrower’s available funds or shall request a Borrowing under the Credit Facility in an amount sufficient to pay the amount of such draft in full.  The Agent Bank, upon receipt of such funds from the Lenders, shall automatically provide such amount to the L/C Issuer for payment of the amount of such draft and the balance of the Borrowing shall be deposited in immediately available funds to the Designated Deposit Account.  In the event Borrower fails to advance to L/C Issuer the amount of such draft from Borrower’s available funds or to request a Borrowing within two (2) Banking Business Days from receipt of the notice as specified above, on the third (3rd) Banking Business Day following Agent Bank’s receipt of such notice, Agent Bank shall, without notice to or consent of the Borrower and without regard to any other conditions precedent for the making of Borrowings under the Credit Facility, request a Borrowing to be made and Lenders agree to fund such Borrowing under the Credit Facility in the amount necessary to pay the amount of such draft in full.  Upon the occurrence of any Event of Default, L/C Issuer shall, without notice or further authorization or consent of Borrower whatsoever, be authorized to immediately cause the Cash Collateral Account to be established and funded by Lenders with a Borrowing advanced to Agent Bank equal to the aggregate amount of the L/C Exposure then outstanding.  All amounts held by L/C Issuer in the Cash Collateral Account shall be held as security for the repayment of any L/C Reimbursement Obligation thereafter arising pursuant to the terms of the L/C Agreement(s) and the Cash Collateral Pledge Agreement.  Borrowings advanced by Lenders to pay drafts drawn upon or to secure repayment of the L/C Exposure under Letters of Credit pursuant to this subsection shall: (i) constitute Borrowings under the Credit Facility, (ii) initially be Base Rate Loans and (iii) be subject to all of the provisions of this Credit Agreement concerning Borrowings under the Credit Facility, except that such Borrowings shall be made upon demand of the Agent Bank as set forth above rather than upon Notice of Borrowing by Borrower and shall be made, notwithstanding anything in this Credit Agreement to the contrary, without regard to any other conditions precedent to the making of Borrowings under the Credit Agreement and notwithstanding any Default or Event of Default thereunder.  All amounts paid by L/C Issuer on a draft drawn under any Letter of Credit which has not been funded or concurrently reimbursed by Borrower or through a Borrowing as provided hereinabove, shall bear interest at the

Base Rate plus the Applicable Margin per annum until repaid or reimbursed to L/C Issuer.

(d)        In the event Agent Bank fails or is restrained, prohibited or restricted from causing a Borrowing to be made as provided in (b) above or Lenders are restrained, prohibited or restricted from funding a Borrowing as provided in (b) above, the L/C Issuer may by written notice given to Agent Bank not later than 11:00 a.m. on any Banking Business Day require the Lenders to acquire participations on the next Banking Business Day in the subject L/C Reimbursement Obligation.  Such notice shall specify the aggregate amount of the L/C Reimbursement Obligation in which Lenders will participate.  Promptly upon receipt of such notice, Agent Bank will give notice thereof to each Lender, specifying in such notice such Lender’s applicable Pro Rata Share percentage of such L/C Reimbursement Obligation.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent Bank, for the account of the L/C Issuer, such Lender’s Pro Rata Share of such L/C Reimbursement Obligation.  Each Lender acknowledges and agrees that its obligation to acquire participations in the L/C Reimbursement Obligation pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause the unpaid balance of principal owing to such Lender under the Bank Facilities to exceed such Lender’s Syndication Interest in the Credit Facility).  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.03(a) with respect to Borrowings made by such Lender, and Agent Bank shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders.  Agent Bank shall notify Borrower of any participations in any L/C Reimbursement Obligation acquired pursuant to this paragraph, and thereafter payments in respect of such L/C Reimbursement Obligation shall be made to Agent Bank and not to the L/C Issuer.  Any amounts received by the L/C Issuer from Borrower (or other party on behalf of Borrower) in respect of any L/C Reimbursement Obligation after receipt by the L/C Issuer of the proceeds of a sale of participations therein shall be promptly remitted to Agent Bank; any such amounts received by Agent Bank shall be promptly remitted by Agent Bank to the Lenders that shall have made their payments pursuant to this paragraph and to the L/C Issuer, as their interests may appear.  The purchase of participations in any L/C Reimbursement Obligation pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

(e)        Each Lender’s obligation to advance Borrowings in the proportionate amount of its Syndication Interest in the Credit Facility of any unreimbursed amounts outstanding under any Letter of Credit pursuant hereto is several, and not joint or joint and several.  The failure of any Lender to perform its obligation to advance a Borrowing in a proportionate amount of such Lender’s Syndication Interest of any unreimbursed amounts outstanding under a Letter of Credit will not relieve any other Lender of its obligation hereunder to advance such Borrowing in the amount of such other Lender’s proportionate Syndication Interest of such amount, nor relieve the Lender which has failed to fund of its obligation to fund hereunder.  The Borrower agrees to accept the Borrowings for payment of Letters of Credit as provided hereinabove, whether or not such Borrowings could have been made pursuant to the terms of Article III B or C, or any other section of the Credit Agreement.

(f)         Letters of Credit shall be used and issued for the benefit of Borrower for the general corporate purposes of Borrower relating to the Hotel/Casino Facility.

(g)        The obligations of Borrower under this Credit Agreement and any L/C Agreement to reimburse L/C Issuer for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit funded by any Borrowing under the Credit Facility, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement and each such other L/C Agreement under all circumstances, including the following:  (i) any lack of validity or enforceability of this Credit Agreement or any L/C Agreement; (ii) the existence of any claim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C Agreement or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit; or any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; or (iv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower; provided, however, that neither Borrower nor any Lender shall be obligated to reimburse L/C Issuer for any wrongful payment finally determined by a court of competent jurisdiction to have been made by L/C Issuer as a result of acts or omissions constituting willful misconduct or gross negligence on the part of L/C Issuer.  To the extent that any provision of any L/C Agreement is inconsistent with the provisions of this Section 2.09, the provisions of this Section 2.09 shall control.

Section 2.10.         Fees.

(a)        On the Restatement Effective Date and on each other applicable date, Borrower shall pay the fees as required in the Fee Side Letter, each of such fees to be retained by Agent Bank or distributed to Lenders as agreed between Agent Bank and each Lender.

(b)        Borrower shall pay a quarterly nonusage fee (the “Commitment Fee”) to the Agent Bank for the account of each Lender that is not a Defaulting Lender based on the Total Leverage Ratio, calculated as of each Fiscal Quarter end following the Restatement Effective Date with reference to the Borrower, to determine the applicable Commitment Percentage determined as set forth in Table Two of the definition of Applicable Margin.  As of the Restatement Effective Date, the Commitment Percentage shall be set in accordance with the Closing Pricing Certificate to be delivered by Borrower to Agent Bank on the Restatement Effective Date pursuant to Section 3.17(b); provided that in no event shall the Commitment Percentage be less than 0.75% during the period commencing on the Restatement Effective Date and continuing until June 1, 2009.

The Commitment Fee shall commence to accrue on the Restatement Effective Date and shall be calculated as the product of (i) the applicable Commitment Percentage multiplied by (ii) the daily average of the Aggregate Commitment less the daily average of the Funded Outstandings and less the daily average of L/C Exposure computed on the basis of a three hundred sixty (360) day year based on the number of actual days elapsed.  Each Commitment Fee shall be payable in arrears on a quarterly basis on the last Banking Business Day of each applicable Fiscal Quarter, and upon Bank Facility Termination.  Each Commitment Fee shall be promptly distributed by Agent Bank to each Lender that is not a Defaulting Lender in proportion to their respective Syndication Interests in the Credit Facility, as in effect from time to time during each applicable Fiscal Quarter.

(c)        Borrower shall pay to the Agent Bank a letter of credit fee (“L/C Fee”) equal to the Stated Amount of each such Letter of Credit multiplied by the LIBO Rate Margin, as set forth in Table One of the definition of Applicable Margin in effect as of the first day of the applicable Fiscal Quarter calculated on a per annum basis, due and payable quarterly in arrears on the last Banking Business Day of each Fiscal Quarter and on the Stated Expiry Date of each such Letter of Credit.  Each L/C Fee shall be promptly distributed by Agent Bank to each Lender that is not a Defaulting Lender in proportion to their respective Pro Rata Shares, as in effect from time to time during each applicable Fiscal Quarter.

(d)        Additionally, the Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount equal to 0.250% multiplied by the Stated

Amount of each Letter of Credit (regardless of the term of such Letter of Credit) which shall be payable upon the issuance of and any renewal or extension of any Letter of Credit (whether by amendment, automatic or otherwise). In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment, transfer, negotiation and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

Section 2.11.         Late Charges and Default Rate.

(a)        If any payment due under the Revolving Credit Note is not paid by the end of any applicable grace period as provided in Article VII hereof, within one (1) Banking Business Day after receipt by Borrower of written notice of such nonpayment from Agent Bank, Borrower promises to pay a late charge in the amount of three percent (3%) of the amount of such delinquent payment and Agent Bank need not accept any late payment made unless it is accompanied by such three percent (3%) late payment charge.  Any late charge shall be paid to Lenders in proportion to their respective Syndication Interests.

(b)        In the event of the existence of an Event of Default, commencing on the first (1st) Banking Business Day following the receipt by Borrower of written notice of the occurrence of such Event of Default from Agent Bank: (i) the total of the unpaid balance of the principal and the then accrued and unpaid interest owing under each of the Notes shall commence accruing interest at a rate equal to two percent (2.0%) per annum over the interest rate otherwise applicable to each such Note (the “Default Rate”), and (ii) the L/C Fee shall be increased by two percent (2.0%) per annum, in each case to continue until all Events of Default which may exist have been cured, at which time the interest rate shall revert to the rate of interest otherwise accruing pursuant to the terms of each such Note and the L/C Fee shall revert to the per annum rate set forth in Section 2.10(c).

(c)        In the event of the occurrence of an Event of Default, Borrower agrees to pay all reasonable costs of collection, including the reasonable attorneys’ fees incurred by Agent Bank, in addition to and at the time of the payment of such sum of money and/or the performance of such acts as may be required to cure such Event of Default.  In the event legal action is commenced for the collection of any sums owing hereunder or under the terms of the Revolving Credit Note or the Swingline Note, the Borrower agrees that any judgment issued as a consequence of such action against Borrower shall bear interest at a rate equal to the Default Rate until fully paid.

Section 2.12.         Net Payments.  All payments under this Credit Agreement and the Revolving Credit Note, the Swingline Note and/or a L/C Reimbursement Obligation shall be made without set-off, counterclaim, recoupment or defense of any kind and in such amounts as may be necessary in order that all such payments, after deduction or withholding for or on account of any future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by the United States or any Governmental Authority, other than franchise taxes or any tax on or measured by the gross receipts or overall net income of any Lender pursuant to the income tax laws of the United States or any State, or the jurisdiction where each Lender’s principal office is located (collectively “Taxes”), shall not be less than the amounts otherwise specified to be paid under this Credit Agreement and the Notes.  A certificate as to any additional amounts payable to the Lenders under this Section 2.12 submitted to the Borrower by the Lenders shall show in reasonable detail an accounting of the amount payable and the calculations used to determine in good faith such amount and shall be conclusive absent manifest or demonstrable error.  Any amounts payable by the Borrower under this Section 2.12 with respect to past payments shall be due within ten (10) days following receipt by the Borrower of such certificate from the Lenders; any such amounts payable with respect to future payments shall be due within ten (10) days after demand with such future payments.  With respect to each deduction or withholding for or on account of any Taxes, the Borrower shall promptly furnish to the Lenders such certificates, receipts and other documents as may be required (in the reasonable judgment of the Lenders) to establish any tax credit to which the Lenders may be entitled.  If a Lender or any of its successors or assigns is a foreign person (i.e., a person other than a United States person for United States federal income tax purposes), Lender shall:

(a)        Not later than the first date of any payment by the Borrower hereunder (or, in the case of a successor or assignee of a Lender, the date such successor or assignee becomes a successor or assignee) deliver to Borrower and Agent Bank one accurate and complete signed original of Internal Revenue Service Form W-8BEN or W-8ECI (as applicable to it) or any successor form (“Form W-8BEN”), or one accurate and complete signed original certificate required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any successor form (“Form 1.1441”), as appropriate, in each case indicating that such Lender (or such successor or assign, as applicable) is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Credit Agreement free from withholding of United States federal income tax;

(b)        If at any time such Lender makes any changes necessitating a new Form W-8BEN or Form 1.1441, with reasonable promptness deliver to Borrower and Agent Bank in replacement for, or in addition to, the forms previously delivered by it hereunder, one accurate and complete signed original of form W-8BEN or Form 1.1441, as appropriate, in each case indicating that it is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Credit Agreement free from withholding of United States federal income tax; and

(c)        Promptly upon Agent Bank’s or Borrower’s reasonable request to that effect, deliver to Borrower and Agent Bank such other forms or similar documentation as may be required from time to time by applicable law, treaty, rule or regulation in order to establish its tax status for withholding purposes.

Section 2.13.         Increased Costs.  If after the date hereof the adoption of, or any change in, any applicable law, rule or regulation (including without limitation Regulation D of the Board of Governors of the Federal Reserve System and any successor thereto), or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any future request or future directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

(a)        Shall subject any Lender to any tax, duty or other charge payable to the United States or any Governmental Authority with respect to the Credit Facility, the Revolving Credit Note, the Swingline Note or such Lender’s obligation to make any funding of the Credit Facility, or shall change the basis of taxation of payments to such Lender of the principal of, or interest on, the Credit Facility or any other amounts due under the Revolving Credit Note and/or the Swingline Note in respect of the Credit Facility or such Lender’s obligation to fund the Credit Facility (except for changes in the rate of tax on the overall net income of such Lender imposed by the United States or any Governmental Authority pursuant to the income tax laws of the United States or any State, or the jurisdiction where each Lender’s principal office is located); or

(b)        With respect to the Credit Facility or the obligation of the Requisite Lenders to advance Borrowings under the Credit Facility, shall impose, modify or deem applicable any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capitalization, capital adequacy or similar requirement against assets of, deposits with or for the account of, or credit extended by, Requisite Lenders; or

(c)        Shall impose on any Lender any other condition affecting the Credit Facility, the Revolving Credit Note or such Lender’s obligation to advance Borrowings under the Credit Facility;

and the result of any of the foregoing, as set forth in subsections (a), (b) or (c) is to increase the cost to (or in the case of Regulation D or reserve requirements referred to above or a successor thereto, to impose a cost on) such Lender of making or maintaining the Credit Facility, or to reduce the amount of any sum or rate of return received or receivable by such Lender under the Revolving Credit Note, then within ten (10) days after demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis of such demand), the Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such increased cost (or in the case of Regulation D or reserve requirements referred to above or a successor thereto, such costs which may be imposed upon such Lender) or such reduction of any sum or rate of return received or receivable under the Revolving Credit Note.  A certificate as to any additional amounts payable to any Lender under this Section 2.13 submitted to the Borrower by such Lender shall show in reasonable detail an accounting of the amount payable and the calculations used to determine in good faith such amount and shall be conclusive absent manifest or demonstrable error.  Each Lender agrees to use its reasonable efforts not materially disadvantageous to it (in its reasonable determination) to minimize such increased or imposed costs or such reduction.

Section 2.14.         Mitigation; Exculpation.

(a)        Each Lender agrees that it will promptly notify the Borrower in writing upon its becoming aware that any payments are to become due to it under this Credit Agreement pursuant to Section 2.12 or 2.13.  Each Lender further agrees that it will use reasonable efforts not materially disadvantageous to it (in its reasonable determination) in order to avoid or minimize, as the case may be, the payment by the Borrower of any additional amounts pursuant to Section 2.12 or 2.13.  Each Lender represents, to the best of its knowledge, that as of the Restatement Effective Date no such amounts are payable to it.

(b)        Borrower shall not be liable to any Lender for any payments under Section 2.12 or 2.13 arising to the extent of such Lender’s gross negligence or willful misconduct or breach of any laws (other than as a result of Borrower’s breach), or for amounts which were incurred more than ninety (90) days prior to the date Borrower are notified of the incurrence of such amount.

Section 2.15.         Guaranty Agreement.  As additional security for the due and punctual payment and performance of the Credit Facility and each of the terms, covenants, representations, warranties and provisions herein contained and contained in each of the Loan Documents, on or before the Restatement Effective Date MCRI shall execute the Guaranty in the form of Exhibit I affixed hereto.

ARTICLE III

CONDITIONS PRECEDENT TO THE RESTATEMENT EFFECTIVE DATE

A.        Closing Conditions.  The obligation of each of the Banks to fund the Closing Disbursements under the Credit Facility is subject to the following conditions precedent, each of which shall be satisfied on or before January 23, 2009 (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise).  The occurrence of the Restatement Effective Date is subject to and contingent upon Agent Bank having received, in each case in form and substance reasonably satisfactory to Agent Bank, or in the case of an occurrence, action or event, the occurrence of, each of the following:

Section 3.01.         Credit Agreement.  Executed counterparts of this Credit Agreement in sufficient duplicate originals for Borrower and each of the Banks.

Section 3.02.         The Notes and Guaranty.

(a)                            The Revolving Credit Note (including each Replacement Note as may be requested under Section 2.05(i)) duly executed by the Borrower, payable to the order of Agent Bank, on behalf of the Lenders.

(b)                           The Swingline Note duly executed by the Borrower, payable to the order of Swingline Lender.

(c)                               The Guaranty duly executed by MCRI in favor of Agent Bank, on behalf of the Lenders.

Section 3.03.         Security Documentation.  The Security Documentation duly executed by Borrower or other applicable party thereto, consisting of the following:

(a)                               First Amendment to Deed of Trust;

(b)                              the UCC Amendment Statements for each of the Financing Statements;

(c)                               First Amendment to Assignment of Entitlements, Contracts, Rents and Revenues; and

(d)                              First Amendment to Trademark Security Agreement.

Section 3.04.         Other Loan Documents.  The following Loan Documents duly executed by Borrower and each other applicable party thereto consisting of the following:

(a)                               Environmental Certificate.

(b)                              Cash Collateral Pledge Agreement.

(c)                               CC Skybridge Estoppel.

Section 3.05.         Articles of Incorporation, Bylaws, Corporate Resolutions, Certificates of Good Standing and Closing Certificate.  On or before the Restatement

Effective Date, Agent Bank shall have received from each of the Borrower and MCRI: (i) a Certificate of Good Standing issued by the Secretary of State of the State of Nevada and dated within thirty (30) Banking Business Days of the Restatement Effective Date, (ii) a copy of the articles of incorporation and by-laws of Borrower and MCRI certified to be true and correct by an Authorized Officer, (iii) an original Certificate of Corporate Resolution and Certificate of Incumbency executed by the respective Secretaries of Borrower and MCRI and attested to by its respective President, Vice President, or Treasurer authorizing Borrower and MCRI  to enter into all documents and agreements to be executed by them pursuant to this Credit Agreement and further authorizing and empowering the officer or officers who will execute such documents and agreements with the authority and power to execute such documents and agreements on behalf of Borrower and MCRI, (iv) designation by corporate certificate (“Authorized Officer Certificate”), substantially in the form of the Authorized Officer Certificate marked “Exhibit G”, affixed hereto and by this reference incorporated herein and made a part hereof, of the officers of Borrower who are authorized to give Notices of Borrowing, Continuation/Conversion Notices, Closing Pricing Certificate, Compliance Certificates and all other notices, requests, reports, consents, certifications and authorizations on behalf of the Borrower, each individually an “Authorized Officer” and collectively the “Authorized Officers”, and (v) an original closing certificate (“Closing Certificate”), substantially in the form of the Closing Certificate marked “Exhibit H”, affixed hereto and by this reference incorporated herein and made a part hereof, duly executed by an Authorized Officer of Borrower.

Section 3.06.         Opinion of Counsel.  Opinion of counsel to the Borrower and Guarantor, dated as of the Restatement Effective Date and addressed to the Agent Bank on behalf of itself and each of the Banks, together with their respective successors and assigns, substantially in the form of the legal opinion marked “Exhibit J”, affixed hereto and by this reference incorporated herein and made a part hereof.

Section 3.07.         Title Policy Endorsements.  As of the Restatement Effective Date, the Title Endorsements (or proforma commitment for the issuance thereof) consistent with the requirements of the Closing Instructions.

Section 3.08.         Survey.  If required by Title Insurance Company as a condition for the issuance of the Title Policy Endorsement in compliance with the Closing Instructions, a current boundary and location survey for the Real Property delivered to Agent Bank no less than ten (10) Banking Business Days prior to the Restatement Effective Date, which must (a) be certified to Agent Bank and the Title Insurance Company, (b) show the Real Property to be free of encroachments, overlaps, and other survey defects, (c) show the courses and distances of the lot lines for the Real Property, (d) show that all existing improvements are located within said lot and building lines, and (e) show the location  of all above and below ground easements, improvements, appurtenances, utilities, rights-of-way, water rights and ingress and egress, by reference to book and page numbers and/or filed map reference.  On or before the Restatement Effective Date, all other survey requirements of Title Insurance Company for the issuance of the Title Policy Endorsements.

Section 3.09.         Payment of Taxes.  Evidence satisfactory to Agent Bank that all past and current real and personal property taxes and assessments which are presently due and payable applicable to the Real Property have been paid in full.

Section 3.10.         Insurance.  Copies of declaration pages of each insurance policy, certified to be true and correct in all respects by an Authorized Officer of Borrower, together with original binders evidencing Borrower as the named insured, and original certificates of insurance, loss payee and mortgagee endorsements naming Agent Bank as mortgagee, loss payee and additional insured as required by the insurance provisions set forth in Section 5.09 of this Credit Agreement.

Section 3.11.         Payment of Fees and Existing Bank Loan.  Payment by Borrower to Agent Bank of the fees to the extent then due and payable on the Restatement Effective Date as provided in Section 2.10(a) hereinabove.  The Existing Lenders shall be fully reimbursed for their respective pro rata shares of all loans, advances, accrued interest, fees and other obligations outstanding under the Existing Bank Loan as of the Restatement Effective Date.

Section 3.12.         Reimbursement for Expenses and Fees.  Reimbursement by Borrower for all reasonable fees and out-of-pocket expenses incurred by Agent Bank in connection with the Credit Facility, including, but not limited to, escrow charges, title insurance premiums, environmental examinations, recording fees, appraisal fees, reasonable attorney’s fees of Henderson & Morgan, LLC and insurance consultant fees, and all other like fees and expenses remaining unpaid as of the Restatement Effective Date to the extent then due and payable on the Restatement Effective Date, provided that the amount then invoiced shall not thereafter preclude Borrower’s obligation to pay such costs and expenses relating to the closing of the Credit Facility following the Restatement Effective Date or to reimburse Agent Bank for the payment thereof.

Section 3.13.         Schedules of Spaceleases and Equipment Leases and Contracts.  The Schedules of Spaceleases (Schedule 4.15) and Equipment Leases and Contracts (Schedule 4.16) in each instance setting forth the name of the other party thereto, a brief description of each spacelease, equipment lease and contract and the commencement and ending date thereof.

Section 3.14.         Phase I Environmental Site Assessments.

(a)        An Environmental Risk Disclosure Questionnaire in the standard form currently used by WFB with respect to real estate secured loans fully completed by Borrower and delivered to Agent Bank.

(b)        Borrower hereby confirms the representations contained in Sections 2.1 and 2.2 of the Environmental Certificate are true and correct in all respects, except with respect to the matters disclosed on the Schedule of Significant Litigation.

(c)        Agent Bank shall have received evidence of flood insurance coverage for all portions of the Real Property that are located in: (i) an area designated by the Federal Emergency Management Agency as having special flood or mud hazards; and (ii) a community that participates in the National Flood Insurance Program; all in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System.

Section 3.15.         Skybridge Documentation.  A true and correct copy of the CC Skybridge Agreement and CC Skybridge Peckham Lane Entitlements and of all amendments and modifications to such Skybridge Documentation.

Section 3.16.         Gaming Permits.  Copy of the Gaming Permits issued by the Nevada Gaming Authorities evidencing the right of the Borrower to conduct gaming activities and games of chance at the Hotel/Casino Facility.

Section 3.17.         Financial Statements, Pricing Certificate and Total Leverage Ratio Certification.

(a)        Audited financial statements of the Borrower for the most recently ended Fiscal Year, to the extent the same have been prepared and are available.

(b)        A certificate (the “Closing Pricing Certificate”) in the form of the Closing Pricing Certificate affixed hereto as “Exhibit F”, setting forth the Total Leverage Ratio of the Borrower determined as of the end of the four (4) consecutive Fiscal Quarter period ending December 31, 2008, giving pro forma effect to the occurrence of the Restatement Effective Date and advance of the Closing Disbursement hereunder based upon unaudited Adjusted EBITDA.  The Applicable Margin shall be subject to adjustment based on the Compliance Certificate to be delivered for the fiscal period ended December 31, 2008 under Section 5.08(f).

Section 3.18.         Schedule of all Significant Litigation.  A Schedule of Significant Litigation (Schedule 3.18) involving any member of the MCRI Consolidation, in each instance setting forth the names of the other parties thereto, a brief description of such litigation, whether or not such litigation is covered by insurance and, if so, whether the defense thereof and liability therefor has been accepted by the applicable insurance company indicating whether such acceptance of such defenses with or without a reservation of rights, the commencement date of such litigation and the amount sought to be recovered by the adverse parties thereto or the amount which is otherwise in controversy.

Section 3.19.         No Injunction or Other Litigation.  No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall, and no litigation shall be pending or threatened which in the reasonable judgment of the Agent Bank would or would reasonably be expected to, enjoin, prohibit, limit or restrain the execution and delivery of this Credit Agreement or the making of any advance under the Credit Facility.

Section 3.20.         Additional Documents and Statements.  As of the Restatement Effective Date such additional documents, affidavits, certificates and opinions as Requisite Lenders may reasonably require to insure compliance with this Credit Agreement.  The statements set forth in Section 3.22 shall be true and correct.

B.         Conditions Precedent to all Borrowings, Swingline Advances and Letters of Credit.  The obligation of each Lender and Agent Bank to advance any Borrowing requested to be made on any Funding Date is (except Borrowings made upon the demand of Agent Bank for the purpose of funding repayment of Swingline Outstandings and/or L/C Reimbursement Obligations), and the obligation of Swingline Lender to fund Swingline Advances and the obligation of L/C Issuer to issue Letters of Credit are, in each case, subject to the occurrence of each of the following conditions precedent as of such Funding Date, Swingline Issuance Date and/or L/C Issuance Date, as the case may be:

Section 3.21.         Notices.

(a)        With respect to any Borrowing, the Agent Bank shall have received in accordance with Section 2.03 on or before such Funding Date an original and duly executed Notice of Borrowing or facsimile copy thereof, to be promptly followed by an original.

(b)        With respect to any Swingline Advance, the Swingline Lender shall have received in accordance with Section 2.08 on or before such Swingline Issuance Date an original and duly executed Notice of Swingline Advance or facsimile copy thereof, to be promptly followed by an original.

(c)        With respect to the issuance of any Letter of Credit, the L/C Issuer shall have received in accordance with Section 2.09 on or before such L/C Issuance Date an original and duly executed L/C Agreement.

Section 3.22.         Certain Statements.  On the Restatement Effective Date and as of the Funding Date the following statements shall be true and correct:

(a)        The representations and warranties with respect to the Borrower and MCRI contained in Article IV hereof (other than representations and warranties which expressly speak only as of a different date which shall be true and correct as of such date) are true and correct on and as of the Funding Date and as of the Restatement Effective Date in all material respects as though made on and as of that date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by this Credit Agreement or by any other Loan Document, or which is otherwise consented to by Requisite Lenders;

(b)        The representations and certifications contained in the Environmental Certificate are true and correct in all material respects (other than representations and warranties which expressly speak only as of a different date which shall be true and correct as of such date);

(c)        Since the date of the most recent financial statements referred to in Section 3.17 and 5.08, no material adverse change shall have occurred; and

(d)        No event has occurred or as a result of any Borrowings contemplated hereby would occur and is continuing, or would result from the making thereof, which constitutes a Default or Event of Default hereunder.

Section 3.23.         Gaming Permits.  The Borrower shall have all Gaming Permits material to or required for the conduct of its gaming businesses and the conduct of games of chance at the Hotel/Casino Facility and such Gaming Permits shall not then be suspended, enjoined or prohibited (for any length of time) by the Nevada Gaming Authorities or any other Governmental Authority.

C.        Additional Conditions Precedent to Commitment Increase.  In addition to the requirements set forth in Articles III A and B, the obligation of Lenders (as such Lenders are defined as of the applicable date of determination) and Agent Bank to make available the Commitment Increase is subject to and contingent upon (i) satisfaction of each of the conditions and requirements set forth in Section 2.01(e), and (ii) Agent Bank having received in each case in form and substance reasonably satisfactory to Agent Bank or in the case of an occurrence, action or event, the occurrence of each of the following:

Section 3.24.         Guaranty Affirmation.  The Guarantor shall have consented to the Commitment Increase and ratified and affirmed the Guaranty as applicable to the Commitment Increase.

Section 3.25.         Amendments to Security Documents.  Borrower shall execute and deliver to Agent Bank such amendments to the Security Documentation as may be required by Agent Bank to add the Commitment Increase as an Obligation secured by the Security Documentation.

Section 3.26.         Revolving Credit Note.  Borrower shall execute and deliver an amendment and restatement of the Revolving Credit Note, in a form reasonably acceptable to Agent Bank, in the amount of the then Aggregate Commitment as increased by the Commitment Increase.

Section 3.27.         Opinion of Counsel - Commitment Increase.  An opinion of counsel to the Borrower and addressed to the Agent Bank on behalf of itself and each of the Banks, together with their respective successors and assigns, opining as to such matters as are reasonably required by Agent Bank and the Requisite Lenders.

Section 3.28.         Endorsement of Title Insurance Policy.  As of the Commitment Increase Effective Date, Borrower, at Borrower’s expense, shall cause the Title Insurance Policy to be endorsed with an 108.8 or other appropriate endorsement for the purpose of increasing the policy insured amount by the amount of the Commitment Increase.

Section 3.29.         Reimbursement for Expenses and Fees.  Reimbursement by Borrower for all reasonable fees and out-of-pocket expenses incurred by Agent Bank in connection with the Commitment Increase, including, but not limited to, title insurance premiums, reasonable attorney’s fees of Henderson & Morgan, LLC and all other like fees and expenses relating to the Commitment Increase Effective Date, provided that the amount then invoiced shall not thereafter preclude Borrower’s obligation to pay such costs and expenses relating to the Commitment Increase following the Commitment Increase Effective Date or to reimburse Agent Bank for the payment thereof.

Section 3.30.         Pro Forma Financial Compliance.  The Borrower shall deliver a duly executed and completed Compliance Certificate, as of the end of the most recently ended Fiscal Quarter, prepared on a pro forma basis based on the assumption that the Commitment Increase had occurred one (1) year prior to the end of the most recently ended Fiscal Quarter, evidencing pro forma compliance with each of the Financial Covenants.

Section 3.31.         Additional Documents and Statements.  Such additional documents, affidavits, certificates and opinions as Agent Bank may reasonably require to insure compliance with this Credit Agreement.  The statements set forth in Section 3.22 shall be true and correct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Banks to enter into this Credit Agreement, Borrower and MCRI make the following representations and warranties:

Section 4.01.         Organization; Power and Authorization.  Borrower and MCRI are each a corporation duly organized and validly existing under the laws of the State of Nevada.  Each of Borrower and MCRI (i) has all requisite corporate power, authority and legal right to execute and deliver each document, agreement or certificate to which it is a party or by which it is bound in connection with the Credit Facility, to consummate the transactions and perform its obligations hereunder and thereunder, and to own its properties and assets and to carry on and conduct its business as presently conducted or proposed to be conducted, and (ii) has taken all necessary corporate action to authorize the execution, delivery and performance of this Credit Agreement and the other Loan Documents to which it is a party or by which it is bound and to consummate the transactions contemplated hereunder and thereunder.

Section 4.02.         No Conflict With, Violation of or Default Under Laws or Other Agreements.  Neither the execution and delivery of this Credit Agreement, the Revolving Credit Note, the Swingline Note or any other Loan Document, or any other agreement, certificate or instrument to which either Borrower or MCRI is a party or by which it is bound in connection with the Bank Facilities, nor the consummation of the transactions contemplated hereunder or thereunder, nor the compliance with or performance of the terms and conditions herein or therein, is prevented by, limited by, conflicts in any material respect with, or will result in a material breach or violation of, or a material default (with due notice or lapse of time or both) under, or the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of their respective property or assets by virtue of, the terms, conditions or provisions of (a) any indenture, evidence of indebtedness, loan or financing  agreement, or other agreement or instrument of whatever nature to which Borrower or MCRI is bound, or (b) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which Borrower or MCRI are subject.

Section 4.03.         Litigation.  Except as disclosed on the Schedule of Significant Litigation delivered in connection with Section 3.18, to the best knowledge of Borrower and MCRI, after due inquiry and investigation, there is no action, suit, proceeding, inquiry, hearing or investigation pending or threatened, in any court of law or in equity, or before any Governmental Authority, which reasonably would be expected to (a) result in any Material Adverse Change in the Hotel/Casino Facility or in their respective business, financial condition, properties or operations, (b) materially adversely affect the Borrower’s or MCRI’s ability to perform their respective obligations under the Credit Agreement and the other Loan Documents, or (c) materially adversely affect the validity or enforceability of this Credit Agreement and the other Loan Documents.  To the best knowledge of Borrower and MCRI, after due inquiry and investigation, neither Borrower nor MCRI is in violation of or default with respect to any order, writ, injunction, decree or demand of any Governmental Authority.

Section 4.04.                                  Agreements Legal, Binding, Valid and Enforceable.  This Credit Agreement, the Revolving Credit Note, the Swingline Note, the Guaranty, the Security Documentation and all other Loan Documents, when executed and delivered by Borrower and/or Guarantor, as applicable, in connection with the Credit Facility will constitute legal, valid and binding obligations of Borrower, enforceable against Borrower and/or Guarantor, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application relating to or affecting the enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 4.05.                                  Information and Financial Data Accurate; Financial Statements; No Adverse Event.  All information and financial and other data previously furnished in writing by Borrower and MCRI in connection with the Bank Facilities was true, correct and complete in all material respects as of the date furnished (unless subsequently corrected prior to the date hereof), and there has been no Material Adverse Change with respect thereto to the date of this Credit Agreement since the dates thereof.  No information has been omitted which would make the information previously furnished in such financial statements to Banks misleading or incorrect in any material respect to the date of this Credit Agreement.  Any and all financial statements heretofore furnished to Banks by Borrower and/or MCRI: (a) present fairly the financial position of Borrower and MCRI as of their respective dates and the results of operations and changes in financial position for the periods to which they apply, and (b) have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved.  Since the date of the financial statements referred to in this Section 4.05, there has been no Material Adverse Change in the financial condition, assets, liabilities, business or operations of Borrower or MCRI.

Section 4.06.                                  Governmental Approvals.  All timely consents, approvals, orders or authorizations of, or registrations, declarations, notices or filings with any Governmental Authority which are required in connection with the valid execution and delivery of this Credit Agreement and the other Loan Documents by Borrower and the carry-out or performance of any of the transactions required or contemplated hereunder, or thereunder, by Borrower, have been obtained or accomplished and are in full force and effect, or can be obtained or accomplished by Borrower.  All timely consents, approvals, orders or authorizations of, or registrations, declarations, notices or filings with any Governmental Authority which are required by Borrower in connection with the use and operation of the Hotel/Casino Facility have been obtained or accomplished and are in full force and effect.

Section 4.07.                                  Payment of Taxes.  Borrower and MCRI have duly filed or caused to be filed all federal, state and local tax reports and returns which are required to be filed by them and have paid or made provisions for the payment of, all material taxes, assessments, fees and other governmental charges which have or may have become due pursuant to said returns or otherwise pursuant to any assessment received by Borrower except such taxes, assessments, fees or other governmental charges, if any, as are being contested in good faith by Borrower by appropriate proceedings and for which Borrower or MCRI have maintained adequate reserves for the payment thereof in accordance with GAAP.

Section 4.08.                                  Title to Properties.  Borrower shall have good and marketable title to the Real Property as of the Restatement Effective Date and at all times during the term of the Bank Facilities (except for the Adjacent Driveway Property with respect to which Borrower shall have good and marketable leasehold title and except for the Pedestrian Crossing Air Space with respect to which Borrower shall have a valid license).  Each of Borrower and MCRI has good and marketable title to:  (a) all of its properties and assets reflected in the most recent financial statements referred to in Section 4.05 hereof as owned by them (except those properties and assets disposed of since the date of said financial statements in the ordinary course of business or those properties and assets which are no longer used or useful in the conduct of its businesses), including, but not limited to, Borrower’s and MCRI’s interest in patents, trademarks, tradenames, servicemarks, and licenses relating to or pertaining to the Real Property or the Hotel/Casino Facility, and (b) all properties and assets acquired by them subsequent to the date of the most recent financial statements referred to in Section 4.05 hereof.  All such properties and assets are not subject to any liens, encumbrances or restrictions except Permitted Encumbrances.  All roads, easements and rights of way necessary for the full utilization of the Real Property have been completed and/or obtained.

Section 4.09.                                  No Untrue Statements.  All statements, representations and warranties made by Borrower and MCRI in this Credit Agreement, any other Loan Document and any other agreement, document, certificate or instrument previously furnished or to be furnished by Borrower and/or MCRI to Banks pursuant to the provisions of this Credit Agreement, at the time they were made and on and as of the Restatement Effective Date: (a) are and shall be true, correct and complete in all material respects, (b) do not and shall not contain any untrue statement of a material fact, and (c) do not and shall not omit to state a material fact, the absence of which makes the information contained herein or therein materially misleading or incomplete.  Borrower and MCRI understand that all such statements, representations and warranties shall be deemed to have been relied upon by Banks as a material inducement to establish the Bank Facilities.

Section 4.10.                               Brokerage Commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Credit Agreement.  No brokerage or other fee, commission or compensation is to be paid by Banks with respect to the extensions of credit contemplated hereby and Borrower agrees to indemnify Banks against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable attorney’s fees incurred by Banks in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.

Section 4.11.                               No Defaults.  Borrower is not in violation of any applicable law and/or regulations, the violation of which materially and adversely affects the business, financial condition or operations of the Real Property or the Hotel/Casino Facility.  Borrower is not in violation or default (nor is there any waiver in effect which, if not in effect, would result in a violation or default) in any material and adverse respect under any indenture, evidence of indebtedness, loan or financing agreement or other agreement or instrument of whatever nature to which it is a party or by which it is bound (except for any defaults previously brought to Banks’ attention in writing, for which Borrower has received a waiver from Requisite Lenders), a default under which would reasonably be expected to result in a Material Adverse Change.

Section 4.12.                                  Employee Retirement Income Security Act of 1974.  No Reportable Event has occurred and is continuing with respect to any Pension Plan under ERISA, that gives rise to liabilities that would constitute a Material Adverse Change.

Section 4.13.                                  Availability of Utility Services.  All utility services and facilities necessary for the Hotel/Casino Facility and the Real Property including, without limitation, electrical, water, gas and sewage services and facilities are available for the use and operation of the Hotel/Casino Facility and the Real Property.

Section 4.14.                               Policies of Insurance.  As of the Restatement Effective Date, each of the copies of the declaration pages, original binders and certificates of insurance evidencing the Policies of Insurance relating to the Hotel/Casino Facility delivered to Agent Bank by Borrower (i) is a true, correct and complete copy of the respective original thereof as in effect on the date hereof, and no amendments or modifications of any of said documents or instruments not included in such copies have been made, and (ii) has not been terminated and is in full force and effect.  Borrower is not in default in the observance or performance of its obligations under said documents and instruments, and Borrower has done all things required to be done as of the Restatement Effective Date to keep unimpaired its rights thereunder.

Section 4.15.                              Spaceleases.  Schedules of all executed Spaceleases pertaining to the Hotel/Casino Facility, or any portion thereof, in existence as of the Restatement Effective Date, are set forth on Schedule 4.15 attached hereto.

Section 4.16.                              Equipment Leases and Contracts.  Schedules of all executed Equipment Leases and Contracts pertaining to the Hotel/Casino Facility or any portion thereof, in existence as of the Restatement Effective Date, are set forth on Schedule 4.16 attached hereto.

Section 4.17.                                  Gaming Permits and Approvals.  All Gaming Permits required to be held by Borrower are current and in good standing and Borrower presently holds all Gaming Permits necessary for the continued operation of the Hotel/Casino Facility.

Section 4.18.                                  Environmental Certificate.  The representations and certifications contained in the Environmental Certificate are true and correct in all material respects.

Section 4.19.                                  Investment Company Act.  Borrower is neither an “investment company” nor a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.20.                              Public Utility Holding Company Act.  Borrower is neither a “holding company,” nor a “subsidiary company” of a “holding company,” nor an “affiliate” of a “holding company” nor of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.21.                                  Labor Relations.  There is no strike or work stoppage in existence, or to the best knowledge of Borrower threatened, involving Borrower or the Hotel/Casino Facility.

Section 4.22.                              Trademarks, Patents, Licenses, Franchises, Formulas and Copyrights.  Borrower owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas set forth in Schedule 4.22, or has a valid license or sublicense of rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be expected to result in a Material Adverse Change on the business, operations, property, assets or condition (financial or otherwise) of Borrower.  Each of the patents, trademarks, servicemarks, tradenames and copyrights owned by Borrower which is registered with any Governmental Authority is set forth on Schedule 4.22, attached hereto.

Section 4.23.                              Contingent Liabilities.  As of the Restatement Effective Date, neither Borrower nor Guarantor has incurred any material Contingent Liabilities (any Contingent Liability in excess of Two Million Dollars ($2,000,000.00) being deemed material) other than in connection with the Credit Facility and those described on Schedule 4.23.

Section 4.24.                                  CC Skybridge Documentation.  The copies of the CC Skybridge Agreement and CC Skybridge Peckham Lane Entitlements which have been delivered to Agent Bank in accordance with Section 3.15 are true and correct copies of the originals thereof.  The CC Skybridge Agreement and CC Skybridge Peckham Lane Entitlements are each in full force and effect and have not been amended or otherwise modified except as set forth by documents delivered to Agent Bank in accordance with Section 3.15 or except as permitted under Section 5.25.

Section 4.25.                              Subsidiaries.  As of the Restatement Effective Date: (a) MCRI has no Subsidiaries other than Borrower, Golden Town, Inc., a Nevada corporation (inactive) and High Desert Sunshine, Inc., a Nevada corporation, and (b) Borrower does not have any Subsidiaries.

ARTICLE V

GENERAL COVENANTS OF BORROWER AND MCRI

To induce the Banks to enter into this Credit Agreement, Borrower and MCRI covenant to Banks as follows:

A.                                 General Covenants.

Section 5.01.                                  FF&E.  Borrower shall furnish, fixture and equip the Hotel/Casino Facility with FF&E it reasonably deems appropriate for the operation of the Hotel/Casino Facility.  All FF&E that is purchased and installed in the Hotel/Casino Facility shall be purchased free and clear of any liens, encumbrances or claims, other than Permitted Encumbrances.

Section 5.02.                                  Permits; Licenses and Legal Requirements.  Borrower shall comply in all material respects with and keep in full force and effect, as and when required, all Gaming Permits and all material permits, licenses and approvals obtained from any Governmental Authorities which are required for the operation and use of the Real Property as the Hotel/Casino Facility.  Borrower shall comply in all material respects with all applicable material existing and future laws, rules, regulations, orders, ordinances and requirements of all Governmental Authorities, and with all recorded restrictions affecting the Real Property.

Section 5.03.                                  Protection Against Lien Claims.  Borrower shall promptly pay and discharge or cause to be paid and discharged all claims and liens for labor done and materials and services supplied and furnished in connection with the Hotel/Casino Facility in accordance with this Section 5.03.  If any mechanic’s lien or materialman’s lien shall be recorded, filed or suffered to exist against the Real Property, Hotel/Casino Facility or any interest therein by reason of work, labor, services or materials supplied, furnished or claimed to have been supplied and furnished in connection with the Hotel/Casino Facility, upon Borrower’s receipt of written notice from Agent Bank demanding the release and discharge of such lien: (a) said lien or claim shall be paid, released and discharged of record within sixty (60) days following its receipt of such notice, or (b) Borrower shall cause said mechanic’s lien or materialman’s lien to be released of record pursuant to the provisions set forth in the Nevada Revised Statues 108.2413, et. seq., within ninety (90) days following its receipt of such notice.

Section 5.04.                              Continuance of Outstanding Balance of Existing Bank Loan.  On the Restatement Effective Date, each Lender shall fund its Pro Rata Share of the outstanding principal and interest owing under the Existing Bank Loan for payment to the Existing Lenders for the purpose of continuing the unpaid principal under the Existing Bank Loan as Funded Outstandings under the Credit Facility.

Section 5.05.                                  No Change in Character of Business or Location of Chief Executive Office.  At all times throughout the term of the Credit Facility (a) the chief executive office of Borrower and MCRI shall be located at 3800 South Virginia Street, Reno, Nevada 89502; provided, however, Borrower shall be entitled to move its chief executive office to another location within the State of Nevada upon no less than thirty (30) days prior written notice to Agent Bank, (b) the Hotel/Casino Facility shall be operated by the Borrower, and (c) neither Borrower nor MCRI shall effect a material change in the nature and character of the business at the Hotel/Casino Facility as presently conducted and as presently contemplated and disclosed to Banks.

Section 5.06.                                  Preservation and Maintenance of Properties and Assets; Acquisition of Additional Property or Leases.

(a)                               At all times throughout the term of the Bank Facilities, (a) the Borrower shall operate, maintain and preserve all rights, privileges, franchises, licenses, Gaming Permits and other properties and assets necessary to conduct its businesses and the Hotel/Casino Facility, in accordance with all applicable governmental laws, ordinances, approvals, rules and regulations and requirements, including, but not limited to, zoning, sanitary, pollution, building, environmental and safety laws and ordinances, rules and regulations promulgated thereunder, and (b) Borrower shall not consolidate with, remove, demolish, materially alter, discontinue the use of, sell, transfer, assign, hypothecate or otherwise dispose of to any Person, any part of its properties and assets necessary for the continuance of its business, as presently conducted and as presently contemplated, other than in the normal course of business, alterations or modifications as are reasonably expected to increase the value of the Collateral, or as otherwise permitted pursuant to this Credit Agreement.

(b)                              Furthermore, in the event Borrower, MCRI or any Affiliate and/or Related Entity thereof (other than BLILP), shall acquire any other real property or rights to the use of real property which is: (a) adjacent to any of the Real Property and used as an integral part of the operation at the Real Property and/or the Hotel/Casino Facility, or (b) if not so adjacent, necessary and required for the use and operation of such Real Property or Hotel/Casino Facility, Borrower shall concurrently with the acquisition of such real property or the rights to the use of such real property, execute or cause the execution of such documents as may be necessary to add such real property or rights to the use of real property as Collateral under the Bank Facilities.  Provided, however, in the event the V/P Property, or any portion thereof, is released as Collateral pursuant to Section 5.22, the V/P Property so released, or applicable portion thereof, shall be required to be added as Collateral only in the event that its use in connection with the Hotel/Casino Facility is required by the Laws of any applicable Governmental Authority.

(c)                               Other than with respect to the Adjacent Driveway Lease, neither Borrower nor MCRI shall enter into any other leases, licenses, rental or other arrangements for the use or occupancy of all or any portion of the Village Shopping Center which use or occupancy is or is planned or projected to be or become an integral part of the operation at the Real Property and/or the Hotel/Casino Facility, without the prior written consent of Agent Bank, which consent shall not be unreasonably withheld or delayed, or if in the opinion of Agent Bank such amendment, modification or termination is materially adverse to Borrower or the Banks, without the prior written consent of Requisite Lenders.

Section 5.07.                                  Repair of Properties and Assets.  At all times throughout the term of the Bank Facilities, Borrower shall, at its own cost and expense, (a) maintain, preserve and keep in a manner consistent with hotel and gaming casino operating practices, as the case may be, applicable to hotel/casino operations operating in the Reno, Nevada area, its assets and properties, including, but not limited to, the Hotel/Casino Facility and all FF&E owned or leased by Borrower in good and substantial repair, working order and condition, ordinary wear and tear excepted, (b) from time to time, make or cause to be made, all necessary and proper repairs, replacements, renewals, improvements and betterments thereto, and (c) from time to time, make such substitutions, additions, modifications and improvements as may be necessary and as shall not impair the structural integrity, operating efficiency and economic value of said assets and properties.  All alterations, replacements, renewals, or additions made pursuant to this Section 5.07 shall become and constitute a part of said assets and property and subject, inter alia, to the provisions of Section 5.01 and subject to the lien of the Loan Documents.

Section 5.08.                                  Financial Statements; Reports; Certificates and Books and Records.  Until Bank Facility Termination, Borrower and MCRI shall, unless the Agent Bank (with the written approval of the Requisite Lenders) otherwise consents, at Borrower’s sole expense, deliver to the Agent Bank and each of the Lenders a full and complete copy of each of the following and shall comply with each of the following financial requirements:

(a)                               As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the fourth (4th) Fiscal Quarter in any Fiscal Year), the balance sheet, income statement, statement of retained earnings and statement of cash flows of the Borrower as at the end of such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail.  Such financial statements shall be certified by an Authorized Officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower in accordance with GAAP (other than footnote disclosures) as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(b)                              As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the fourth (4th) Fiscal Quarter in any Fiscal Year), the consolidated and consolidating balance sheet, income statement, statement of retained earnings and statement of cash flows of the MCRI Consolidation as at the end of such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail.  Such financial statements shall be certified by an Authorized Officer of MCRI as fairly presenting the financial condition, results of operations and cash flows of the MCRI Consolidation in accordance with GAAP (other than footnote disclosures) as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

(c)                               As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the balance sheet, income statement, statement of retained earnings and statement of cash flows (reconciled with year end audited statements) of the Borrower as at the end of such Fiscal year, all in reasonable detail, and (ii) the consolidated and consolidating balance sheet, income statement, statement of retained earnings and cash flows (reconciled with year end audited statements) of the MCRI Consolidation as at the end of such Fiscal year, all in reasonable detail.  Such financial statements shall be prepared in accordance with GAAP and shall be accompanied by a report of any “Big 4” accounting firm or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Agent Bank, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Banks.  Such accountants’ report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed the Financial Covenants as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 6.01 through 6.03, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by the Borrower and the MCRI Consolidation, as applicable, in the manner prescribed by this Credit Agreement.  Such financial statements shall be certified by an Authorized Officers of the Borrower and MCRI in the same manner as required with respect to financial statements delivered pursuant to Sections 5.08(a) and (b);

(d)                              As soon as practicable, and in any event no later than forty-five (45) days following the commencement of each Fiscal Year, projections by Fiscal Quarter for that Fiscal Year, including projected balance sheet, statement of operations and statement of cash flow of Borrower and projected consolidated and consolidating balance sheets and statements of operations and cash flows, of the Borrower, all in reasonable detail;

(e)                               As soon as practicable, and in any event no later than forty-five (45) days after the commencement of each Fiscal Year, a Capital Expenditure budget by Borrower for the Hotel/Casino Facility for that Fiscal Year, all in reasonable detail;

(f)                                  Concurrently with the financial statements and reports required pursuant to Sections 5.08(a), (b) and 5.08(c), a Compliance Certificate signed by an Authorized Officer of Borrower, including, without limitation, through the 2010 Fiscal Year the status of the Remodel Projects shown on Schedule of Remodel Project and reconciliation of the line item project descriptions and cost estimates which shall not exceed Fourteen Million Two Hundred Seventy-Five Thousand Dollars ($14,275,000.00) in the aggregate at any time;

(g)                               Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication that shall have been sent to the stockholders of MCRI, and copies of all annual, regular, periodic and special reports (including, without limitation, each 10Q and 10K report) and registration statements which MCRI shall have filed or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Banks pursuant to other provisions of this Section 5.08.

(h)                               Promptly, and in any event within ten (10) days of the filing thereof, a copy of any substantive filing, report or other document filed by Borrower, MCRI or any member of the MCRI Consolidation with the Nevada Gaming Authorities.  Promptly after the same are available, copies of any written communication to Borrower or MCRI from the Nevada Gaming Authorities advising them, or either of them, of a material violation of or non-compliance with, any Gaming Law by Borrower, MCRI or any member of the MCRI Consolidation.

(i)                                   Until Bank Facility Termination, Borrower and MCRI, and each of them, shall keep and maintain complete and accurate books and records in accordance with GAAP, consistently applied.  Borrower and MCRI, and each of them, shall permit Banks and any authorized representatives of Banks to have reasonable access to and to inspect, examine and make copies of the books and records, any and all accounts, data and other documents of Borrower and MCRI at all reasonable times upon the giving of reasonable notice of such intent.  In addition:  (i) in the event of the occurrence of any Default or Event of Default, or (ii) in the event any Material Adverse Change occurs, Borrower and MCRI shall promptly, and in any event within three (3) days after actual knowledge thereof, notify Agent Bank in writing of such occurrence.

(j)                                  Until Bank Facility Termination, Borrower and MCRI, and each of them, shall furnish to Agent Bank, with sufficient copies for distribution to each of the Banks, any financial information or other information bearing on the financial status of the Borrower, MCRI, any member of the MCRI Consolidation, or any of them, which is reasonably requested by Agent Bank or Requisite Lenders.

Section 5.09.                                  Insurance.  Borrower shall obtain, or cause to be obtained, and shall maintain or cause to be maintained with respect to the Hotel/Casino Facility, at all times throughout the term of the Credit Facility, at its own cost and expense, and shall deposit with Agent Bank on or before the Restatement Effective Date:

(a)                               Property Insurance.  Borrower shall maintain an “All Risk” (Special Causes of Loss or Equivalent) perils policy covering the building and improvements, and other permanent structures for one hundred percent (100%) of the replacement cost.  Borrower shall maintain no less than a Five Million Dollar ($5,000,000.00) sub-limit for the perils of flood and earthquake.  The policy will include Agreed Amount (waiving co-insurance), replacement cost valuation and building ordinance endorsements.  The policy will include a standard mortgagee clause (ISO form or equivalent) and provide that all losses in excess of One Million Dollars ($1,000,000.00) be adjusted by Borrower with the consent of Agent Bank.  The Borrower waives any and all rights of subrogation against Banks.

(b)                              Personal Property (including machinery, equipment, furniture, fixtures, stock).  Borrower shall maintain special causes of loss (“All Risk”) property coverage which represents one hundred percent (100%) of the values at replacement costs for all personal property owned, leased or for which Borrower is legally liable.  Such policy shall include a lenders loss payable endorsement in favor of Agent Bank.  The policy providing real and personal property coverage may include a deductible of no more than Two Hundred Fifty Thousand Dollars ($250,000.00) for any single occurrence.

(c)                               Business Income/Extra Expense.  Borrower shall maintain a combined Business Income/Extra Expense coverage with a limit no less than eighty percent (80%) of the net profit, plus continuing expenses (including debt service) for the Hotel/Casino Facility, which coverage may be included in the coverages required by Section 5.09(a) and (b) above.  Such coverage shall also include extensions for off premises power losses at One Million Dollars ($1,000,000.00) and an extended period of indemnity ninety (90) days endorsement.  These coverages (to the extent not covered by Section 5.09(a) and (b) above) may have a deductible of no greater than forty-eight (48) hours, or One Hundred Thousand Dollars ($100,000.00), if a separate deductible applies.  Agent Bank shall be endorsed as the loss payee under the above coverages.  The Borrower may elect to cover the property on a blanket or loss limit basis as long as one hundred percent (100%) replacement cost values are utilized as required above.  The property coverage shall contain no exclusions or limitations for terrorism or terrorist acts.

(d)                              Boiler and Machinery.  Borrower shall maintain a Boiler and Machinery policy for the Hotel/Casino Facility written on a Comprehensive Form with a combined direct and indirect limit of no less than Twenty-Five Million Dollars ($25,000,000.00), which coverage may be included in the coverages required by Section 5.09(a) and (b) above.  The policy shall include extensions for Agreed Amount (waiving co-insurance) and Replacement Cost Valuation.  The policy (to the extent not covered by Section 5.09(a) and (b) above) may contain deductibles of no greater than One Hundred Thousand Dollars ($100,000.00) direct and forty-eight (48) hours indirect.

(e)                               Crime Insurance.  Borrower shall obtain a comprehensive crime policy, including the following coverages:

(i)                                   employee dishonesty - Five Hundred Thousand Dollars ($500,000.00);

(ii)                                money and securities (inside) - Five Hundred Thousand Dollars ($500,000.00);

(iii)                             money and securities (outside) - Five Hundred Thousand Dollars ($500,000.00);

(iv)                            depositor’s forgery - Five Hundred Thousand Dollars ($500,000.00);

(v)                               computer fraud - Five Hundred Thousand Dollars ($500,000.00).

The policy must be amended so that money is defined to include “tokens and chips”.  The policy may contain deductibles of no greater than Two Hundred Fifty Thousand Dollars ($250,000.00) for employee dishonesty, depositor’s forgery and computer fraud and One Hundred Thousand Dollars ($100,000.00) for all other coverage agreements listed above.

(f)                                  Commercial General Liability (2005 ISO Form or Equivalent).  Borrower shall maintain a Commercial General Liability policy with a One Million Dollar ($1,000,000.00) combined single limit for bodily injury and property damage, including Contractual Liability, and all standard policy form extensions.  The policy must provide a Two Million Dollar ($2,000,000.00) general aggregate (per location, if multi-location risk) and be written on an “occurrence form”.  The policy will include extensions for Liquor Legal Liability and Employee Benefits Legal Liability coverages.  If the general liability policy contains a self-insured retention, it shall be no greater than Fifty Thousand Dollars ($50,000.00) per occurrence with an aggregate of no greater than One Million Dollars ($1,000,000.00) for all losses.

The policy shall be endorsed to include Agent Bank as an additional insured on behalf of the Banks for losses relating to the Hotel/Casino Facility.  Definition of additional insured shall include all officers, directors, employees, agents and representatives of the additional insured.  The coverage for additional insured shall apply on a primary basis irrespective of any other insurance whether collectible or not (ISO Form Endorsement No. CE20261185 Additional Insured - Designated Person, Organization or equivalent).

(g)                               Automobile.  Borrower shall maintain a comprehensive Automobile Liability Insurance Policy written under coverage “symbol 1”, providing a One Million Dollar ($1,000,000.00) combined single limit for bodily injury and property damage covering all owned, non-owned and hired vehicles of the Borrower.  If the policy contains a self-insured retention it shall be no greater than Fifty Thousand Dollars ($50,000.00) per occurrence with an aggregate of no greater than One Million Dollars

 ($1,000,000.00) for all losses.  The following additional coverages must be purchased by Borrower:

(i)                                   Garagekeepers Legal Liability.  Five Hundred Thousand Dollar ($500,000.00) limit for comprehensive and collision coverages for physical damage to vehicles in the mortgagors care, custody and control.  The policy can be subject to a deductible of no greater than Five Thousand Dollars ($5,000.00) for each auto and Twenty-Five Thousand Dollars ($25,000.00) for each loss.

(h)                               Workers Compensation and Employers Liability Insurance.  Borrower shall maintain standard Workers Compensation Policy covering the State of Nevada and Employers Liability coverage subject to a limit of no less than Five Hundred Thousand Dollars ($500,000.00) each employee, Five Hundred Thousand Dollars ($500,000.00) each accident, Five Hundred Thousand Dollars ($500,000.00) policy limit.  The policy shall include endorsements for Voluntary Compensation and Stop Gap Liability.  If the Borrower has elected to self-insure Workers Compensation coverage in the State of Nevada, the Agent Bank must be furnished with a copy of the certificate from the state permitting self-insurance and evidence of a Stop Loss Excess Workers Compensation policy with a specific retention of no greater than Five Hundred Thousand Dollars ($500,000.00) thereafter.

(i)                                   Umbrella Liability.  An Umbrella Liability policy must be purchased with a limit of not less than Seventy-Five Million Dollars ($75,000,000.00) providing excess coverage over all limits and coverages indicated in paragraphs a through g above.  The limits can be obtained by a combination of Primary and Excess Umbrella policies, provided that all layers follow form with the underlying policies indicated in f, g and h and are written on an “occurrence” form.  This policy, or the underlying policy or policies to which the Umbrella Liability policy pertains, shall be endorsed to include the Agent Bank as an additional insured on behalf of the Banks.

(j)                                  If Borrower’s general liability and automobile policies include a self-insured retention, it is agreed and fully understood that Borrower is solely responsible for payment of all amounts due within said self-insured retentions.  Any Indemnification/Hold Harmless provision is extended to cover all liabilities associated with said self-insured retentions.

(k)                              All policies indicated above shall be written with insurance companies licensed and admitted to do business in the State of Nevada and rated no lower than “A X” in the most recent addition of A.M. Best and/or “AA” in the most recent edition of Standard & Poor’s, or such other carrier reasonably acceptable to Agent Bank.  All policies discussed above shall be endorsed to provide that in the event of a cancellation, non-renewal or material modification, Agent Bank shall receive thirty (30) days prior written notice thereof.  The Borrower shall furnish Agent Bank with Certificates of Insurance executed by an authorized agent evidencing compliance with all insurance provisions discussed above on an annual basis.  Certificates of Insurance executed by an authorized agent of each carrier providing insurance evidencing continuation of all coverages will be provided on the Restatement Effective Date and annually on or before ten (10) days prior to the expiration of each policy.  The Borrower shall also furnish a copy of the declaration page of each policy required by this section and the actual policy endorsements evidencing the Agent Bank’s status as Mortgagee/Loss Payee (Property coverage) and Additional Insured (General Liability coverage) as required.  All certificates and other notices related to the insurance program shall be delivered to Agent Bank concurrently with the delivery of such certificates or notices to such carrier or to Borrower as applicable.

(l)                                   Any other insurance reasonably requested by Agent Bank or Requisite Lenders in such amount and covering such risks as may be reasonably requested.  Approval of any insurance by the Agent Bank shall not be a representation of the solvency of any insurer or the sufficiency of any coverage required under this Credit Agreement.  All requirements set forth in this section are considered minimums in terms of the purchase and maintenance of insurance under this Credit Agreement.

Section 5.10.                                  Taxes.  Throughout the term of the Credit Facility, Borrower shall prepare and timely file or cause to be prepared and timely filed all federal, state and local tax returns required to be filed by it, and Borrower shall pay and discharge prior to delinquency all taxes, assessments and other governmental charges or levies imposed upon it, or in respect of any of any of its properties and assets except such taxes, assessments and other governmental charges or levies, if any, as are being contested in good faith by Borrower in the manner which is set forth for such contests by Section 4.07 herein.

Section 5.11.                                  Permitted Encumbrances Only.  At all times throughout the term of the Credit Facility, Borrower shall not create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, Lien, security interest, encumbrance, attachment, levy, distraint, or other judicial process and burdens of every kind and nature except the Permitted Encumbrances on or with respect to the Collateral, except (a) with respect to matters described in Sections 5.03 and 5.10 such items as are being contested in the manner described therein, and (b) with respect to any other items, if any, as are being contested in good faith by appropriate proceedings and for which Borrower has maintained adequate reserves for the payment thereof.

Section 5.12.                                  Advances.  At any time during the term of the Credit Facility, if Borrower should fail (a) to perform or observe, or (b) to cause to be performed or observed, any covenant or obligation of Borrower under this Credit Agreement or any of the other Loan Documents, then Agent Bank, upon the giving of reasonable notice may (but shall be under no obligation to) take such steps as are necessary to remedy any such non-performance or non-observance and provide for payment thereof.  All amounts advanced by Agent Bank or Lenders pursuant to this Section 5.12 shall become an additional obligation of Borrower to Lenders secured by the Deed of Trust and other Loan Documents, shall reduce the amount of Available Borrowings and shall become due and payable by Borrower on the next interest payment date, together with interest thereon at a rate per annum equal to the Default Rate (such interest to be calculated from the date of such advancement to the date of payment thereof by Borrower).

Section 5.13.                                  Further Assurances.  Borrower and MCRI will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such amendments or supplements hereto or to any of the Loan Documents and such further documents, instruments and transfers as Requisite Lender or Agent Bank may reasonably require for the curing of any defect in the execution or acknowledgement hereof or in any of the Loan Documents, or in the description of the Real Property or other Collateral or for the proper evidencing of giving notice of each lien or security interest securing repayment of the Bank Facilities.  Further, upon the execution and delivery of the Deed of Trust and each of the Loan Documents and thereafter, from time to time, Borrower shall cause the Deed of Trust and each of the Loan Documents and each amendment and supplement thereto to be filed, registered and recorded and to be refiled, re-registered and re-recorded in such manner and in such places as may be reasonably required by the Requisite Lenders or Agent Bank, in order to publish notice of and fully protect the lien of the Deed of Trust and the Loan Documents and to protect or continue to perfect the security interests created by the Deed of Trust and Loan Documents in the Real Property and Collateral and to perform or cause to be performed from time to time any other actions required by law and execute or cause to be executed any and all instruments of further assurance that may be necessary for such publication, perfection, continuation and protection.

Section 5.14.                                  Indemnification.  Borrower agrees to and does hereby jointly and severally indemnify, protect, defend and save harmless Agent Bank and each of the Banks and their respective trustees, officers, employees, agents, attorneys and shareholders (individually an “Indemnified Party” and collectively the “Indemnified Parties”) from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, or demands, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Credit Agreement, with any other Loan Document or with the transactions contemplated herein and thereby; provided, however, Borrower shall not be obligated to indemnify, protect, defend or save harmless an Indemnified Party if, and to the extent, the loss, damage, expense or liability was caused by (a) the gross negligence or intentional misconduct of such Indemnified Party, (b) a dispute amongst the Lenders not involving or arising from Borrower’s or Guarantor’s Default, or (c) the breach of this Credit Agreement or any other Loan Document by such Indemnified Party or the breach of any laws, rules or regulation by such Indemnified Party (other than those breaches of Laws arising from Borrower’s or Guarantor’s Default).  In case any action shall be brought against any Indemnified Party based upon any of the above and in respect to which indemnity may be sought against Borrower, Agent Bank shall promptly notify Borrower in writing, and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and reasonably satisfactory to Indemnified Party, the payment of all costs and expenses and the right to negotiate and consent to settlement upon the consent of the Indemnified Party.  Upon reasonable determination made by Indemnified Party that such counsel would have a conflict representing such Indemnified Party and Borrower, the applicable Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof.  Borrower shall not be liable for any settlement of any such action effected without its consent, but if settled with Borrower’s consent, or if there be a final judgment for the claimant in any such action, Borrower agrees to indemnify, defend and save harmless such Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.  The provisions of this Section 5.14 shall survive the termination of this Credit Agreement and Bank Facility Termination and the assignment or subparticipation of all or any portion of the Syndication Interest held by any Lender pursuant to Section 10.10.

Section 5.15.                                  Inspection of the Collateral and Appraisal.  At all times during the term of the Credit Facility, Borrower shall provide or cause to be provided to Banks and any authorized representatives of Banks, accompanied by representatives of Borrower, the reasonable right of entry and free access to the Real Property to inspect same on reasonable prior notice to Borrower.  If at any time any Qualified Appraisal of the Hotel/Casino Facility is required to be made by any banking regulatory authority or determined to be necessary by Agent Bank or Requisite Lenders after the occurrence of an Event of Default, Borrower agrees to pay all fees, costs and expenses incurred by Agent Bank in connection with the preparation of such Qualified Appraisal.  Borrower shall not be obligated to pay for more than one of such Qualified Appraisals during any Fiscal Year.

Section 5.16.                                  Compliance With Other Loan Documents.  Borrower shall comply with each and every term, condition and agreement contained in the Loan Documents.  Guarantor shall comply with each and every term, condition and agreement contained in the Guaranty.

Section 5.17.                                  Suits or Actions Affecting Borrower or MCRI.  Throughout the term of the Credit Facility, Borrower and MCRI shall promptly advise Agent Bank in writing within ten (10) days after Borrower or MCRI obtain knowledge of (a) any claims, litigation, proceedings or disputes (whether or not purportedly on behalf of Borrower) against, or to the actual knowledge of Borrower or MCRI, threatened or affecting Borrower or MCRI which, if adversely determined, would result in a Material Adverse Change in the Hotel/Casino Facility or the business, operations or financial conditions of Borrower or MCRI, (b) any material labor controversy resulting in or threatening to result in a strike against the Hotel/Casino Facility, or (c) any proposal by any Governmental Authority to acquire any of the material assets or business of Borrower or MCRI.

Section 5.18.         Notice to State Gaming Control Board.  Borrower shall make all required reports and disclosures to the Nevada State Gaming Control Board, including, but not limited to, reporting the Credit Facility within the time period required by Regulation 8.130(2) of the Regulations of Nevada Gaming Commission and State Gaming Control Board.

Section 5.19.         Tradenames, Trademarks and Servicemarks.  Borrower shall not assign or in any other manner alienate its interests in any material tradenames, trademarks or servicemarks relating or pertaining to the Hotel/Casino Facility during the term of the Credit Facility.  Borrower shall not change its name without first giving at least thirty (30) days prior written notice to Agent Bank.

Section 5.20.         Notice of Hazardous Materials.  Within ten (10) days after an executive officer of Borrower shall have obtained actual knowledge thereof, Borrower shall promptly advise Agent Bank and each of the Lenders in writing of and deliver a copy of: (a) any and all enforcement, clean-up, removal or other governmental or regulatory actions instituted or threatened by any Governmental Agency pursuant to any applicable federal, state or local laws, ordinances or regulations relating to any Hazardous Materials (as defined in the Environmental Certificate) affecting the Hotel/Casino Facility, or any portion thereof; (b) all written claims made or threatened by any third party against Borrower, the Real Property, or the Hotel/Casino Facility, relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials (the matters set forth in clauses (a) and (b) above are hereinafter referred to as “Hazardous Materials Claims”); and (c) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property or the Hotel/Casino Facility that could cause Borrower or any part thereof to be held liable under the provisions of, or to be otherwise subject to any restrictions on the ownership, occupancy, transferability or use of the Real Property or the Hotel/Casino Facility under, any Hazardous Materials Laws.

Section 5.21.         Compliance with Access Laws.

(a)        Borrower agrees that Borrower and the Hotel/Casino Facility shall at all times take all reasonable steps to comply with the requirements of the Americans with Disabilities Act of 1990; the Fair Housing Amendments Act of 1988; and

other federal, state or local laws or ordinances related to disabled access; or any statute, rule, regulation, ordinance, order of Governmental Authorities, or order or decree of any court adopted or enacted with respect thereto, as now existing or hereafter amended or adopted (collectively, the “Access Laws”).  At any time, Agent Bank may require a certificate of compliance with the Access Laws and indemnification agreement in a form reasonably acceptable to Agent Bank.  Agent Bank may also require a certificate of compliance with the Access Laws from an architect, engineer, or other third party acceptable to Agent Bank.

(b)        Notwithstanding any provisions set forth herein or in any other document, Borrower shall not alter or permit any tenant or other person to alter the Hotel/Casino Facility in any manner which would increase Borrower’s responsibilities for compliance with the Access Laws without the prior written approval of Agent Bank.  In connection with such approval, Agent Bank may require a certificate of compliance with the Access Laws from an architect, engineer or other person acceptable to Agent Bank.

(c)        Borrower agrees to give prompt written notice to Agent Bank of the receipt by Borrower of any claims of violation of any of the Access Laws and of the commencement of any proceedings or investigations which relate to compliance with any of the Access Laws.

(d)        Borrower shall indemnify, defend and hold harmless Indemnified Parties from and against any and all claims, demands, damages, costs, expenses, losses, liabilities, penalties, fines and other proceedings including, without limitation, reasonable attorneys’ fees and expenses arising directly or indirectly from or out of or in any way connected with any failure of the Hotel/Casino Facility to comply with any of the Access Laws.  The obligations and liabilities of Borrower under this section shall survive Bank Facility Termination, any satisfaction, assignment, judicial or nonjudicial foreclosure proceeding, or delivery of a deed in lieu of foreclosure.

Section 5.22.         Release of V/P Property as Collateral.  Upon the prior written consent of each of the Lenders, Agent Bank shall promptly release the V/P Property (or that portion thereof which is not an integral part of the Hotel/Casino Facility) as Collateral upon the occurrence of each of the following conditions, so long as no Default or Event of Default has occurred and remains continuing:

(a)        Borrower delivers a written request to Agent Bank requesting the release of the V/P Property or applicable portion thereof, including a description of the property to be released and a statement and explanation of why the V/P Property or applicable portion thereof is not an integral, necessary or required part of the business operation conducted at the Hotel/Casino Facility.  In this regard, provision must be made for the retention as Collateral of the entrance to the Hotel/Casino Facility presently located on the V/P Property and the bridge over Virginia Street;

(b)        Borrower shall provide such substitute Collateral as may be deemed necessary by Lenders;

(c)        If previously released, as provided above, and the V/P Property, or applicable portion thereof, has been retaken as Collateral under Section 5.06 of this Credit Agreement, the V/P Property, or applicable portion thereof, shall be re-released as Collateral on the same basis as set forth above.

Section 5.23.         Compliance with Pedestrian Crossing Air Space License.  Until Bank Facilities Termination, Borrower shall fully perform and comply with or cause to be performed and complied with all of the respective material covenants, material terms and material conditions imposed or assumed by it as licensee under the Pedestrian Crossing Air Space License.  Borrower shall not amend, modify or terminate, or enter into any agreement to amend, modify or terminate the Pedestrian Crossing Air Space License without the prior written consent of Agent Bank, which consent shall not be unreasonably withheld or delayed, or if in the opinion of Agent Bank such amendment, modification or termination is materially adverse to Borrower or the Banks, without the prior written consent of Requisite Lenders.

Section 5.24.         Compliance with Adjacent Driveway Lease.  Until Bank Facilities Termination, Borrower shall fully perform and comply with or cause to be performed and complied with all of the respective material covenants, material terms and material conditions imposed or assumed by it as lessee under the Adjacent Driveway Lease.  Borrower shall not enter into any material amendment or modification or terminate, or enter into any agreement to enter into any material amendment or modification or terminate the Adjacent Driveway Lease without the prior written consent of Agent Bank, which consent shall not be unreasonably withheld or delayed, or if in the opinion of Agent Bank such amendment, modification or termination is materially adverse to Borrower or the Banks, without the prior written consent of Requisite Lenders.  In this regard it is understood that “material” amendment or modification shall include, without limitation, any modification to the Term as set forth in Article 1, amount of Rent, as set forth in Article 2, the provisions concerning “Use of Property” as set forth in Section 4.2 and “Option to Purchase” in Article 7 of the Adjacent Driveway Lease.

Section 5.25.         Compliance with CC Skybridge Documentation.  Until Bank Facilities Termination, Borrower shall fully perform and comply with or cause to be performed and complied with all of the respective material covenants, material terms and material conditions imposed or assumed by it under the CC Skybridge Documentation.  Borrower shall not enter into any material amendment or modification or terminate, or enter into any agreement to enter into any material amendment or modification or terminate any of the CC Skybridge Documentation without the prior written consent of Agent Bank, which consent shall not be unreasonably withheld or delayed, or if in the opinion of Agent Bank such amendment, modification or termination is materially adverse to Borrower or the Banks, without the prior written consent of Requisite Lenders.

Section 5.26.         USA Patriot Act.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Agent Bank (for itself and not on behalf of any Lender), notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent Bank, as applicable, to identify such Borrower in accordance with the Patriot Act, and Borrower agrees to provide such information from time to time to Agent Bank and any Lender.

ARTICLE VI

FINANCIAL COVENANTS

Until payment in full of all sums owing hereunder and under the Revolving Credit Note and the occurrence of Bank Facility Termination, Borrower and MCRI agree, as set forth below, to comply or cause compliance with the following Financial Covenants.

Section 6.01.         Total Leverage Ratio.  Commencing as of the Fiscal Quarter ended December 31, 2008 and continuing as of each Fiscal Quarter end until Bank Facility Termination, the Borrower shall maintain a Total Leverage Ratio no greater than the ratios described hereinbelow to be calculated as of the end of each Fiscal Quarter in accordance with the following schedule:

Fiscal Quarter End	Maximum Total Leverage Ratio
As of the Fiscal Quarter ending December 31, 2008 through the Fiscal Quarter ending September 30, 2009	2.875 to 1.00

As of the Fiscal Quarter ending December 31, 2009 through the Fiscal Quarter ending March 31, 2010	2.625 to 1.00

Fiscal Quarter End	Maximum Total Leverage Ratio
As of the Fiscal Quarter ending June 30, 2010 through the Fiscal Quarter ending March 31, 2011	2.375 to 1.00

As of the Fiscal Quarter ending June 30, 2011 and as of each Fiscal Quarter end thereafter occurring until Bank Facility Termination	2.00 to 1.00

Section 6.02.         Fixed Charge Coverage Ratio.  Commencing as of the Fiscal Quarter ended December 31, 2008 and continuing as of each Fiscal Quarter end through Bank Facility Termination, the Borrower shall maintain a minimum Fixed Charge Coverage Ratio no less than 1.25 to 1.00 to be calculated on a cumulative basis with respect to each Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis.

Section 6.03.         Minimum Two Fiscal Quarter Adjusted EBITDA.  Commencing with the Fiscal Quarter ending on March 31, 2009 and continuing as of each Fiscal Quarter end until the occurrence of Bank Facility Termination, the Borrower shall realize Adjusted EBITDA no less than the amounts set forth below, in each case to be calculated with reference to each such Fiscal Quarter and the immediately preceding Fiscal Quarter on a rolling two (2) Fiscal Quarter basis:

December 31, 2008 and March 31, 2009		$7,250,000.00
March 31, 2009 and June 30, 2009		8,750,000.00
June 30, 2009 and September 30, 2009	1	1,250,000.00
September 30, 2009 and December 31, 2009		9,750,000.00
December 31, 2009 and March 31, 2010		7,250,000.00
March 31, 2010 and June 30, 2010		8,750,000.00
June 30, 2010 and September 30, 2010	1	1,250,000.00

September 30, 2010 and December 31, 2010		9,750,000.00
December 31, 2010 and March 31, 2011		7,250,000.00
March 31, 2011 and June 30, 2011		8,750,000.00
June 30, 2011 and September 30, 2011	1	1,250,000.00
September 30, 2011 and December 31, 2011		9,750,000.00

Section 6.04.         Maintenance Capital Expenditure Requirements.  During each Fiscal Year commencing with the Fiscal Year ending December 31, 2009, Borrower shall make or cause to be made, Maintenance Capital Expenditures to the Hotel/Casino Facility in a minimum aggregate amount equal to or greater (“Minimum Maintenance Cap Ex Requirement”) than two percent (2%) of consolidated annual net revenues determined with reference to the consolidated annual net revenues derived from the Hotel/Casino Facility during such Fiscal Year, but in no event shall Maintenance Capital Expenditures made during any Fiscal Year be greater than a maximum aggregate amount equal to six percent (6%) of consolidated annual net revenues (“Maximum Maintenance Cap Ex Limit”) derived from the Hotel/Casino Facility during such Fiscal Year.  Notwithstanding anything herein contained to the contrary, during each of the 2008, 2009 and 2010 Fiscal Years, Borrower may, at its discretion, receive a credit toward the Minimum Maintenance Cap Ex Requirement for the amounts expended by Borrower on the Remodel Projects during each respective Fiscal Year; provided, however, the Maximum Maintenance Cap Ex Limit, as provided above, shall be determined exclusive of the Remodel Projects shown on the Schedule of Remodel Projects, Schedule 6.04 affixed hereto.

Section 6.05.         Investment Restrictions.  Other than Investments permitted herein or approved in writing by Requisite Lenders, the Borrower shall not make any Investments (whether by way of loan, stock purchase, capital contribution, or otherwise) other than the following:

(a)        Cash, Cash Equivalents and direct obligations of the United States Government;

(b)        Prime commercial paper (AA rated or better);

(c)        Certificates of Deposit or Repurchase Agreement issued by a commercial bank having capital surplus in excess of One Hundred Million Dollars ($100,000,000.00);

(d)        Money market or other funds of nationally recognized institutions investing solely in obligations described in (a), (b) and (c) above;

(e)        Loans and advances to employees in the ordinary course of business not exceeding One Million Dollars ($1,000,000.00) in the aggregate at any one time;

(f)         Investments and Maintenance Capital Expenditures in the Hotel/Casino Facility to the extent permitted in Section 6.04 hereinabove; and

(g)        Share Repurchases to the extent permitted as Distributions under Section 6.06.

Section 6.06.         Limitation on Distributions.  The Borrower shall not pay and disburse any Distributions other than as specifically permitted hereinbelow:

(a)        So long as no Default or Event of Default has occurred and remains continuing or would result from the payment or disbursement of such Distribution, the Borrower may make Distributions, including Share Repurchases, up to the maximum cumulative aggregate amount of Three Million Dollars ($3,000,000.00) during each Fiscal Year, so long as each proposed Distribution will not result in a violation of the Adjusted Fixed Charge Coverage Ratio to be calculated on a pro forma basis as if such Distribution had been made during the most recently ended Fiscal Quarter.

(b)        Notwithstanding the limitation set forth in (a) above, in the event that Borrower funds less than Three Million Dollars ($3,000,000.00) in Distributions during any Fiscal Year (such unfunded amounts being herein collectively referenced as the “Distribution Carryover”), Borrower may thereafter fund in addition to the maximum cumulative aggregate permitted in (a) above, an additional amount of up to the amount of the Distribution Carryover outstanding as of the date of such additional Distribution, so long as at least thirty (30) calendar days prior to the funding of such Distribution an Authorized Officer certifies to Agent Bank in writing that such Distribution will not result in a violation of the Fixed Charge Coverage Ratio at the end of the Fiscal Quarter during which such Distribution is made nor as of the end of each Fiscal Quarter remaining during the Fiscal Year during which such Distribution is made.

(c)        Notwithstanding the limitations set forth in (a) and (b) above, in the event Borrower achieves a Total Leverage Ratio of 1.75 to 1.00 or less as of the end of any Fiscal Quarter determined with respect to such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters, the limitations set forth in (a) and (b) shall be suspended until the Borrower realizes a Total Leverage Ratio in excess of 1.75 to 1.00 as of the end of any Fiscal Quarter determined with respect to such Fiscal Quarter and the most recently ended three (3) preceding Fiscal Quarters, at which time the limitations set forth in (a) and (b) above shall be reinstated in all respects.  During any period during which the limitations set forth in (a) and (b) above are suspended, Distributions, including Share Repurchases, may be made without limitation so long as no Default or Event of Default has occurred and remains continuing and so long as at least thirty (30) calendar days prior to the funding of each proposed Distribution an Authorized Officer certifies to Agent Bank in writing that each such Distribution will not result in a violation of the Fixed Charge Coverage Ratio (x) at the end of the Fiscal Quarter during which such Distribution is made, and (y) either (1) at the end of the next ensuing Fiscal Quarter, or (2) as of the end of each Fiscal Quarter remaining during the Fiscal Year during which such Distribution is made, whichever period is longer from the date of such Distribution.

Section 6.07.         Limitation on Indebtedness.  The Borrower and MCRI, on a combined basis, shall not owe or incur any Indebtedness, except as specifically permitted hereinbelow:

(a)       Aggregate Outstandings under the Credit Facility;

(b)      Secured Interest Rate Hedges up to the aggregate amount of the Aggregate Commitment at any time outstanding;

(c)       Incurrence of secured purchase money Indebtedness and Capital Lease Liabilities relating to FF&E to be used in connection with the Hotel/Casino Facility not in excess of the aggregate amount of Five Million Dollars ($5,000,000.00) at any time outstanding;

(d)      Unsecured Indebtedness, not in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) at any time outstanding, that is not subject to financial and other covenants and events of default more onerous or restrictive on Borrower and Guarantor than the terms and provisions of this Credit Agreement;

(e)       Indebtedness that is evidenced by a Permitted Encumbrance;

(f)       Unsecured trade payables incurred in the ordinary course of business less than one hundred twenty (120) days past due, except such trade payables, if any, as are being contested in good faith by the Borrower by appropriate proceedings and for which the Borrower has maintained adequate reserve for the payment thereof;

(g)        Contingent Liabilities to the extent permitted under Section 6.12; and

(h)       Other Indebtedness (other than the Commitment Increases) that may be incurred by the Borrower and/or MCRI so long as: (i) such Indebtedness is unsecured, (ii) no Default or Event of Default has occurred and remains continuing or would result from the incurrence of such Indebtedness, and (iii) one hundred percent (100%) of the net Cash proceeds, after payment of the costs and expenses of incurring such Indebtedness, is used to make a Mandatory Commitment Reduction to the Aggregate Commitment hereunder.

Section 6.08.         Total Liens.  The Borrower shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of the Collateral, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any of the Collateral, except:

(a)        Permitted Encumbrances;

(b)        Liens granted or permitted pursuant to the Security Documentation;

(c)       Liens on the FF&E and other goods securing Indebtedness to finance the purchase price thereof; provided that (i) such Liens shall extend only to the equipment and other goods so financed and the proceeds thereof, and (ii) such Liens shall not secure Indebtedness in excess of the amounts permitted under Section 6.07(a) hereinabove; and

(d)        Liens described on Schedule 6.08 annexed hereto.

Section 6.09.         Sale of Assets, Consolidation, Merger, or Liquidation.  Other than as approved in writing by Requisite Lenders, neither Borrower nor MCRI shall wind up, liquidate or dissolve their respective affairs or enter into any transaction of merger or consolidation.  Further, Borrower shall not convey, sell, lease or otherwise dispose of (or make an agreement to do any of the foregoing at any time prior to Bank Facility Termination) all or any material part of its respective property or assets, except that the following shall be permitted:

(a)        The Borrower may make sales of inventory and other assets in the ordinary course of business;

(b)        So long as no Default or Event of Default shall have occurred and remains continuing the Borrower may, in the ordinary course of business and subject to the provisions of subsection (c) hereinbelow, sell FF&E and other items of Collateral that are, in Borrower’s prudent business judgment, obsolete or no longer necessary for the Borrower’s business objectives;

(c)        If the Borrower should sell, transfer, convey or otherwise dispose (“Disposition”) of any FF&E and not within ninety (90) days of such Disposition replace such FF&E with purchased items of equivalent value and utility or replace said FF&E with leased FF&E of equivalent value and utility, within the permissible leasing and purchase agreement limitation set forth in Section 6.07(c) herein, to the extent the Net Proceeds from Dispositions which are not used to replace FF&E exceed the cumulative aggregate amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) during the Revolving Credit Period (the “Excess Capital Proceeds”), the Borrower shall be required to, prior to ninety (90) days following each Disposition of FF&E resulting in Excess Capital Proceeds, permanently reduce the Aggregate Commitment by a Mandatory Commitment Reduction in the amount of the Excess Capital Proceeds, subject, however, to the right of Agent Bank to verify to its reasonable satisfaction the amount of said Excess Capital Proceeds.

Section 6.10.         No Transfer of Ownership.  MCRI shall not transfer or hypothecate its ownership interests in Borrower except in connection with the Security Documentation.  This provision shall not be effective as to MCRI until it is approved by the Nevada Gaming Authorities.

Section 6.11.         Limitation on Subsidiaries.  Borrower shall not create any Subsidiaries without the prior written consent of Requisite Lenders.  Nothing contained herein shall be deemed to prohibit or restrict MCRI from creating or continuing any Subsidiaries.

Section 6.12.         Contingent Liability(ies).  Borrower and MCRI, on a consolidated basis, shall not directly or indirectly incur any Contingent Liabilities on the Indebtedness of any other Person, without the prior written consent of Requisite Lenders.  In no event shall any Contingent Liabilities be secured by a Lien on any property or assets of the Borrower.

Section 6.13.         Transactions with Members of MCRI Consolidation.  Other than with respect to payments of the MCRI Corporate Overhead Allocation and Distributions permitted under Section 6.06, no transactions shall be made by Borrower with any member of the MCRI Consolidation other than arms length transactions for fair market value.

Section 6.14.         Limitation on Consolidated Tax Liability.  Borrower shall not be liable to the MCRI Consolidation, or any member thereof, for federal income taxes in excess of the amount of federal income taxes it would pay if reporting as a separate entity.

Section 6.15.         ERISA.  Borrower shall not:

(a)        At any time, permit any Pension Plan which is maintained by Borrower or to which Borrower is obligated to contribute on behalf of its employees, in such case if to do so would constitute a Material Adverse Change, to:

(i)         engage in any non-exempt “prohibited transaction”, as such term is defined in Section 4975 of the Code;

(ii)        incur any material “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA; or

(iii)       suffer a termination event to occur which may reasonably be expected to result in liability of Borrower to the Pension Plan or to the Pension Benefit Guaranty Corporation or the imposition of a lien on the Collateral pursuant to Section 4068 of ERISA.

(b)        Fail, upon Borrower becoming aware thereof, promptly to notify the Agent Bank of the occurrence of any Reportable Event with respect to any Pension Plan or of any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code) with respect to any Pension Plan which is maintained by Borrower or to which Borrower is obligated to contribute on behalf of its employees or any trust created thereunder which Reportable Event or prohibited transaction would constitute a Material Adverse Change.

(c)        At any time, permit any Pension Plan which is maintained by Borrower or to which Borrower is obligated to contribute on behalf of its employees to fail to comply with ERISA or other applicable laws in any respect that would result in a Material Adverse Change.

Section 6.16.         Margin Regulations.  No part of the proceeds of the Credit Facility will be used by Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  Neither the making of such loans, nor the use of the proceeds of such loans will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 6.17.         Change in Accounting Principles.  Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements delivered to Agent Bank pursuant to the terms hereof are hereinafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found herein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to Agent Bank and Requisite Lenders, to so reflect such change in accounting principles.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01.         Events of Default.  Any of the following events and the passage of any applicable notice and cure periods shall constitute an Event of Default hereunder:

(a)        Any representation or warranty made by Borrower or MCRI pursuant to or in connection with this Credit Agreement, the Notes, the Environmental Certificate, or any other Loan Document or in any report, certificate, financial statement or other writing furnished by Borrower or Guarantor in connection herewith, shall prove to be false, incorrect or misleading in any materially adverse aspect as of the date when made;

(b)        Borrower shall have defaulted in the payment of any interest on the Notes when due, and such default continues for a period of more than five (5) days or Borrower shall have defaulted in the payment of any principal when due;

(c)        Borrower shall have defaulted under the terms of any other obligation owing Agent Bank, which default continues beyond any applicable grace period therein contained;

(d)        Borrower shall have defaulted in the payment of any fees required to be paid under the Fee Side Letter, late charge, Commitment Fees, L/C Fees, expenses, indemnities or any other amount owing under any Loan Document for a period of five (5) days after notice thereof to Borrower from Agent Bank;

(e)        Borrower shall fail duly and punctually to perform or comply with: (i) any term, covenant, condition or promise contained in Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07, 6.08, 6.09 or 6.10, or (ii) any other term, covenant, condition or promise contained in this Credit Agreement, the Notes, the Deed of Trust or any other Loan Document and, in the case of any term, covenant, condition or promise covered by this clause (ii), such failure shall continue thirty (30) days after written notice thereof is delivered to Borrower by Agent Bank or any Lender of such failure;

(f)         Any of the Security Documentation or any provision thereof: (i) shall cease to be in full force and effect in any material respect as a result of any action of the Borrower and such cessation results in a Material Adverse Change, or (ii) shall cease to give the Agent Bank in any material respect the liens, rights, powers and privileges purported to be created thereby as a result of any action of the Borrower, or (iii) the Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Security Documentation for a period of thirty (30) days after written notice thereof is delivered to Borrower by Agent Bank of such failure (or such shorter period following such notice as may be specifically required in any Loan Document);

(g)        Borrower or MCRI shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for all or substantially all of its property, or shall consent to any such relief or to the appointment or taking possession by any such official in any involuntary case or other proceeding against it;

(h)        An involuntary case or other proceeding shall be commenced against Borrower or MCRI seeking liquidation, reorganization or other relief with respect to itself or its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for all or substantially all of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) days;

(i)         Borrower or MCRI makes an assignment for the benefit of its creditors or admits in writing its inability to pay its debts generally as they become due;

(j)       Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, offer to purchase, redemption, acceleration, demand or otherwise, in each case beyond the grace period provided with respect to such Indebtedness) on any Indebtedness (other than any Indebtedness under this Credit Agreement), if the aggregate amount of such Indebtedness is One Million Dollars ($1,000,000.00), or more, or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto if the effect thereof is to accelerate, the maturity of any such Indebtedness; or any such Indebtedness shall be declared to be due and payable or shall be required to be prepaid, purchased or redeemed (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, or the holder of any lien in any amount, shall commence foreclosure of such lien upon property of Borrower having a value in excess of One Million Dollars ($1,000,000.00) and such foreclosure shall continue against such property to a date less than thirty (30) days prior to the date of the proposed foreclosure sale;

(k)      The occurrence of any event of default, beyond any applicable grace period, under the terms of any agreement with any Lender in connection with a Secured Interest Rate Hedge relating to the Credit Facility;

(l)        Borrower shall be voluntarily or involuntarily divested of title or possession of any portion of the Real Property or shall lease or in any other manner, voluntarily or involuntarily alienate any of its interest in any portion of the Real Property or Hotel/Casino Facility, other than the Permitted Encumbrances and as permitted in Sections 5.01 and 5.22;

(m)       The occurrence of any Reportable Event with respect to a Pension Plan which Agent Bank determines in good faith constitutes proper grounds for the termination of any Pension Plan by the Pension Benefit Guaranty Corporation or for the appointment by an appropriate United States District Court of a trustee to administer any such plan that would constitute a Material Adverse Change, should occur and should continue for thirty (30) days after written notice of such determination shall have been given to Borrower by Agent Bank;

(n)        Commencement against Borrower, any time after the execution of this Credit Agreement, of any litigation which is not stayed, bonded, dismissed, terminated or disposed of to the satisfaction of Agent Bank within ninety (90) days after its commencement, and which (i) has a reasonable probability of success, and could, if successful, in the reasonable opinion of Agent Bank, materially and adversely affect the priority of the Liens granted Agent Bank by the Deed of Trust in the Real Property, or (ii) results in the issuance of a preliminary or permanent injunction which is not dissolved or stayed pending appeal within sixty (60) days of its issuance and which preliminary or permanent injunction materially adversely affects Borrower’s right to use the Real Property as the Hotel/Casino Facility;

(o)        The loss or suspension, other than on account of forces majeure, of Borrower’s unrestricted Gaming Permits or the failure of Borrower to maintain gaming activities at the Hotel/Casino Facility other than on account of forces majeure at least to the same general extent as is presently conducted thereon;

(p)        Any money judgment, writ or warrant of attachment or similar process in excess of Three Million Dollars ($3,000,000.00) in the aggregate not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against Borrower or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder);

(q)      Any order, judgment or decree shall be entered against Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days, or Borrower shall otherwise dissolve or cease to exist;

(r)        The occurrence of any Change of Control;

(s)        MCRI sells, transfers, assigns, hypothecates or otherwise alienates its interest in all or any portion of the common voting stock of Borrower (subject to this provision being first approved by all necessary Gaming Authorities); or

(t)       The occurrence of any default under the Guaranty or the revocation, termination or repudiation of any of the Guarantor’s promises, obligations or covenants under the Guaranty.

Section 7.02.         Default Remedies.

(a)        Upon the occurrence and during the continuance of any Event of Default, Agent Bank may and, upon the consent of Requisite Lenders shall: (i) declare all of the outstanding unpaid Indebtedness hereunder and under the Notes and the other Loan Documents, together with all accrued interest thereon, to be fully due and payable without presentation, demand, protest or notice of any kind, and, in the event of such declaration; (ii) shall terminate the obligation of Lenders to make any advances for Borrowings; and (iii) shall terminate the obligation of the Swingline Lender to make any advances under the Swingline Facility; provided, that, the remedies set forth in clauses (i) through (iii) above will be deemed to have been automatically exercised on the occurrence of any event set out in Sections 7.01(g), (h) or (i).

(b)        Additionally, while any Event of Default has occurred and remains continuing, the Banks and/or Agent Bank may (i) exercise any and all remedies available to Banks or Agent Bank under the Loan Documents; and/or (ii) exercise any other remedies available to Banks or Agent Bank at law or in equity, including requesting the appointment of a receiver to perform any acts required of Borrower under this Credit Agreement.

(c)        In the event Borrower has failed to provide any insurance required under Section 5.09, Agent Bank may elect at its discretion to purchase such insurance.  All payments made by Agent Bank for the purpose of providing the insurance coverages required under Section 5.09 shall be deemed amounts advanced under Section 5.12 of this Credit Agreement.

(d)        The Banks and/or Agent Bank may exercise any other remedies available to Banks or Agent Bank at law or in equity, including requesting the appointment of a receiver to perform any acts required of Borrower under this Credit Agreement, and Borrower hereby specifically consents to any such request by Banks.

(e)       The Swingline Lender shall, upon receipt of written notice of the occurrence of an Event of Default, terminate its obligation to make any advances under the Swingline Facility and may declare all outstanding unpaid Indebtedness hereunder and under the Swingline Note, together with all accrued interest thereon immediately due and payable without presentation, demand, protest or notice of any kind.  This remedy will be deemed to have been automatically exercised on the occurrence of any event set out in Sections 7.01(g), (h) or (i).

(f)         The L/C Issuer shall, upon receipt of written notice of the occurrence of an Event of Default, terminate its obligation to issue Letters of Credit and/or any Letter of Credit which may be terminated in accordance with its terms.  This remedy will be deemed to have been automatically exercised on the occurrence of any event set out in Sections 7.01(g), (h) or (i).

(g)        Agent Bank and/or L/C Issuer may, or at the direction of the Requisite Lenders will, direct the Borrower to pay (and Borrower hereby agrees upon receipt of such notice to pay) to the L/C Issuer an amount in Cash equal to the then outstanding L/C Exposure, such Cash to be held by L/C Issuer in the Cash Collateral Account as security for the repayment of all L/C Reimbursement Obligations thereafter occurring.

For the purpose of carrying out this section and exercising these rights, powers and privileges, Borrower hereby irrevocably constitutes and appoints Agent Bank as its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this paragraph in the name and on behalf of Borrower.  Agent Bank on behalf of Lenders may exercise one or more of Lenders’ remedies simultaneously and all its remedies are nonexclusive and cumulative.  Agent Bank and Lenders shall not be required to pursue or exhaust any Collateral or remedy before pursuing any other Collateral or remedy.  Agent Bank and Lenders’ failure to exercise any remedy for a particular default shall not be deemed a waiver of (i) such remedy, nor their rights to exercise any other remedy for that default, nor (ii) their right to exercise that remedy for any subsequent default.

Section 7.03.           Application of Proceeds.  All payments and proceeds received and all amounts held or realized from the sale or other disposition of the Collateral, which are to be applied hereunder towards satisfaction of Borrower’s obligations under the Credit Facility, shall be applied in the following order of priority:

(a)          First, to the payment of all reasonable fees, costs and expenses (including reasonable attorney’s fees and expenses) incurred by Agent Bank and Banks, their agents or representatives in connection with the realization upon any of the Collateral;

(b)          Next, to the payment in full of any other amounts due under this Credit Agreement, the Deed of Trust, or any other Loan Documents (other than the Notes or under any Secured Interest Rate Hedge);

(c)          Next, to the balance of interest remaining unpaid on the Notes;

(d)          Next, to the balance of principal remaining unpaid on the Notes;

(e)          Next, to the payment of any other amounts owing to Banks which is necessary to cause Bank Facility Termination, including, without limitation, any amounts owing with respect to the Secured Interest Rate Hedges; and

(f)           Next, the balance, if any, of such payments or proceeds to whomever may be legally entitled thereto.

Section 7.04.           Notices.  In order to entitle Agent Bank and/or Banks to exercise any remedy available hereunder, it shall not be necessary for Agent Bank and/or Banks to give any notice, other than such notice as may be required expressly herein or by applicable law.

Section 7.05.           Agreement to Pay Attorney’s Fees and Expenses.  Subject to the provisions of Section 10.14, upon the occurrence of an Event of Default, as a result of which Agent Bank shall require and employ attorneys or incur other expenses for the collection of payments due or to become due or the enforcement or performance or observance of any obligation or agreement on the part of Borrower contained herein, Borrower shall, on demand, pay to Agent Bank the reasonable fees of such attorneys and such other reasonable expenses so incurred by Agent Bank.

Section 7.06.           No Additional Waiver Implied by One Waiver.  In the event any agreement contained in this Credit Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

Section 7.07.           Licensing of Agent Bank and Lenders.  In the event of the occurrence of an Event of Default hereunder or under any of the Loan Documents and it shall become necessary, or in the opinion of Requisite Lenders advisable, for an agent, supervisor, receiver or other representative of Agent Bank and Banks to become licensed under the provisions of the laws and/or regulations of any applicable Gaming Authority as a condition to receiving the benefit of any Collateral encumbered by the Deed of Trust or other Loan Documents for the benefit of Lenders or otherwise to enforce their rights hereunder, Borrower hereby gives its consent to the granting of such license or licenses and agrees to execute such further documents as may be required in connection with the evidencing of such consent.

Section 7.08.          Exercise of Rights Subject to Applicable Law.  All rights, remedies and powers provided by this Article VII may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the laws of any Governmental Authority and all of the provisions of this Article VII are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Credit Agreement invalid, unenforceable or not entitled to be recorded or filed under the provisions of any applicable law.

Section 7.09.           Discontinuance of Proceedings.  In case Agent Bank and/or Banks shall have proceeded to enforce any right, power or remedy under this Credit Agreement, the Notes, the Deed of Trust or any other Loan Document by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to Banks, then and in every such case Borrower, Agent Bank and/or Banks shall be restored to their former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of Agent Bank and Banks shall continue as if such proceedings had not been taken, subject to any binding rule by the applicable court or other tribunal in any such proceeding.

ARTICLE VIII

DAMAGE, DESTRUCTION AND CONDEMNATION

Section 8.01.           No Abatement of Payments.  If all or any part of the Hotel/Casino Facility shall be materially damaged or destroyed, or if title to or the temporary use of the whole or any part of the Hotel/Casino Facility shall be taken or condemned by a competent authority for any public use or purpose, there shall be no abatement or reduction in the amounts payable by Borrower hereunder or under the Revolving Credit Note, and Borrower shall continue to be obligated to make such payments.

Section 8.02.           Distribution of Capital Proceeds Upon Occurrence of Fire, Casualty, Other Perils or Condemnation.  All Capital Proceeds received from insurance policies under Section 5.09, including flood and earthquake, covering any of the Collateral or from condemnation, eminent domain or similar actions or by settlement in lieu of eminent domain proceedings in regard to said Collateral, shall be paid directly to Agent Bank.  In the event the amount of Capital Proceeds paid to Agent Bank is equal to or less than Two Million Dollars ($2,000,000.00), such Capital Proceeds shall be paid to Borrower, unless a Default in the payment of any principal or interest owing under the terms of the Bank Facilities or an Event of Default (other than non-monetary Events of Default occurring as a direct consequence of each casualty loss or condemnation) shall have occurred hereunder and is continuing.  In the event the amount of Capital Proceeds paid to Agent Bank is greater than Two Million Dollars ($2,000,000.00), then, unless a Default or Event of Default (other than non-monetary Events of Default occurring as a direct consequence of each casualty loss or condemnation) has occurred hereunder and is then continuing, the entire amount so collected or so much thereof as may be required (any excess to be returned to Borrower) to repair or replace the destroyed or condemned property, shall, subject to the conditions set forth below, be released to Borrower for repair or replacement of the property destroyed or condemned or to reimburse Borrower for the costs of such repair or replacement incurred prior to the date of such release.  If a Default or Event of Default (other than non-monetary Events of Default occurring as a direct consequence of such casualty loss or condemnation) has occurred hereunder and is then continuing, such amount may, at the option of Requisite Lenders, be applied as a Mandatory Commitment Reduction.  In the event Banks are required to release all or a portion of the collected funds to Borrower for such repair or replacement of the property destroyed or condemned, such release of funds shall be made in accordance with the following terms and conditions:

(a)          The repairs, replacements and rebuilding shall be made in accordance with plans and specifications approved by Requisite Lenders and in accordance with all applicable Laws, ordinances, rules, regulations and requirements of Governmental Authorities;

(b)          Borrower shall provide Agent Bank with a detailed estimate of the costs of such repairs or restorations;

(c)         Borrower shall satisfy the Requisite Lenders that after the reconstruction is completed, the value of the Hotel/Casino Facility as determined by the Requisite Lenders in their reasonable discretion, will not be less than the value of the Hotel/Casino Facility prior to such destruction or condemnation as determined by the Requisite Lenders pursuant to this Credit Agreement;

(d)          In the Requisite Lenders’ sole reasonable opinion, any undisbursed portion of the Available Borrowings contemplated hereunder, after deposit of such proceeds, is sufficient to pay all costs of reconstruction of the Hotel/Casino Facility or other Collateral damaged, destroyed or condemned; or if the undisbursed portion of such Credit Facility is not sufficient, Borrower shall deposit additional funds with the Agent Bank, sufficient to pay such additional costs of reconstructing the Hotel/Casino Facility;

(e)          Borrower has delivered to the Agent Bank a construction contract for the work of reconstruction in form and content, including insurance requirements, acceptable to the Agent Bank with a contractor acceptable to the Agent Bank;

(f)          The Requisite Lenders in their reasonable discretion have determined that after the work of reconstruction is completed, the Hotel/Casino Facility or Collateral damaged, destroyed or condemned will produce income sufficient to pay all costs of operations and maintenance of the Hotel/Casino Facility with a reasonable reserve for repairs, and service all debts secured by the Hotel/Casino Facility;

(g)         No Default or Event of Default (other than non-monetary Events of Default occurring as a direct consequence of such casualty loss or condemnation) has occurred and is continuing hereunder;

(h)          Borrower has deposited with the Agent Bank that amount reasonably determined by the Requisite Lenders (taking into consideration the amount of Borrowings available and the amount of proceeds, if any, of insurance policies covering property damage and business interruption, loss or rental income in connection with the Hotel/Casino Facility or Collateral damaged, destroyed or condemned accruing and immediately forthcoming to the Agent Bank and reasonable projections of income of Borrower to be realized during the period of reconstruction) to be sufficient to service the Indebtedness secured hereby during the period of reconstruction, as reasonably estimated by the Requisite Lenders;

(i)           Before commencing any such work, Borrower shall, at its own cost and expense, furnish Agent Bank with appropriate endorsements, if needed, to the “All Risk” insurance policy which Borrower is then presently maintaining, and course of construction insurance to cover all of the risks during the course of such work;

(j)           Such work shall be commenced by Borrower within one hundred twenty (120) days after (i) settlement shall have been made with the insurance companies or condemnation proceeds shall have been received, and (ii) all the necessary governmental approvals shall have been obtained, and such work shall be completed within a reasonable time, free and clear of all liens and encumbrances so as not to interfere with the lien of the Deed of Trust;

(k)          Disbursements of such insurance or condemnation proceeds shall be made in the customary manner used by Agent Bank for the disbursement of construction loans.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01.           Appointment.

(a)          Each Lender hereby (i) designates and appoints WFB as the Agent Bank of such Lender under this Credit Agreement and the Loan Documents, (ii) authorizes and directs Agent Bank to enter into the Loan Documents other than this Credit Agreement for the benefit of Lenders, and (iii) authorizes Agent Bank to take such action on its behalf under the provisions of this Credit Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto, subject to the limitations referred to in Sections 9.10(a) and 9.10(b).  Agent Bank agrees to act as such on the express conditions contained in this Article IX.

(b)          The provisions of this Article IX are solely for the benefit of Agent Bank and Lenders, and Borrower and Guarantor shall not have any rights to rely on or enforce any of the provisions hereof (other than as set forth in the provisions of Section 9.03, 9.09 and 10.10), provided, however, that the foregoing shall in no way limit Borrower’s or Guarantor’s obligations under this Article IX nor limit Lenders’ obligations to Borrower as provided in this Credit Agreement.  In performing its functions and duties under this Credit Agreement, Agent Bank shall act solely as Agent Bank of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower, Guarantor or any other Person.

Section 9.02.        Nature of Duties.  Agent Bank shall not have any duties or responsibilities except those expressly set forth in this Credit Agreement or in the Loan Documents.  The duties of Agent Bank shall be administrative in nature.  Subject to the provisions of Sections 9.05 and 9.07, Agent Bank shall administer the Credit Facility in the same manner as it administers its own loans.  Promptly following the effectiveness of this Credit Agreement, Agent Bank shall send to each Lender a duplicate executed original, to the extent the same are available in sufficient numbers, of the Credit Agreement and a copy of each other Loan Document in favor of Lenders and a copy of the filed or recorded Security Documentation, with the originals of the latter to be held and retained by Agent Bank for the benefit of all Lenders.  Agent Bank shall not have by reason of this Credit Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Credit Agreement or any of the Loan Documents, expressed or implied, is intended or shall be construed to impose upon Agent Bank any obligation in respect of this Credit Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower, Guarantor and the Collateral in connection with the making and the continuance of the Credit Facility hereunder and shall make its own appraisal of the creditworthiness of the Borrower, Guarantor and the Collateral, and, except as specifically provided herein, Agent Bank shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Restatement Effective Date or at any time or times thereafter.

Section 9.03.        Disbursement of Borrowings.

(a)          Not later than the next Banking Business Day following receipt of a Notice of Borrowing, Agent Bank shall send a copy thereof by facsimile to each other Lender and shall otherwise notify each Lender of the proposed Borrowing and the Funding Date.  Each Lender shall make available to Agent Bank (or the funding bank or entity designated by Agent Bank), the amount of such Lender’s Pro Rata Share of such Borrowing in immediately available funds not later than the times designated in Section 9.03(b).  Unless Agent Bank shall have been notified by any Lender not later than the close of business (San Francisco time) on the Banking Business Day immediately preceding the Funding Date in respect of any Borrowing that such Lender does not intend to make available to Agent Bank such Lender’s Pro Rata Share of such Borrowing, Agent Bank may assume that such Lender shall make such amount available to Agent Bank.  If any Lender does not notify Agent Bank of its intention not to make available its Pro Rata Share of such Borrowing as described above, but does not for any reason make available to Agent Bank such Lender’s Pro Rata Share of such Borrowing, such Lender shall pay to Agent Bank forthwith on demand such amount, together with interest thereon at the Federal Funds Rate.  In any case where a Lender does not for any reason make available to Agent Bank such Lender’s Pro Rata Share of such Borrowing, Agent Bank, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender’s Pro Rata Share of such Borrowing.  If Agent Bank funds to Borrower such Lender’s Pro Rata Share of such Borrowing and if such Lender subsequently pays to Agent Bank such corresponding amount, such amount so paid shall constitute such Lender’s Pro Rata Share of such Borrowing.  Nothing in this Section 9.03(a) shall alter the respective rights and obligations of the parties hereunder in respect of a Deteriorating Lender or a Non-Pro Rata Borrowing.

(b)          Requests by Agent Bank for funding by Lenders of Borrowings will be made by facsimile or through the Platform.  Each Lender shall make the amount of its Pro Rata Share of such Borrowing available to Agent Bank in Dollars and in immediately available funds, to such bank and account, in San Francisco, California as Agent Bank may designate, not later than 11:00 a.m. on the Funding Date designated in the Notice of Borrowing with respect to such Borrowing.

(c)          Nothing in this Section 9.03 shall be deemed to relieve any Lender of its obligation hereunder to make its Pro Rata Share of Borrowings on any Funding Date, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to advance its Pro Rata Share of any Borrowing hereunder, and the Pro Rata Share of the Aggregate Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to advance its Pro Rata Share of any Borrowing.

Section 9.04.           Distribution and Apportionment of Payments.

(a)          Subject to Section 9.04(b), payments actually received by Agent Bank for the account of Lenders shall be paid to them promptly after receipt thereof by Agent Bank, but in any event within one (1) Banking Business Day, provided that Agent Bank shall pay to Lenders interest thereon, at the Federal Funds Rate from the Banking Business Day following receipt of such funds by Agent Bank until such funds are paid in immediately available funds to Lenders.  Subject to Section 9.04(b), all payments of principal and interest in respect of Funded Outstandings, all payments of the fees described in this Credit Agreement, and all payments in respect of any other Obligations shall be allocated among such other Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein.  Agent Bank shall promptly distribute, but in any event within one (1) Banking Business Day, to each Lender at its primary address set forth on the appropriate signature page hereof or on the applicable Assignment and Assumption Agreement, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Agent Bank shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.  The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with Section 10.01, without necessity of notice to or consent of or approval by Borrower, Guarantor or any other Person.  All payments or other sums received by Agent Bank for the account of Lenders (including, without limitation, principal and interest payments, the proceeds of any and all insurance maintained with respect to any of the Collateral, and any and all condemnation proceeds with respect to any of the Collateral) shall not constitute property or assets of the Agent Bank and shall be held by Agent Bank, solely in its capacity as administrative and collateral agent for itself and the other Lenders, subject to the Loan Documents.

(b)          Notwithstanding any provision hereof to the contrary, until such time as a Defaulting Lender has funded its Pro Rata Share of Borrowing which was previously a Non Pro Rata Borrowing, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal due in respect of such Non Pro Rata Borrowing, all principal sums owing to such Defaulting Lender hereunder shall be subordinated in right of payment to the prior payment in full of all principal, in respect of all Non Pro Rata Borrowing in which the Defaulting Lender has not funded its Pro Rata Share.  This provision governs only the relationship among Agent Bank, each Defaulting Lender, and the other Lenders; nothing hereunder shall limit the obligation of Borrower to repay all Borrowings in accordance with the terms of this Credit Agreement.  The provisions of this section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Credit Agreement to the contrary, (ii) any instruction of Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of Requisite Lenders or all Lenders.  No Commitment Fee or L/C Fees shall accrue in favor of, or be payable to, such Defaulting Lender from the date of any failure to fund Borrowings or reimburse Agent Bank for any Liabilities and Costs as herein provided until such failure has been cured, and Agent Bank shall be entitled to (A) withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to such Defaulting Lender under this Credit Agreement, and (B) bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest.  In addition, the Defaulting Lender shall indemnify, defend and hold Agent Bank and each of the other Lenders harmless from and against any and all Liabilities and Costs, plus interest thereon at the Default Rate, which they may sustain or incur by reason of or as a direct consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Credit Agreement.

Section 9.05.           Rights, Exculpation, Etc.  Neither Agent Bank, any Affiliate of Agent Bank, nor any of their respective officers, directors, employees, agents, attorneys or consultants, shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent Bank shall be liable for its gross negligence or willful misconduct.  In the absence of gross negligence or willful misconduct, Agent Bank shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 9.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.  Agent Bank shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, any of the Security Documentation or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby; or for the financial condition of the Borrower or any of its Affiliates.  Agent Bank shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or any of the Loan Documents or the financial condition of the Borrower, Guarantor or any of their Affiliates, or the existence or possible existence of any Default or Event of Default.

Section 9.06.           Reliance.  Agent Bank shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Credit Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountant and other experts selected by it.

Section 9.07.           Indemnification.  To the extent that Agent Bank is not reimbursed and indemnified by Borrower or Guarantor, Lenders will reimburse, within ten (10) Banking Business Days after notice from Agent Bank, and indemnify and defend Agent Bank for and against any and all Liabilities and Costs which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Credit Agreement, the Security Documentation or any of the other Loan Documents or any action taken or omitted by Agent Bank or under this Credit Agreement, the Security Documentation or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share; provided that no Lender shall be liable for any portion of such Liabilities and Costs resulting from Agent Bank’s gross negligence or willful misconduct.  The obligations of Lenders under this Section 9.07 shall survive the payment in full of all Obligations and the termination of this Credit Agreement.  In the event that after payment and distribution of any amount by Agent Bank to Lenders, any Lender or third party, including Borrower, any creditor of Borrower or Guarantor or a trustee in bankruptcy, recovers from Agent Bank any amount found to have been wrongfully paid to Agent Bank or disbursed by Agent Bank to Lenders, then Lenders, in proportion to their respective Pro Rata Shares, shall reimburse Agent Bank for all such amounts.  Notwithstanding the foregoing, Agent Bank shall not be obligated to advance Liabilities and Costs and may require the deposit by each Lender of its Pro Rata Share of any material Liabilities and Costs anticipated by Agent Bank before they are incurred or made payable.

Section 9.08.           Agent Individually.  With respect to its Pro Rata Share of the Aggregate Commitment hereunder and the Borrowings made by it, Agent Bank shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders”, “Requisite Lenders” or any similar terms may include Agent Bank in its individual capacity as a Lender or one of the Requisite Lenders, but Requisite Lenders shall not include Agent Bank solely in its capacity as Agent Bank and need not necessarily include Agent Bank in its capacity as a Lender.  Agent Bank and any Lender and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any of its Affiliates as if it were not acting as Agent Bank or Lender pursuant hereto.

Section 9.09.           Successor Agent Bank; Resignation of Agent Bank; Removal of Agent Bank.

(a)          Agent Bank may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Banking Business Days’ prior written notice to Lenders and Borrower, and shall automatically cease to be Agent Bank hereunder in the event a petition in bankruptcy shall be filed by or against Agent Bank or the Federal Deposit Insurance Corporation or any other Governmental Authority shall assume control of Agent Bank or Agent Bank’s interests under the Bank Facilities.  Further, Lenders (other than Agent Bank) may unanimously remove Agent Bank at any time upon the occurrence of gross negligence or wilful misconduct by Agent Bank by giving at least thirty (30) Banking Business Days’ prior written notice to Agent Bank, Borrower and all other Lenders.  Such resignation or removal shall take effect upon the acceptance by a successor Agent Bank of appointment pursuant to clause (b) or (c).

(b)          Upon any such notice of resignation by or removal of Agent Bank, Requisite Lenders shall appoint a successor Agent Bank which appointment shall be subject to Borrower’s consent (other than upon the occurrence and during the continuance of any Event of Default), which shall not be unreasonably withheld or delayed.  Any successor Agent Bank must be a bank (i) the senior debt obligations of which (or such bank’s parent’s senior unsecured debt obligations) are rated not less than Baa-2 by Moody’s Investors Services, Inc. or a comparable rating by a rating agency acceptable to Requisite Lenders and (ii) which has total assets in excess of Ten Billion Dollars ($10,000,000,000.00).

(c)          If a successor Agent Bank shall not have been so appointed within said thirty (30) Banking Business Day period, the retiring or removed Agent Bank, with the consent of Borrower (other than upon the occurrence and during the continuance of any Event of Default) (which may not be unreasonably withheld or delayed), shall then appoint a successor Agent Bank who shall meet the requirements described in subsection (b) above and who shall serve as Agent Bank until such time, if any, as Requisite Lenders, with the consent of Borrower (other than upon the occurrence and during the continuance of any Event of Default), appoint a successor Agent Bank as provided above.

Section 9.10.           Consent and Approvals.

(a)          Each consent, approval, amendment, modification or waiver specifically enumerated in this Credit Agreement as conditioned upon the prior consent or approval of Requisite Lenders shall be evidenced by a written consent or approval delivered to Agent Bank.

(b)          Each consent, approval, amendment, modification or waiver specifically enumerated in Sections 10.01(i) through (iii) shall require the consent of all Lenders.

(c)         In addition to the required consents or approvals referred to in subsection (a) above, Agent Bank may at any time request instructions from Requisite Lenders with respect to any actions or approvals which, by the terms of this Credit Agreement or of any of the Loan Documents, Agent Bank is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, Agent Bank shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent Bank as a result of Agent Bank acting or refraining from acting under this Credit Agreement, the Security Documentation or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or, where applicable, all Lenders.  Agent Bank shall promptly notify each Lender at any time that the Requisite Lenders have instructed Agent Bank to act or refrain from acting pursuant hereto.

(d)          Each Lender agrees that any action taken by Agent Bank at the direction or with the consent of Requisite Lenders in accordance with the provisions of this Credit Agreement or any Loan Document, and the exercise by Agent Bank at the direction or with the consent of Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders.  Funding requests hereunder shall be made in the manner set forth in Article II herein.  All other communications from Agent Bank to Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Agent Bank by Borrower in respect of the matter or issue to be resolved, and (iv) shall include Agent Bank’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly, but in any event within ten (10) Banking Business Days (the “Lender Reply Period”).  Unless a Lender shall give written notice to Agent Bank that it objects to the recommendation or determination of Agent Bank (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.  With respect to decisions requiring the approval of Requisite Lenders or all Lenders, Agent Bank shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended to Lenders by Agent Bank or such other course of action recommended by Requisite Lenders, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

Section 9.11.           Agency Provisions Relating to Collateral.

(a)          Agent Bank is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Document which may be necessary to perfect and maintain Liens of the Security Documentation upon the Collateral granted pursuant to the Loan Documents.  Agent Bank may make, and shall be reimbursed by Lenders (in accordance with their Pro Rata Shares), to the extent not reimbursed by Borrower or Guarantor, for, Protective Advance(s) during any one (1) calendar year with respect to the Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Collateral, (ii) amounts expended to pay insurance premiums for policies of insurance related to such Collateral, and (iii) One Hundred Thousand Dollars ($100,000.00).  Protective Advances in excess of said sum during any calendar year for any Collateral shall require the consent of Requisite Lenders.  In addition, Agent Bank is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to: (i) waive the imposition of the late fees provided for in Section 2.11 up to a maximum of two (2) times per calendar year, including any extensions, and (ii) release the V/P Property as Collateral subject to the satisfaction of each of the conditions set forth in Section 5.22.

(b)          Lenders hereby irrevocably authorize Agent Bank, at its option and in its discretion, to release any Security Documentation granted to or held by Agent Bank upon any Collateral (i) upon Bank Facility Termination and repayment and satisfaction of all Borrowings, and all other Obligations and the termination of this Credit Agreement, or (ii) if approved, authorized or ratified in writing by Agent Bank at the direction of all Lenders.  Agent Bank shall not be required to execute any document to evidence the release of the Security Documentation granted to Agent Bank for the benefit of Lenders herein or pursuant hereto upon any Collateral if, in Agent Bank’s opinion, such document would expose Agent Bank to liability or create any obligation or entail any consequence other than the release of such Security Documentation without recourse or warranty, and such release shall not in any manner discharge, affect or impair the Obligations or any Security Documentation upon (or obligations of Borrower in respect of) any property which shall continue to constitute part of the Collateral.

(c)          Except as provided in this Credit Agreement, Agent Bank shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Security Documentation granted to Agent Bank herein or in any of the other Loan Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority.

(d)          Should Agent Bank (i) employ counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any Collateral or any part thereof, or any of the Loan Documents, or the attempt to enforce any security interest or Security Documentation on any of the Collateral, or (ii) commence any proceeding or in any way seek to enforce its rights or remedies under the Loan Documents, irrespective of whether as a result thereof Agent Bank shall acquire title to any Collateral, either through foreclosure, deed in lieu of foreclosure or otherwise, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Pro Rata Share) of the reasonable costs and/or expenses of any such advice or other representation, enforcement or acquisition, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower; provided that Agent Bank shall not be entitled to reimbursement of its attorneys’ fees and expenses incurred in connection with the resolution of disputes between Agent Bank and other Lenders unless Agent Bank shall be the prevailing party in any such dispute.  Any loss of principal and interest resulting from any Event of Default shall be shared by Lenders in accordance with their respective Pro Rata Shares.  It is understood and agreed that in the event Agent Bank determines it is necessary to engage counsel for Lenders from and after the occurrence of an Event of Default, said counsel shall be selected by Agent Bank.

Section 9.12.           Lender Actions Against Collateral.  Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower, Guarantor or any other obligor hereunder, under the Security Documentation or under any other Loan Documents with respect to exercising claims against or rights in any Collateral without the consent of Requisite Lenders.

Section 9.13.           Ratable Sharing.  Subject to Section 9.03 and 9.04, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of the Obligations, or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it which is greater than its Pro Rata Share of the payments on account of the Obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery.  Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 9.13 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.  No Lender shall exercise any setoff, banker’s lien or other similar right in respect to any Obligations without the prior written approval by Agent Bank.

Section 9.14.           Delivery of Documents.  Agent Bank shall as soon as reasonably practicable distribute to each Lender at its primary address set forth on the appropriate counterpart signature page hereof, or at such other address as a Lender may request in writing, (i) copies of all documents to which such Lender is a party or of which is executed or held by Agent Bank on behalf of such Lender, (ii) all documents of which Agent Bank receives copies from Borrower pursuant to Article VI and Section 10.03, (iii) all other documents or information which Agent Bank is required to send to Lenders pursuant to the terms of this Credit Agreement, (iv) other information or documents received by Agent Bank at the request of any Lender, and (v) all notices received by Agent Bank pursuant to Section 5.20.  In addition, within fifteen (15) Banking Business Days after receipt of a request in writing from a Lender for written information or documents provided by or prepared by Borrower, Agent Bank shall deliver such written information or documents to such requesting Lender if Agent Bank has possession of such written information or documents in its capacity as Agent Bank or as a Lender.

Section 9.15.             Notice of Events of Default.  Agent Bank shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Credit Facility) unless Agent Bank has received notice in writing from a Lender or Borrower referring to this Credit Agreement or the other Loan Documents, describing such event or condition and expressly stating that such notice is a notice of a Default or Event of Default.  Should Agent Bank receive such notice of the occurrence of a Default or Event of Default, or should Agent Bank send Borrower or Guarantor a notice of Default or Event of Default, Agent Bank shall promptly give notice thereof to each Lender.

ARTICLE X

GENERAL TERMS AND CONDITIONS

The following terms and conditions shall be applicable throughout the term of this Credit Agreement:

Section 10.01.          Amendments and Waivers.  (a) No amendment or modification of any provision of this Credit Agreement shall be effective without the written agreement of Requisite Lenders (after notice to all Lenders), Borrower and Guarantor (except for rights and priorities of Lenders as amongst themselves as provided in Section 9.04(a) which do not require the consent of Borrower or Guarantor), and (b) no termination or waiver of any provision of this Credit Agreement, or consent to any departure by Borrower and/or Guarantor therefrom (except as expressly provided in Section 9.11(a) with respect to waivers of late fees), shall in any event be effective without the written concurrence of Requisite Lenders (after notice to all Lenders), which Requisite Lenders shall have the right to grant or withhold at their sole discretion, except that the following amendments, modifications or waivers shall require the consent of all Lenders:

(a)          modify any requirement hereunder that any particular action be taken by all the Lenders or by the Requisite Lenders, modify this Section 10.01 or change the definition of “Requisite Lenders”, or remove Agent Bank under Section 9.09(a), shall be effective unless consented to by all of the Lenders, without regard to the vote of Agent Bank as a Lender;

(b)          increase the Aggregate Commitment (other than with respect to the Commitment Increase) or increase the Syndication Interest of any Lender, release any Collateral except as specifically provided in the Credit Agreement, extend the Maturity Date or change any provision expressly requiring the consent of all Lenders shall be made without the consent of each Lender; or

(c)          reduce any fees described in Section 2.10 or extend the due date for, or reduce or postpone the amount of, any Scheduled Reductions on the Credit Facility, or reduce the rate of interest or postpone the payment of interest on the Credit Facility, shall be made without the consent of all of the Lenders.

In connection with any proposed amendment, modification, supplement, extension, termination, consent or waiver requiring the consent of all Lenders as set forth in (i) through (iii) above, if the consent of the Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.01 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Agent Bank is not a Non-Consenting Lender, at the Borrowers’ request, the Lender that is acting as the Agent Bank or an Eligible Assignee that is acceptable to the Agent Bank (in either case the “Purchasing Lender”) shall have the right with the Agent Bank’s consent and in the Agent Bank’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Agent Bank’s request, sell and assign to the Purchasing Lender all of its rights and obligations under this Credit Agreement and the other Loan Documents (including all of its rights and obligations in the Bank Facilities) for an amount equal to the Non-Consenting Lender’s Syndication Interest in the Funded Outstandings and all accrued interest, fees and other Obligations with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the Purchasing Lender).  In such event, such Non-Consenting Lender and such Purchasing Lender agree to execute an Assignment and Assumption Agreement to reflect such purchase and sale, but regardless of whether such Assignment and Assumption Agreement is executed by such Non-Consenting Lender, such Non-Consenting Lender’s rights hereunder, except rights under Section 5.14 (i.e. Indemnification by the Borrowers) and 10.14 (i.e. Arbitration) with respect to actions prior to such date, shall cease from and after the date of presentation of the Assignment and Assumption Agreement duly executed by such Purchasing Lender and tender by the Purchasing Lender of the amount of the purchase price.

No amendment, modification, termination or waiver of any provision of Article X or any other provision referring to Agent Bank shall be effective without the written concurrence of Agent Bank, but only if such amendment, modification, termination or waiver alters the obligations or rights of Agent Bank.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Borrower or Guarantor in any case shall entitle Borrower to any other further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.01 shall be binding on each assignee, transferee or recipient of Agent Bank’s or any Lender’s Syndication Interest under this Credit Agreement or the Credit Facility at the time outstanding.  No modification of Section 2.08 or the Swingline Note shall be made without the consent of the Swingline Lender.  No modification of Section 2.09 shall be made without the consent of the L/C Issuer.

Section 10.02.          Failure to Exercise Rights.  Nothing herein contained shall impose upon Banks, Borrower or Guarantor any obligation to enforce any terms, covenants or conditions contained herein.  Failure of Banks, Borrower or Guarantor, in any one or more instances, to insist upon strict performance by Borrower, Guarantor or Banks of any terms, covenants or conditions of this Credit Agreement or the other Loan Documents, shall not be considered or taken as a waiver or relinquishment by Banks, Borrower or Guarantor of their right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, strict compliance by Borrower, Guarantor or Banks with all the terms, covenants and conditions of this Credit Agreement and the other Loan Documents.  The consent of Banks, Guarantor or Borrower to any act or omission by Borrower, Guarantor or Banks shall not be construed to be a consent to any other or subsequent act or omission or to waive the requirement for Banks’, Guarantor’s or Borrower’s consent to be obtained in any future or other instance.

Section 10.03.          Notices and Delivery.

(a)          The Borrower agrees that the Agent Bank may make any material delivered by the Borrower to the Agent Bank, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries or Affiliates, or any other materials or matters relating to this Credit Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Agent Bank, an Affiliate of the Agent Bank, or any Person that is not an Affiliate of the Agent Bank), such as IntraLinks, DebtX or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent Bank nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform.  The Agent Bank and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Bank or any of its Affiliates in connection with the Platform.

(b)          Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Credit Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.  Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Credit Agreement, the Agent Bank in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent Bank has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c)          Notwithstanding the foregoing, any Communications may be personally served, faxed or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile (or on the next Banking Business Day if such facsimile is received on a non-Banking Business Day or after 5:00 p.m. on a Banking Business Day) or four (4) Banking Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed).  Notices to Agent Bank pursuant to Articles II shall not be effective until received by Agent Bank.

(d)          For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 10.03) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in an Assignment and Assumption Agreement or in a written notice to all of the other parties.  All non-electronic deliveries to be made to Agent Bank for distribution to the Lenders shall be made to Agent Bank at the addresses specified for notice on the signature page hereto and in addition, a sufficient number of copies of each such delivery shall be delivered to Agent Bank for delivery to each Lender at the address specified for deliveries on the signature page hereto or such other address as may be designated by Agent Bank in a written notice.

Section 10.04.          Modification in Writing.  This Credit Agreement and the other Loan Documents constitute the entire agreement between the parties and supersede all prior agreements whether written or oral with respect to the subject matter hereof, including, but not limited to, any term sheets furnished by any of the Banks to Borrower or Guarantor.  Neither this Credit Agreement, nor any other Loan Documents, nor any provision herein, or therein, may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 10.05.          Other Agreements.  If the terms of any documents, certificates or agreements delivered in connection with this Credit Agreement are inconsistent with the terms of the Loan Documents, Borrower or Guarantor, as applicable, shall use their best efforts to amend such document, certificate or agreement to the satisfaction of Agent Bank to remove such inconsistency.

Section 10.06.          Counterparts.  This Credit Agreement may be executed by the parties hereto in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument.  All such counterparts shall together constitute but one and the same document.

Section 10.07.          Rights, Powers and Remedies are Cumulative.  None of the rights, powers and remedies conferred upon or reserved to Agent Bank, Banks, Borrower or Guarantor in this Credit Agreement are intended to be exclusive of any other available right, power or remedy, but each and every such right, power and remedy shall be cumulative and not alternative, and shall be in addition to every right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute.  Any forbearance, delay or omission by Agent Bank, Banks, Borrower or Guarantor in the exercise of any right, power or remedy shall not impair any such right, power or remedy or be considered or taken as a waiver or relinquishment of the right to insist upon and to enforce in the future, by injunction or other appropriate legal or equitable remedy, any of said rights, powers and remedies given to Agent Bank, Banks, Borrower or Guarantor herein.  The exercise of any right or partial exercise thereof by Agent Bank, Banks, Borrower or Guarantor shall not preclude the further exercise thereof and the same shall continue in full force and effect until specifically waived by an instrument in writing executed by Agent Bank or Banks, as the case may be.

Section 10.08.          Continuing Representations.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Credit Facility hereunder and the execution and delivery of each other Loan Document until and final payment of all sums owing under the Credit Facility and the Credit Facility has been irrevocably terminated.

Section 10.09.          Successors and Assigns.  All of the terms, covenants, warranties and conditions contained in this Credit Agreement shall be binding upon and inure to the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

Section 10.10.          Assignment of Loan Documents by Borrower, Guarantor or Syndication Interests by Lenders.

(a)          This Credit Agreement and the other Loan Documents to which Borrower or Guarantor is a party will be binding upon and inure to the benefit of Borrower, Guarantor, the Agent Bank, each of the Banks, and their respective successors and assigns, except that, Borrower and Guarantor may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders.  Any attempted assignment or delegation in contravention of the foregoing shall be null and void.  Any Lender may at any time pledge its Syndication Interest in the Credit Facility, the Credit Agreement and the Loan Documents to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

(b)          Each Lender may assign all or any part of its Syndication Interest in the Credit Facility to one or more financial institutions that are Eligible Assignees with the prior consent of the Agent Bank and, so long as no Event of Default has occurred and remains continuing, Borrower (which consents shall not be unreasonably withheld or delayed); provided, however, that the minimum amount of each such assignment shall be Five Million Dollars ($5,000,000.00), or such lesser amount as constitutes the remaining amount of a Lender’s Syndication Interest in the Credit Facility (except that there shall be no minimum assignment among the Lenders or to their Affiliates), and each assignee Lender (or assignor if so agreed between the assignee Lender and such assignor) shall pay to the Agent Bank an assignment fee of Three Thousand Five Hundred Dollars ($3,500.00) with respect to each such assignment.  Each such assignment shall be evidenced by an assignment substantially in the form of the Assignment and Assumption Agreement or other form reasonably acceptable to Agent Bank and Borrower.  Concurrently with each such assignment, each assignee Lender shall certify that as of the date of such assignment no amounts are payable to such assignee Lender under Sections 2.12 or 2.13 of the Credit Agreement other than to the extent amounts thereunder are payable to all of the Lenders.  Upon any such assignment, the assignee financial institution shall become a Lender for all purposes under the Credit Agreement and each of the Loan Documents and the assigning Lender shall be released from its further obligations hereunder to the extent of such assignment.  Agent Bank agrees to give prompt notice to Borrower of each assignment made under this Section 10.10(b) and to deliver to Borrower each revision to the Schedule of Lenders’ Proportions in Credit Facility made as a consequence of each such assignment.

(c)          Each Lender may sell participations for all or any part of its Syndication Interest in the Credit Facility; provided, however, that (i) such Lender shall promptly give written notice of such participation to Agent Bank, (ii) such Lender shall remain responsible for its total obligations under the Credit Agreement and each of the Loan Documents, (iii) the Borrower and the Agent Bank shall continue to deal solely with such Lender in connection with such Lender’s rights and obligations under the Credit Agreement and each of the Loan Documents, (iv) such Lender shall not sell any participation to any competitor of Borrower or any Person engaged in the business of owning or operating a casino, and (v) such Lender shall not sell any participation under which the participant would have rights to approve any amendment or waiver relating to the Credit Agreement or any Loan Document except to the extent any such amendment or waiver would (w) extend the final Maturity Date or the date for the payment or any installments of fees, principal or interest due in respect of the Credit Facility, (x) reduce the amount of any Scheduled Reduction in respect to the Credit Facility, (y) reduce the interest rates or fees applicable to the Credit Facility or (z) release any material portion of the Collateral.  Notwithstanding the foregoing, the rights of the Lenders to make assignments and to grant participations shall be subject to the approval by the Gaming Authorities of the assignee or participant, to the extent required by applicable Gaming Laws, and to applicable securities laws.

(d)          In the event any Lender is found unsuitable as a Lender under the Credit Facility by the Nevada Gaming Authorities or the Governmental Authorities of any other State of the United States (“Unsuitable Lender”): (i) Agent Bank may, in its sole and absolute discretion, use its reasonable efforts to find a replacement Lender, (ii) Borrower shall have the right, in Borrower’s discretion, to make a Voluntary Permanent Reduction in the amount necessary to reduce the Aggregate Commitment by the amount of the Syndication Interest held by the Unsuitable Lender until a replacement Lender, if any, commits to acquire the Syndication Interest of the Unsuitable Lender, at which time the Aggregate Commitment shall be increased by the amount of the Voluntary Permanent Reduction, and (iii) upon full payment of all outstanding amounts of principal and interest owing it, such Unsuitable Lender shall execute such documents as may be required by Agent Bank, Borrower or the Nevada Gaming Authorities to evidence the assignment or termination, as the case may be, of its Syndication Interest in the Credit Facility.

Section 10.11.          Action by Lenders.  Whenever Banks shall have the right to make an election, or to exercise any right, or their consent shall be required for any action under this Credit Agreement or the Loan Documents, then such election, exercise or consent shall be given or made for all Banks by Agent Bank in accordance with the provisions of Section 10.01.  Notices, reports and other documents required to be given by Borrower and/or Guarantor to Banks hereunder may be given to Agent Bank on behalf of Banks, with sufficient copies for distribution to each of the Banks, and the delivery to Agent Bank shall constitute delivery to Banks.  In the event any payment or payments are received by a Lender other than Agent Bank, Borrower consents to such payments being shared and distributed as provided herein.

Section 10.12.          Time of Essence.  Time shall be of the essence of this Credit Agreement.

Section 10.13.          Choice of Law and Forum.  This Credit Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without regard to principles of conflicts of law.  Borrower and Guarantor further agree that the full and exclusive forum for the determination of any action relating to this Credit Agreement, the Loan Documents, or any other document or instrument delivered in favor of Banks pursuant to the terms hereof shall be either an appropriate Court of the State of Nevada or the United States District Court or United States Bankruptcy Court for the District of Nevada.

Section 10.14.          Arbitration.

(a)          Upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) (“Dispute”) now existing or hereafter arising between the parties in any way arising out of, pertaining to or in connection with the Credit Agreement, Loan Documents or any related agreements, documents, or instruments (collectively the “Documents”), may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring an action in court to compel arbitration of any Dispute.

(b)         All Disputes between the parties shall be resolved by binding arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

(c)          No provision of, nor the exercise of any rights under this arbitration clause shall limit the rights of any party, and the parties shall have the right during any Dispute, to seek, use and employ ancillary or preliminary remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting or foreclosing upon any property, real or personal, which is involved in a Dispute, or which is subject to, or described in, the Documents, including, without limitation, rights and remedies relating to: (i) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under the Security Documentation or other security agreement or instrument, or applicable law, (ii) exercising self-help remedies

(including setoff rights) or (iii) obtaining provisional or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration.  The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration nor render inapplicable the compulsory arbitration provision hereof.

Section 10.15.          WAIVER OF JURY TRIAL.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, GUARANTOR AND EACH OF THE BANKS EACH MUTUALLY HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS CREDIT AGREEMENT, THE REVOLVING CREDIT NOTE OR ANY OF THE LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF BORROWER, GUARANTOR AND BANKS WITH RESPECT TO THIS CREDIT AGREEMENT, THE REVOLVING CREDIT NOTE OR ANY OF THE LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER, GUARANTOR AND EACH OF THE BANKS EACH MUTUALLY AGREE THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDINGS SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT THE DEFENDING PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPLAINING PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 10.16.          Scope of Approval and Review.  Any inspection of the Hotel/Casino Facility or other documents shall be deemed to be made solely for Banks’ internal purposes and shall not be relied upon by the Borrower, Guarantor or any third party.  In no event shall Lenders be deemed or construed to be joint venturers or partners of Borrower or Guarantor.

Section 10.17.          Severability of Provisions.  In the event any one or more of the provisions contained in this Credit Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

Section 10.18.          Cumulative Nature of Covenants.  All covenants contained herein are cumulative and not exclusive of each other covenant.  Any action allowed by any covenant shall be allowed only if such action is not prohibited by any other covenant.

Section 10.19.          Costs to Prevailing Party.  If any action or arbitration proceeding is brought by any party against any other party under this Credit Agreement or any of the Loan Documents, the prevailing party shall be entitled to recover such costs and attorney’s fees as the court in such action or proceeding may adjudge reasonable.

Section 10.20.          Expenses.

(a)          Generally.  Borrower agrees upon demand to pay, or reimburse Agent Bank for, all of Agent Bank’s documented reasonable out-of-pocket costs and expenses of every type and nature incurred by Agent Bank at any time (whether prior to, on or after the date of this Credit Agreement) in connection with (i) any requests for consent, waiver or other modification of any Loan Document made by Borrower, other than to correct errors attributable to the Banks; (ii) the negotiation, preparation and execution of this Credit Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article III), the Security Documentation and the other Loan Documents and the advance of Borrowings; (iii) the subordination or release of any Collateral, including title charges, recording fees and reasonable attorneys’ fees and costs incurred in connection therewith; (iv) any appraisals performed after the occurrence of an Event of Default; (v) the creation, perfection or protection of the Security Documentation on the Collateral (including, without limitation, any fees and expenses for title and lien searches, filing and recording fees and taxes, duplication costs and corporate search fees); (vi) all reasonable costs and expenses incurred by Agent Bank in connection with the sale of Syndication Interests in the Credit Facility, including Platform fees, in connection with the Restatement Effective Date and each Commitment Increase; and (vii) the protection, collection or enforcement of any of the Obligations or the Collateral, including Protective Advances.

(b)          After Event of Default.  Borrower further agrees to pay, or reimburse Agent Bank and Lenders, for all reasonable out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees and disbursements incurred by Agent Bank or Lenders after the occurrence of an Event of Default (i) in enforcing any Obligation or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Credit Agreement or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower and related to or arising out of the transactions contemplated hereby; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) in attempting to enforce or enforcing any lien in any of the Collateral or any other rights under the Security Documentation.

Section 10.21.          Setoff.  In addition to any rights and remedies of the Agent Bank provided by law, if any Event of Default exists, Agent Bank is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by Agent Bank to or for the credit or the account of Borrower against any and all obligations of Borrower under the Credit Facility, now or hereafter existing, irrespective of whether or not the Agent Bank shall have made demand under this Credit Agreement or any Loan Document and although such amounts owed may be contingent or unmatured.  Agent Bank agrees promptly to notify the Borrower (and Agent Bank shall promptly notify each other Lender) after any such setoff and application made by Agent Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Agent Bank under this Section 10.21 are in addition to the other rights and remedies which Agent Bank may have.

Section 10.22.          Security and Loan Documentation.  The Security Documentation and other Loan Documents (other than this Credit Agreement) may be held in the name of WFB as the Agent Bank of all Banks hereunder pursuant to the terms of this Credit Agreement.

Section 10.23.          Schedules Attached.  Schedules are attached hereto and incorporated herein and made a part hereof as follows:

Schedule 2.01(a)	-	Schedule of Lenders’ Proportions in Credit Facility

Schedule 2.01(c)	-	Aggregate Commitment Reduction Schedule

Schedule 2.01(c)	-
Alternate One		Aggregate Commitment Reduction Schedule - Alternate One

Schedule 3.18	-	Schedule of Significant Litigation

Schedule 4.15	-	Schedules of Spaceleases

Schedule 4.16	-	Schedule of Equipment Leases and Contracts

Schedule 4.22	-	Schedule of Trademarks, Patents, Licenses, Franchises, Formulas and Copyrights

Schedule 4.23	-	Schedule of Contingent Liabilities

Schedule 6.04	-	Schedule of Remodel Projects

Schedule 6.08	-	Schedule of Liens

Schedule A	-	Hotel/Casino Property - Description

Schedule B	-	V/P Property - Description

Section 10.24.          Exhibits Attached.  Exhibits are attached hereto and incorporated herein and made a part hereof as follows:

Exhibit A	-	Revolving Credit Note - Form

Exhibit B	-	Swingline Note - Form

Exhibit C	-	Notice of Borrowing - Form

Exhibit D	-	Continuation/Conversion Notice -Form

Exhibit E	-	Compliance Certificate - Form

Exhibit F	-	Closing Pricing Certificate - Form

Exhibit G	-	Authorized Officer Certificate -Form

Exhibit H	-	Closing Certificate

Exhibit I	-	Guaranty - Form

Exhibit J	-	Legal Opinion - Form

Exhibit K	-	Notice of Swingline Advance - Form

Exhibit L	-	Assumption and Consent Agreement - Form

Exhibit M	-	Assignment and Assumption Agreement - Form

Exhibit N	-	Cash Collateral Pledge Agreement - Form

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed as of the day and year first above written.

BORROWER:

GOLDEN ROAD MOTOR INN, INC., a Nevada corporation

By	/s/ John Farahi
John Farahi,
Chief Executive Officer

Address:

3800 South Virginia Street Reno, NV 89502

Telephone: (775) 335-4602 Facsimile: (775) 332-9171

MCRI:

MONARCH CASINO & RESORT, INC., a Nevada corporation

By	/s/ John Farahi
John Farahi,
Chief Executive Officer

Address:

3800 South Virginia Street Reno, NV 89502

Telephone: (775) 335-4602 Facsimile: (775) 332-9171

BANKS:

WELLS FARGO BANK, National Association, Agent Bank, Lender and Swingline Lender

By	/s/ Stephen G. Buntin
Stephen G. Buntin,
Senior Vice President

Address:

5340 Kietzke Lane, Suite 201 Reno, NV 89511

Telephone: (775) 689-6007
Facsimile: (775) 689-6029

BANK OF AMERICA , N.A.

By	/s/ Donald Schulke
Donald Schulke,
Senior Vice President

Address:

401 South Virginia Street, 2nd Floor
Reno, NV 89501

Telephone: (775) 688-8667
Facsimile: (312) 453-5958

MUTUAL OF OMAHA BANK, a Federally Chartered Thrift

By	/s/ Ashan S. Perera
Ashan S. Perera,
Vice President

Address:

8337 W. Sunset Road, Suite 300
Las Vegas, NV 89113

Telephone: (702) 492-5801
Facsimile: (602) 636-8619

AMENDED AND RESTATED

REVOLVING CREDIT NOTE

$60,000,000.00	January 20, 2009

FOR VALUE RECEIVED, the undersigned, GOLDEN ROAD MOTOR INN, INC., a Nevada corporation (the “Borrower”) promises to pay to the order of WELLS FARGO BANK, National Association, as Agent Bank on behalf of itself and the other Lenders as defined and described in the Credit Agreement described hereinbelow (each, together with their respective successors and assigns, individually being referred as a “Lender” and collectively as the “Lenders”) such sums as Lenders may hereafter loan or advance or re-loan to the Borrower from time to time pursuant to the Credit Facility as described in the Credit Agreement, hereinafter defined, up to the maximum principal amount of Sixty Million Dollars ($60,000,000.00), the unpaid balance of which shall not exceed in the aggregate the Aggregate Commitment at any time, together with interest on the principal balance outstanding from time to time at the rate or rates set forth in the Credit Agreement.

A.        Incorporation of Credit Agreement.

1.        Reference is made to the Amended and Restated Credit Agreement dated concurrently herewith (the “Credit Agreement”), executed by and among the Borrower, Guarantor and the Banks therein named, and Wells Fargo Bank, National Association, as administrative and collateral agent for itself and for the Banks (the “Agent Bank”).  Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Credit Agreement.  This Amended and Restated Revolving Credit Note, together with each of the Replacement Notes issued pursuant to Section 2.05(i) of the Credit Agreement, constitute the Revolving Credit Note (“Revolving Credit Note”) referred to in the Credit Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Credit Agreement as originally executed or as it may from time to time be supplemented, modified or amended.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

2.         The outstanding principal indebtedness evidenced by this Revolving Credit Note shall be payable as provided in the Credit Agreement and in any event on January 20, 2012, the Maturity Date.  This Revolving Credit Note is a full amendment and restatement of that certain Revolving Credit Note dated February 20, 2004 (the “Existing Note”) executed by Borrower, payable to the order of Agent Bank, in

EXHIBIT A

the principal amount of Fifty Million Dollars ($50,000,000.00).  All amounts outstanding under the Existing Note on the Restatement Effective Date hereof shall be deemed outstandings hereunder.

3.         Interest shall be payable on the outstanding daily unpaid principal amount of each Borrowing hereunder from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Credit Agreement both before and after Default and before and after maturity and judgment, with interest on overdue interest to bear interest at the Default Rate, to the fullest extent permitted by applicable law.

4.         The amount of each payment hereunder shall be made to the Agent Bank at the Agent Bank’s office as specified in the Credit Agreement for the account of the Lenders at the time or times set forth therein, in lawful money of the United States of America and in immediately available funds.

5.         Borrowings hereunder shall be made in accordance with the terms, provisions and procedures set forth in the Credit Agreement.

B.         Default.  The “Late Charges and Default Rate” provisions contained in Section 2.11 and the “Events of Default” provisions contained in Article VII of the Credit Agreement are hereby incorporated by this reference as though fully set forth herein.  Upon the occurrence of a Default or Event of Default, Borrower’s right to convert or exercise its Interest Rate Option for a LIBOR Loan, or the continuation thereof, shall immediately, without notice or demand, terminate.

C.        Waiver.  Borrower waives diligence, demand, presentment for payment, protest and notice of protest.

D.        Collection Costs.  In the event of the occurrence of an Event of Default, the Borrower agrees to pay all reasonable costs of collection, including a reasonable attorney’s fee, in addition to and at the time of the payment of such sum of money and/or the performance of such acts as may be required to cure such default.  In the event legal action is commenced for the collection of any sums owing hereunder the undersigned agrees that any judgment issued as a consequence of such action against Borrower shall bear interest at a rate equal to the Default Rate until fully paid.

E.         Interest Rate Limitation.  Notwithstanding any provision herein or in any document or instrument now or hereafter securing this Revolving Credit Note, the total liability for payments in the nature of interest shall not exceed the limits now imposed by the applicable laws of the State of Nevada or the United States of America.

F.         Security.  This Revolving Credit Note is secured by the Security Documentation described in the Credit Agreement.

G.        Governing Law.  This Revolving Credit Note has been delivered in Reno, Nevada, and shall be governed by and construed in accordance with the laws of the State of Nevada.

H.        Partial Invalidity.  If any provision of this Revolving Credit Note shall be prohibited by or invalid under any applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of any other provision of this Revolving Credit Note.

I.          No Conflict with Credit Agreement.  This Revolving Credit Note is issued under, and subject to, the terms, covenants and conditions of the Credit Agreement, which Credit Agreement is by this reference incorporated herein and made a part hereof.  No reference herein to the Credit Agreement and no provision of this Revolving Credit Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Revolving Credit Note at the place, at the respective times, and in the currency prescribed in the Credit Agreement.  If any provision of this Revolving Credit Note conflicts or is inconsistent with any provision of the Credit Agreement, the provisions of the Credit Agreement shall govern.

IN WITNESS WHEREOF, this Revolving Credit Note has been executed as of the date first hereinabove written.

GOLDEN ROAD MOTOR INN, INC.
a Nevada corporation

By
John Farahi,
Chief Executive Officer

SWINGLINE NOTE

$4,000,000.00	January 20, 2009

FOR VALUE RECEIVED, the undersigned, GOLDEN ROAD MOTOR INN, INC., a Nevada corporation (the “Borrower”) promises to pay to the order of WELLS FARGO BANK, National Association (the “Swingline Lender”) at its principal office at 5340 Kietzke Lane, Suite 201, Reno, Nevada 89502, Attention: Stephen G. Buntin, Gaming Division, or at such other location as may be directed from time to time by Swingline Lender by written notice to Borrower, the principal sum of Four Million Dollars ($4,000,000.00) or, if less, the aggregate unpaid principal amount of all Swingline Advances (as defined in the Credit Agreement, hereinafter defined) made by the Swingline Lender to or for the benefit of Borrower pursuant to the Credit Agreement, in the manner and at the times set forth in Section 2.08 of the Credit Agreement and, in any event, on or before thirty-five (35) days prior to January 20, 2012.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date of each Swingline Advance until repaid at the Base Rate plus the Applicable Margin, and on the dates specified in the Credit Agreement and in any event on or before thirty-five (35) days prior to the Maturity Date, as defined in the Credit Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds.

This Swingline Note is the Swingline Note described in, and is subject to the terms and provisions of that certain Amended and Restated Credit Agreement of even date herewith executed by and among Borrower, Guarantor, Lenders, Swingline Lender, L/C Issuer and Agent Bank, as described and defined therein (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”) and payment of this Swingline Note is secured by the Security Documentation.  Reference is hereby made to the Credit Agreement for a statement of the rights and obligations of the Borrower, a description of the properties mortgaged and assigned, the nature and extent of the collateral security and the rights of the parties to the Security Documentation in respect of such collateral security, and for a statement of the terms and conditions under which the due date of this Swingline Note may be accelerated.  Upon the occurrence of any Event of

EXHIBIT B

Default as specified in the Credit Agreement, the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable.

In addition to and not in limitation of the foregoing and the provisions of the Credit Agreement, the Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Swingline Lender in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

This Swingline Note is issued under, and subject to, the terms, covenants and conditions of the Credit Agreement, which Credit Agreement is by this reference incorporated herein and made a part hereof.

THIS SWINGLINE NOTE HAS BEEN DELIVERED IN RENO, NEVADA AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA.

GOLDEN ROAD MOTOR INN, INC.
a Nevada corporation

By
John Farahi,
Chief Executive Officer

FORM OF

NOTICE OF BORROWING

TO:                                                                        WELLS FARGO BANK, National Association, in its capacity as Agent Bank under that certain Amended and Restated Credit Agreement dated as of January 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the “Borrower”), the Guarantor therein named, the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a “Lender” and collectively as the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).  Capitalized terms used herein without definition shall have the meanings attributed to them in Section 1.01 of the Credit Agreement.

Pursuant to Section 2.03(a) of the Credit Agreement, this Notice of Borrowing represents Borrower’s request for a Borrowing to be advanced on                           , 200       (the “Funding Date”) from the Lenders (each to advance in proportion to their respective Syndication Interests) in the aggregate principal amount of                                                                                    ($                          ) in [Base Rate] [LIBO Rate for which the initial LIBO Loan Interest Period is requested to be a                              (      ) month period].  Proceeds of such Borrowing are to be disbursed on the Funding Date in immediately available funds to the Designated Deposit Account at Agent Bank’s Main Branch at                                     ,               , Nevada, Account No.                                   .

Borrower hereby certifies that (i) the representations and warranties contained in Article IV of the Credit Agreement, in each of the Loan Documents and in the Environmental Certificate (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date), shall be true and correct in all material respects on and as of the Funding Date as though made on and as of the Funding Date, except to the extent that such representations and warranties are not true and correct as a result of a

EXHIBIT C

change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Agent Bank; (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement or any other Loan Document or will result from the making of the requested Borrowing; (iii) Borrower has and shall have satisfied all conditions precedent under Article III B of the Credit Agreement required to be performed by it on or before the Funding Date (unless otherwise waived pursuant to the terms of the Credit Agreement); (iv) since the date of the most recent audited financial statements referred to in Sections 3.17 and 5.08 of the Credit Agreement, no Material Adverse Change shall have occurred; and (v) the aggregate of all outstanding Borrowings does not (and after giving effect to the requested Borrowing, will not) exceed the Maximum Availability then in effect.

Borrower further certifies that as of the Funding Date, without regard to the requested Borrowing:

A.	The Aggregate Commitment is	$__________

B.	The Funded Outstandings are	$__________

C.	The Swingline Outstandings are	$__________

D.	The total L/C Exposure is	$__________

E.	Aggregate Outstandings	$__________
(B + C + D)

F.	The Maximum Availability
	(A minus E) is	$__________

2

The Borrower has caused this Notice of Borrowing to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this          day of                           , 200    .

GOLDEN ROAD MOTOR INN, INC.,
a Nevada corporation

Name:_______________________

Title: Authorized Officer

Print
Name:_______________________

3

CONTINUATION/CONVERSION NOTICE

[Form]

TO:                                                                        WELLS FARGO BANK, National Association, in its capacity as Agent Bank under that certain Amended and Restated Credit Agreement, dated as of January 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the “Borrower”), the Guarantor therein named, the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a “Lender” and collectively as the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).  Capitalized terms used herein without definition shall have the meanings attributed to them in Section 1.01 of the Credit Agreement.

This Continuation/Conversion Notice is delivered to you pursuant to Section 2.05(c) of the Credit Agreement regarding the [conversion to] [continuation of] a LIBOR Loan as specified below:

The Borrower hereby requests that:

1.         ($____________) of the presently outstanding principal amount of the Credit Facility;

2.         and presently being maintained as [Base Rate Loan] [LIBOR Loan having an Interest Period ending on ___________________, 200___];

3.         be [Converted into] [continued as];

4.         [LIBOR Loan having an Interest Period of __________ months] [Base Rate Loan] as of ___________, 200__.

EXHIBIT D

The undersigned Authorized Officer certifies, to the best of his or her knowledge, that no Default or Event of Default has occurred and is continuing.

The undersigned Authorized Officer of Borrower has caused this Continuation/Conversion Notice to be executed and delivered this ___ day of ______________, 200__.

GOLDEN ROAD MOTOR INN, INC.,
a Nevada corporation

Name:______________________

Title:________________________
Authorized Officer

Print
Name:_______________________

2

COMPLIANCE CERTIFICATE

TO:	WELLS FARGO BANK, National Association,
as Agent Bank

Reference is made to that certain Amended and Restated Credit Agreement dated as of January 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the “Borrower”), Monarch Casino & Resort, Inc., a Nevada corporation (the “Guarantor”), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a “Lender” and collectively as the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).  Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate (“Certificate”) shall have the meanings defined and described in the Credit Agreement.  This Certificate is delivered in accordance with Section 5.08(g) of the Credit Agreement.

The period under review is the Fiscal Quarter ended     [INSERT DATE]    , together with, where indicated, the three (3) immediately preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis.

I.

COMPLIANCE WITH AFFIRMATIVE COVENANTS

A.

FF&E (Section 5.01): Please state whether or not all FF&E has been purchased and installed in the Hotel/Casino Facility free and clear of all liens, encumbrances or claims, other than Permitted Encumbrances.

yes/no

B.	Liens Filed (Section 5.03): Report any liens filed against the Real Property and the amount claimed in such liens. Describe actions being taken with respect thereto.	$

EXHIBIT E

C.	Additional Real Property (Section 5.06):

a.

Other than the Real Property presently encumbered by the Deed of Trust, attach a legal description of any other real property or rights to the use of real property which is used in any material manner in connection with the Hotel/Casino Facility and describe such use.  Attach evidence that such real property or rights to the use of such real property has been added as Collateral under the Credit Agreement.

b.

Other than with respect to the Adjacent Driveway Lease, have Borrower or MCRI entered into any additional leases, licenses, rental or other arrangements for the use or occupancy of all or any portion of the Village Shopping Center?

yes/no

	If so, are such arrangements planned or projected to be or become an integral part of the operation at the Real Property and/or the Hotel/Casino Facility?	yes/no

	If so, have such arrangements been consented to by Agent Bank or Requisite Lenders?	yes/no

D.

Permitted Encumbrances (Section 5.11): Describe any Lien attachment, levy, distraint or other judicial process or burden affecting the Collateral other than the Permitted Encumbrances.  Describe any matters being contested in the manner described in Sections 5.03 and 5.10 of the Credit Agreement.

E.	Suits or Actions (Section 5.17): Describe on a separate sheet any matters requiring advice to Agent Bank under Section 5.17.

F.	Tradenames, Trademarks and Servicemarks (Section 5.19): Describe on a separate sheet any matters requiring advice to Agent Bank under Section 5.19.

2

G.

Notice of Hazardous Materials (Section 5.20): State whether or not to your knowledge there are any matters of which Banks should be advised under Section 5.20.  If so, attach a detailed summary of such matter(s).

H.

Compliance with Pedestrian Crossing Air Space License (Section 5.23): Describe all defaults, if any, which occurred during the period under review under the Pedestrian Crossing Air Space License.  Describe any modifications or amendments to the Pedestrian Crossing Air Space License.  State whether or not such modifications or amendments have been consented to by Agent Bank or Requisite Lenders as required under Section 5.23 of the Credit Agreement.

I.

Compliance with Adjacent Driveway Lease (Section 5.24): Describe all defaults, if any, which occurred during the period under review under the Adjacent Driveway Lease.  Describe any modifications or amendments to the Adjacent Driveway Lease.  State whether or not such modifications or amendments have been consented to by Agent Bank or Requisite Lenders as required under Section 5.24 of the Credit Agreement.

J.

Compliance with CC Skybridge Documentation (Section 5.25): Describe all defaults, if any, which occurred during the period under review under the CC Skybridge Documentation.  Describe any modifications or amendments to the CC Skybridge Documentation.  State whether or not such modifications or amendments have been consented to by Agent Bank or Requisite Lenders as required under Section 5.25 of the Credit Agreement.

3

II.

FINANCIAL COVENANTS

A.

Total Leverage Ratio (Section 6.01):  To be calculated with reference to the Borrower commencing with the Fiscal Quarter ending December 31, 2008 and continuing as of each Fiscal Quarter end until Bank Facility Termination:

TOTAL FUNDED DEBT:

	a.	The aggregate amount of the Funded Outstandings on the Credit Facility as of the last day of the Fiscal Quarter under review.		$

	b.	Plus the aggregate amount of the Swingline Outstandings on the Swingline Facility as of the last day of the Fiscal Quarter under review.	+	$

	c.	Plus the aggregate amount of the L/C Exposure on the L/C Facility as of the last day of the Fiscal Quarter under review.	+	$

d.

Plus the total, as of the last day of the Fiscal Quarter under review, of both the long-term and current portions (without duplication) of all other interest bearing interest bearing Indebtedness (including Contingent Liabilities).

			+	$

	e.	Plus the total, as of the last day of the Fiscal Quarter under review, of all Capitalized Lease Liabilities.	+	$

	f.	TOTAL FUNDED DEBT		$
(a + b + c + d + e)

	Divided (÷) by:		÷

4

Adjusted EBITDA

To be calculated on a cumulative basis with respect to the Fiscal Quarter under review and the most recently ended three (3) preceding Fiscal Quarters on a four (4) Fiscal Quarter basis:

g.	Net Income		$

h.	Less interest income reflected in such Net Income	-	$

i.	Less any extraordinary one-time non-Cash gain reflected in such Net Income	-	$

j.	Plus any extraordinary losses on sales of assets and other extraordinary losses and one-time non-Cash charges	+	$

k.	Plus Interest Expense (expensed and capitalized) to the extent deducted in the determination of Net Income	+	$

l.

Plus the aggregate amount of federal and state taxes on or measured by income for the period under review (whether or not payable during such period) to the extent deducted in the determination of Net Income

		+	$

m.

Plus depreciation, amortization and all other non-cash expenses, including, without limitation, non-cash stock option expenses, for the period under review to the extent deducted in the determination of Net Income

		+	$

n.	Total EBITDA (g - h - i + j + k + l + m)		$

o.	Less the aggregate of MCRI Corporate Overhead Allocation to the extent not deducted in the determination of Net Income in (g) above	-	$

p.	ADJUSTED EBITDA		$
(n - o)

5

q.	Total Leverage Ratio (f ÷ p)	:1.0

Maximum Permitted:

Fiscal Quarter End	Maximum Total Leverage Ratio
As of the Fiscal Quarter ending December 31, 2008 through the Fiscal Quarter ending September 30, 2009	2.875 to 1.00

As of the Fiscal Quarter ending December 31, 2009 through the Fiscal Quarter ending March 31, 2010	2.625 to 1.00

As of the Fiscal Quarter ending June 30, 2010 through the Fiscal Quarter ending March 31, 2011	2.375 to 1.00

As of the Fiscal Quarter ending June 30, 2011 and as of each Fiscal Quarter end thereafter occurring until Bank Facility Termination	2.00 to 1.00

B.

Adjusted Fixed Charge Coverage Ratio (Section 6.02): To be calculated on a cumulative basis with respect to the Fiscal Quarter under review and the most recently ended three (3) preceding Fiscal Quarters on a four (4) Fiscal Quarter basis, unless otherwise provided, commencing with the Fiscal Quarter ended December 31, 2008:

Numerator

	a.	Total Adjusted EBITDA (Enter II A (p) above)		$

	b.	Less the aggregate amount of Distributions actually paid, without duplication (exclusive of the Distributions made for the purpose of funding Share Repurchases during the Fiscal Quarters ended March 31, 2008 and June 30, 2008)	-	$

6

	c.	Less the aggregate amount of actually paid federal and state taxes on or measured by income	-	$

	d.	Less the aggregate amount of the Maintenance Capital Expenditures	-	$

	e.	Less the aggregate amount expended on the Remodel Projects to be applied as a credit toward the Minimum Maintenance Cap Ex Requirement	-	$

	f.	Total Numerator		$
(a - b - c - d - e)

Divided (÷) by the sum of:

Denominator

	g.	The aggregate amount of Interest Expense (accrued and capitalized)		$

	h.	Plus the aggregate of the Scheduled Reduction Payments actually paid during the period under review	+	$

	i.	Plus the aggregate of payments required to be made on all other interest bearing Indebtedness	+	$

	j.	Plus the aggregate of payments required to be made on Capitalized Lease Liabilities	+	$

	k.	Total Denominator		$
(g + h + i +j)

	Adjusted Fixed Charge Coverage Ratio (f ÷ k)				:1

Minimum required: no less than 1.25 to 1.00.

C.

Minimum Two Fiscal Quarter Adjusted EBITDA (Section 6.03):  Commencing as of the Fiscal Quarter ending March 31, 2009 and continuing as of each Fiscal Quarter end until Bank Facilities Termination, set forth the Adjusted EBITDA of the Borrower calculated for each two consecutive Fiscal Quarter periods on a rolling two (2) Fiscal Quarter basis.

$

	Total Two Fiscal Quarter Adjusted EBITDA			$

7

a.	Net Income		$

b.	Less interest income reflected in such Net Income	-	$

c.	Less any extraordinary one-time non-Cash gain reflected in such Net Income	-	$

d.	Plus any extraordinary losses on sales of assets and other extraordinary losses and one-time non-Cash charges	+	$

e.	Plus Interest Expense (expensed and capitalized) to the extent deducted in the determination of Net Income	+	$

f.

Plus the aggregate amount of federal and state taxes on or measured by income for the period under review (whether or not payable during such period) to the extent deducted in the determination of Net Income

		+	$

g.

Plus depreciation, amortization and all other non-cash expenses, including, without limitation, non-cash stock option expenses, for the period under review to the extent deducted in the determination of Net Income

		+	$

h.	Less the aggregate of MCRI Corporate Overhead Allocation to the extent not deducted in the determination of Net Income in (a) above	-	$

i.	Total Two Fiscal Quarter Adjusted EBITDA		$
(a - b - c + d + e + f + g - h)

Minimum Required:

Fiscal Quarter End	Minimum Two Fiscal Quarter Adjusted EBITDA

December 31, 2008 and March 31, 2009	$7,250,000.00

March 31, 2009 and June 30, 2009	8,750,000.00

8

June 30, 2009 and September 30, 2009	11,250,000.00

September 30, 2009 and December 31, 2009	9,750,000.00

December 31, 2009 and March 31, 2010	7,250,000.00

March 31, 2010 and June 30, 2010	8,750,000.00

June 30, 2010 and September 30, 2010	11,250,000.00

September 30, 2010 and December 31, 2010	9,750,000.00

December 31, 2010 and March 31, 2011	7,250,000.00

March 31, 2011 and June 30, 2011	8,750,000.00

June 30, 2011 and September 30, 2011	11,250,000.00

September 30, 2011 and December 31, 2011	9,750,000.00

D.	Maintenance Capital Expenditure Requirement (Section 6.04): To be calculated with respect to the Borrower for each Fiscal Year commencing with the Fiscal Year ending December 31, 2009:

	a.	Set forth amount of Maintenance Capital Expenditures made during the Fiscal Year under review.	$

	b.	Set forth the amount expended on the Remodel Projects during the Fiscal Year under review which Borrower intends to apply as a credit toward the Minimum Maintenance Cap Ex Requirement.	$

	c.	Set forth 2% of consolidated annual net revenues derived from the Hotel/Casino Facility for the Fiscal Year ending December 31, 2009 and for each subsequent Fiscal Year.	$

9

	d.	Set forth 6% of consolidated annual net revenues derived from the Hotel/Casino Facility for the Fiscal Year ending December 31, 2009 and for each subsequent Fiscal Year.	$

Requirements:

	1.	The sum of (a) plus (b) must exceed (c).	$

	2.	Line (a) must but be less than (d)	$

E.	Investment Restrictions (Section 6.05):

	a.	Set forth the amount and a brief description of each Investment not permitted under Section 6.05.	$

F.

Restriction on Distributions (Section 6.06):  Set forth (on a separate sheet if necessary) the date and amount of each Distribution (including all Share Repurchases) made during the fiscal period under review.

Requirements:

a.

Attach on a separate sheet a pro forma calculation of the Adjusted Fixed Charge Coverage Ratio of the Borrower as of the most recently ended Fiscal Quarter prior to the Fiscal Quarter under review, based on the assumption that the Distributions set forth above had occurred during such prior Fiscal Quarter.

Set forth the Pro Forma Adjusted Fixed Charge Coverage Ratio (must not be less than the Minimum Coverage Ratios during the applicable periods as set forth in II B above).

Permitted up to the maximum cumulative aggregate of $3,000,000.00 during each Fiscal Year.

	b.	Set forth the aggregate amount of unused Distribution Carryover from prior Fiscal Years.	$

10

c.	In addition to the amounts permitted for Distribution in (a) above, may also distribute all or a portion of the Distribution Carryover if:

(i)

An Authorized Officer certified to Agent Bank at least 30 days prior to each such Distribution that such Distribution Carryover would not result in a violation of the Fixed Charge Coverage Ratio at the end of the Fiscal Quarter during which such Distribution was made nor as of the end of each Fiscal Quarter remaining during the Fiscal Year during which such Distribution was made.

Date Certification was submitted to Agent Bank.

(ii)

Attach on a separate sheet a pro forma calculation of the Adjusted Fixed Charge Coverage Ratio of the Borrower as of the most recently ended Fiscal Quarter prior to the Fiscal Quarter under review, based on the assumption that the Distributions set forth in (a) and (c) above had occurred during such prior Fiscal Quarter.

Set forth the Pro Forma Adjusted Fixed Charge Coverage Ratio (must not be less than the Minimum Coverage Ratios during the applicable periods as set forth in II B above).

d.	Was the Total Leverage Ratio set forth in Section II A(q) of the Compliance Certificate submitted for the most recently ended Fiscal Quarter 1.75 to 1.00 or less?		yes/no

11

	e.	If yes, Distribution limitations in (a) and (c) above were suspended during the Fiscal Quarter under review if:

(i)

An Authorized Officer certified to Agent Bank at least 30 days prior to each such Distribution that each such Distribution would not result in a violation of the Fixed Charge Coverage Ratio at the end of the Fiscal Quarter during which such Distribution was made nor either (x) at the end of the next ensuing Fiscal Quarter, or (y) as of the end of each Fiscal Quarter remaining during the Fiscal Year during which such Distribution was made, whichever period is longer from the date of such Distribution.

Date Certification was submitted to Agent Bank.

(ii)

Attach on a separate sheet a pro forma calculation of the Adjusted Fixed Charge Coverage Ratio of the Borrower as of the most recently ended Fiscal Quarter prior to the Fiscal Quarter under review, based on the assumption that the Distributions set forth in (a) above had occurred during such prior Fiscal Quarter.

Set forth the Pro Forma Adjusted Fixed Charge Coverage Ratio (must not be less than the Minimum Coverage Ratios during the applicable periods as set forth in II B above).

G.	Indebtedness (Section 6.07): With respect to the Borrower and MCRI on a combined basis:			$

12

	a.	Set forth the aggregate amount of secured purchase money Indebtedness and Capital Lease Liabilities.	$

		Maximum Permitted		$5,000,000.00

	b.	Set forth the aggregate amount of unsecured Indebtedness.	$

		Maximum Permitted		$7,500,000.00

Is any of the unsecured Indebtedness subject to financial and other covenants and events of default more onerous or restrictive on Borrower than the terms and provisions of the Credit Agreement?  If yes, please explain on a separate sheet.

yes/no

	c.	Set forth the amount and a brief description of any Indebtedness of Borrower and MCRI not permitted under Section 6.07.	$

H.	Total Liens (Section 6.08): On a separate sheet describe in detail any and all Liens not permitted under Section 6.08.

I.	Sale of Assets, Consolidation, Merger or Liquidation (Section 6.09):

	a.	On a separate sheet describe any and all mergers, consolidations, liquidations and/or dissolutions not permitted under Section 6.09.

b.

With respect to the determination of Excess Capital Proceeds, please set forth the amount of Net Proceeds received by the Borrower, during the period commencing on the Restatement Effective Date and continuing through the end of the Fiscal Quarter under review, from the Disposition of FF&E and other items of Collateral which have not been replaced with purchased or leased FF&E of equivalent value and utility.

13

Requirement. For all amounts in excess of $2,500,000.00, must make a Mandatory Commitment Reduction on or before 90 days following each such Disposition resulting in Excess Capital Proceeds.

J.	Restriction on Transfer of Ownership (Section 6.10): On a separate sheet describe in detail any transfers or hypothecations of MCRI’s ownership interest in Borrower not permitted under Section 6.10

K.

Limitation on Subsidiaries (Section 6.11):  On a separate sheet, describe any Subsidiaries created by Borrower.  State whether or not the creation of such Subsidiaries has been consented to by the Requisite Lenders as required under Section 6.11.

L.	Contingent Liabilities (Section 6.12):

	a.	Set forth the amount of all Contingent Liabilities incurred by the Borrower and/or by MCRI.	$

Maximum Permitted: Cumulative aggregate of $5,000,000.00 at any time for Borrower and MCRI on a combined basis, without the prior written consent of Requisite Lenders

M.

Transactions with Members of the MCRI Consolidation (Section 6.13): Describe on a separate sheet any transactions or payments made by Borrower to any member of the MCRI Consolidation which are not allowed under Section 6.13.

N.	Limitation on Consolidated Tax Liability (Section 6.14): Describe on a separate sheet any federal income taxes paid by Borrower which are not allowed under Section 6.14.

O.	ERISA (Section 6.15): Describe on a separate sheet any matters requiring advice to Agent Bank under Section 6.15.

14

P.

Margin Regulations (Section 6.16): Set forth the amount(s) of and describe on a separate sheet of paper any proceeds of any portion of the Credit Facility, used by Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

III.

REMODEL PROJECTS STATUS

To be reconciled with the Schedule of Remodel Projects (Schedule 6.04) as of the end of the Fiscal Quarter under review until all of the Remodel Projects have been completed and all costs fully paid:

1.	Please attach a revised Schedule of Remodel Projects showing with respect to each project description line item:

	a.	the percentage of completion;

	b.	costs paid to date; and

	c.	remaining costs to complete.

2.	Is the aggregate of the costs paid and the remaining costs to complete in excess of $14,275,000?		yes/no

IV.

APPLICABLE MARGIN DETERMINATION

Commencing with the Fiscal Quarter ending March 31, 2009 and continuing as of the end of each Fiscal Quarter until Bank Facility Termination, the Applicable Margins, based on the Total Leverage Ratio (See II A(q) above) are:

Base Rate Margin	%

LIBO Rate Margin	%

The change in the Applicable Margins, if any, shall be effective on  [insert date which is the first (1st) day of the third (3rd) month immediately following the Fiscal Quarter end set forth above]  .

15

V.

COMMITMENT FEE CALCULATION

(Section 2.10(b)): To be calculated with respect to the Fiscal Quarter under review:

a.	Daily average of Aggregate Commitment		$

b.	Less daily average of Funded Outstandings	-	$

c.	Less the daily average of L/C Exposure	-	$

d.	Amount of Nonusage		$
(a minus b minus c)

e.	Total Leverage Ratio (See II A(q) above)			:1

f.	Applicable Commitment Percentage:				%

[See Table Two in definition of Applicable Margin]

g.	Gross Commitment Fee		$
(d times f)

h.	Number of days in Fiscal Quarter under review

i.	Commitment Fee for Fiscal Quarter under review
	(g ÷ 360 x h)		$

VI.

PERFORMANCE OF OBLIGATIONS

A review of the activities of the Borrower during the fiscal period covered by the attached financial statements has been made under my supervision with a view to determining whether during such fiscal period any Default or Event of Default has occurred and is continuing.  Except as described in an attached document or in an earlier Certificate, to the best of my knowledge, as of the date of this Certificate, there is no Default or Event of Default that has occurred and remains continuing.

16

VII.

NO MATERIAL ADVERSE CHANGE

To the best of my knowledge, except as described in an attached document or in an earlier Certificate, no Material Adverse Change has occurred since the date of the most recent Certificate delivered to the Banks.

DATED this _____ day of ___________________, 200___.

BORROWER:

GOLDEN ROAD MOTOR INN, INC.,
a Nevada corporation

Name

Title
Authorized Officer

Print
Name

17

CLOSING PRICING CERTIFICATE

TO:                        WELLS FARGO BANK, National Association,
as Agent Bank

Reference is made to that certain Amended and Restated Credit Agreement, dated as of January 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the “Borrower”), Monarch Casino & Resort, Inc., a Nevada corporation (the “Guarantor”), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a “Lender” and collectively as the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).  Terms defined in the Credit Agreement and not otherwise defined in this Closing Pricing Certificate (“Certificate”) shall have the meanings defined and described in the Credit Agreement.  This Certificate is delivered in accordance with Section 3.17(b) of the Credit Agreement for the purpose of determining the Applicable Margins.

The period under review is the Fiscal Quarter ended December 31, 2008, together with the three (3) immediately preceding Fiscal Quarters on a rolling four (4) Fiscal Quarter basis.

The Applicable Margins, based on the calculations for the Borrower as set forth below, for the period commencing on the Restatement Effective Date and continuing until June 1, 2009 are:

Base Rate Margin	%

LIBO Rate Margin	%

Total Leverage Ratio:  To be calculated with reference to the Borrower commencing with the Fiscal Quarter ending December 31, 2008:

EXHIBIT F

TOTAL FUNDED DEBT:
a.	The aggregate amount of the Funded Outstandings on the Credit Facility as of the last day of the Fiscal Quarter under review.	$

b.	Plus the aggregate amount of the Swingline Outstandings on the Swingline Facility as of the last day of the Fiscal Quarter under review.	+ $

c.	Plus the aggregate amount of the L/C Exposure on the L/C Facility as of the last day of the Fiscal Quarter under review.	+ $

d.

Plus the total, as of the last day of the Fiscal Quarter under review, of both the long-term and current portions (without duplication) of all other interest bearing interest bearing Indebtedness (including Contingent Liabilities).

+ $

e.	Plus the total, as of the last day of the Fiscal Quarter under review, of all Capitalized Lease Liabilities.	+ $

f.	TOTAL FUNDED DEBT (a + b + c + d + e)	$

Divided (÷) by:		÷

Adjusted EBITDA

To be calculated on a cumulative basis with respect to the Fiscal Quarter ended December 31, 2008 and the most recently ended three (3) preceding Fiscal Quarters on a four (4) Fiscal Quarter basis:

g.	Net Income	$

h.	Less interest income reflected in such Net Income	- $

i.	Less any extraordinary one-time non-Cash gain reflected in such Net Income	- $

2

j.	Plus any extraordinary losses on sales of assets and other extraordinary losses and one-time non-Cash charges	+ $

k.	Plus Interest Expense (expensed and capitalized) to the extent deducted in the determination of Net Income	+ $

l.

Plus the aggregate amount of federal and state taxes on or measured by income for the period under review (whether or not payable during such period) to the extent deducted in the determination of Net Income

+ $

m.

Plus depreciation, amortization and all other non-cash expenses, including, without limitation, non-cash stock option expenses, for the period under review to the extent deducted in the determination of Net Income

+ $

n.	Total EBITDA (g - h - i + j + k + l + m)	$

o.	Less the aggregate of MCRI Corporate Overhead Allocation to the extent not deducted in the determination of Net Income in (g) above	- $

p.	ADJUSTED EBITDA (n - o)	$

q.	Total Leverage Ratio (f ÷ p)		:1.0

3

DATED this ____ day of ________________, 200__.

GOLDEN ROAD MOTOR INN, INC., a Nevada corporation

By

Name

Title

4

AUTHORIZED OFFICERS CERTIFICATE

OF

GOLDEN ROAD MOTOR INN, INC.

The undersigned hereby certifies that the following persons currently have been authorized to act on behalf of GOLDEN ROAD MOTOR INN, INC., a Nevada corporation (the “Borrower”), holding the positions indicated next to their names, that the signatures appearing opposite their names below are true and genuine signatures of such persons, and that each of such persons shall be deemed an “Authorized Officer” of Borrower as defined in and for the purposes used in connection with the Amended and Restated Credit Agreement (as may be amended or modified from time to time, the “Credit Agreement”), dated as of the date hereof, executed by and among the Borrower, Monarch Casino & Resort, Inc., a Nevada corporation (“Guarantor”), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a “Lender” and collectively as the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”), and such Authorized Officers are authorized to deliver on behalf of the Borrower the Notices of Borrowings, Continuation/Conversion Notices, Compliance Certificates and all other notices, requests, reports, consents, certifications and authorizations on behalf of the Borrower under the Credit Agreement, and have been duly authorized by the Borrower as “Authorized Officers” of Borrower for all purposes under the Credit Agreement and each related Loan Document.

All capitalized terms used but not otherwise defined in this Certificate shall have the same meanings as set forth in the Credit Agreement.

EXHIBIT G

NAME	POSITION IN BORROWER	SIGNATURE

Bob Farahi	President, Secretary

Ronald Rowan	Chief Financial Officer/Treasurer

John Farahi	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned secretary of the Borrower has executed the foregoing Certificate on behalf of Borrower as of the ___ day of January, 2009.

BORROWER:

GOLDEN ROAD MOTOR INN, INC., a Nevada corporation

By
Bob Farahi,
Secretary

2

CLOSING CERTIFICATE

TO:                                                                      WELLS FARGO BANK, National Association, in its capacity as Agent Bank under that certain Amended and Restated Credit Agreement, dated as of January 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the “Borrower”), Monarch Casino & Resort, Inc., a Nevada corporation (the “Guarantor”), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a “Lender” and collectively as the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).  Capitalized terms used herein without definition shall have the meanings attributed to them in Section 1.01 of the Credit Agreement.

THE UNDERSIGNED, as an Authorized Officers of Borrower and Guarantor, do hereby make the following certifications effective as of the date of this Closing Certificate pursuant to Article III of the Credit Agreement:

(a)                             the representations and warranties contained in Article IV of the Credit Agreement and contained in each of the other Loan Documents are true and correct on and as of the Restatement Effective Date in all material respects as though such representations and warranties had been made on and as of the Restatement Effective Date;

(b)                              Since the date of the most recent financial statements referred to in Sections 3.17 and 5.08 the Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change has occurred;

(c)                               no event (i) has occurred and is continuing or (ii) would occur as a result of any Borrowing contemplated under the Credit Agreement, or (iii) would result from the making thereof, which (in the case of (i), (ii) or (iii) above) constitutes a Default or Event of Default under the terms of the Credit Agreement;

EXHIBIT H

(d)        Borrower and Guarantor have, as of the Restatement Effective Date, performed and complied with all agreements and conditions that are contained in the Credit Agreement and that the Credit Agreement requires Borrower and Guarantor to perform and comply with prior to or as of the Restatement Effective Date;

(e)        The Credit Agreement, the Revolving Credit Note, Guaranty and the other Loan Documents have been duly authorized by all necessary action of each of Borrower’s and Guarantor’s respective Board of Directors and have been executed and delivered on behalf of Borrower or Guarantor, where applicable, by a duly authorized representative thereof; and

(f)         Concurrently herewith, each of Borrower and Guarantor have delivered to Agent Bank a true and correct copy of the articles of incorporation and bylaws, together with all amendments thereto adopted through the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 20th day of January, 2009.

BORROWER:

GOLDEN ROAD MOTOR INN, INC.,
a Nevada corporation

By
John Farahi,
Chief Executive Officer

GUARANTOR:

MONARCH CASINO & RESORT, INC.,
a Nevada corporation

By
John Farahi,
Chief Executive Officer

2

GENERAL CONTINUING GUARANTY

THIS GENERAL CONTINUING GUARANTY (“Guaranty”), dated as of January 20, 2009, is executed and delivered by MONARCH CASINO & RESORT, INC., a Nevada corporation (referred to as a “Guarantor”), in favor of the Beneficiaries, referred to below, and in light of the following:

R_E_C_I_T_A_L_S:

WHEREAS:

A.        Reference is made to that certain Amended and Restated Credit Agreement, dated as of January 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the “Borrower”), Guarantor, the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a “Lender” and collectively as the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).

B.         For the purpose of this Guaranty, all capitalized terms not otherwise specifically defined herein shall have the same meaning given them in Section 1.01 of the Credit Agreement as though fully restated verbatim.

C.        In order to induce Beneficiaries to make Borrowings, loans, advances and extend financial accommodations to Borrower pursuant to the Credit Agreement, and in consideration thereof, and in consideration of any Borrowings, Swingline Advances, loans, advances, or other financial accommodations heretofore or hereafter extended by Beneficiaries to Borrower, whether pursuant to the Credit Agreement or otherwise, Guarantor has agreed to guaranty the Guarantied Obligations.

NOW, THEREFORE, in consideration of the foregoing, Guarantor hereby agrees, in favor of Beneficiaries, as follows:

EXHIBIT I

1.            Definitions and Construction.

a.   Definitions.  The following terms, as used in this Guaranty, shall have the following meanings:

“Agent Bank” shall mean Wells Fargo Bank, National Association, as the administrative and collateral agent for each of the Lenders under the Credit Agreement.

“Beneficiaries” shall mean a collective reference to Agent Bank and Banks.

“Borrower” shall mean Golden Road Motor Inn, Inc., a Nevada corporation.

“Credit Agreement” shall have the meaning set forth by Recital A of this Guaranty.

“Guarantied Obligations” shall mean:  (a) the due and punctual payment of the principal of, and interest (including post petition interest and including any and all interest which, but for the application of the provisions of the Bankruptcy Code, would have accrued on such amounts) on, and premium, if any, on the Revolving Credit Note and/or the Swingline Note; and (b) the due and punctual payment of all present or future Indebtedness owing by Borrower.

“Guarantor” shall have the meaning set forth in the preamble to this Guaranty.

“Guaranty” shall have the meaning set forth in the preamble to this document.

“Indebtedness” shall mean any and all obligations, indebtedness, or liabilities of any kind or character owed to Beneficiaries, or any of them, and arising directly or indirectly out of or in connection with the Credit Agreement, the Revolving Credit Note, the Swingline Note, L/C Exposure, the Environmental Certificate, or any of the other Loan Documents, including all Interest Rate Hedges and all such obligations, indebtedness, or liabilities, whether for principal, interest (including post petition interest and including any and all interest which, but for the application of the provisions of the Bankruptcy Code, would have accrued on such amounts), premium, reimbursement obligations, fees, costs, expenses (including attorneys’ fees), or indemnity obligations, whether heretofore, now, or hereafter made, incurred, or created, whether voluntarily or involuntarily made, incurred, or created, whether secured or unsecured (and if secured, regardless of the nature or extent of the security), whether absolute or contingent,

2

liquidated or unliquidated, or determined or indeterminate, whether Borrower is liable individually or jointly with others, and whether recovery is or hereafter becomes barred by any statute of limitations or otherwise becomes unenforceable for any reason whatsoever, including any act or failure to act by Beneficiaries.

“Lenders” shall have the meaning set forth by Recital A of this Guaranty.

b.   Construction.  Unless the context of this Guaranty clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms refer to this Guaranty as a whole and not to any particular provision of this Guaranty.  Any reference in this Guaranty to any of the following documents includes any and all alterations, amendments, extensions, modifications, renewals, or supplements thereto or thereof, as applicable:  the Loan Documents; the Credit Agreement; this Guaranty; the Environmental Certificate; and the Revolving Credit Note.

2.         Guarantied Obligations.  Guarantor hereby irrevocably and unconditionally guaranty to Beneficiaries, as and for its own debt, until final and indefeasible payment thereof has been made, (a) the due and punctual payment of the Guarantied Obligations, in each case when the same shall become due and payable, whether at maturity, pursuant to a mandatory payment requirement, by acceleration, or otherwise; it being the intent of Guarantor that the guaranty set forth herein shall be a guaranty of payment and not a guaranty of collection; and (b) the punctual and faithful performance, keeping, observance, and fulfillment by Borrower of all of the agreements, conditions, covenants, and obligations of Borrower contained in the Credit Agreement, the Revolving Credit Note, the Environmental Certificate and under each of the other Loan Documents.

3.         Continuing Guaranty.  This Guaranty includes Guarantied Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part.  To the maximum extent permitted by law, Guarantor hereby waives any right to revoke this Guaranty as to future Indebtedness.  If such a revocation is effective notwithstanding the foregoing waiver, Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received and acknowledged by Beneficiaries, (b) no such revocation shall apply to any Guarantied Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment

3

terms, or other terms and conditions thereof to the extent permitted by law), (c) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of Beneficiaries in existence on the date of such revocation, (d) no payment by Guarantor, Borrower, or from any other source, prior to the date of such revocation shall reduce the maximum obligation of Guarantor hereunder, and (e) any payment by Borrower or from any source other than Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which is not, therefore, guarantied hereunder.

4.         Performance under this Guaranty.  In the event that Borrower fails to make any payment of any Guarantied Obligations on or before the due date thereof, or if Borrower shall fail to perform, keep, observe, or fulfill any other obligations referred to in clause (b) of Section 2 hereof in the manner provided in the Credit Agreement, the Revolving Credit Note, the Swingline Note or the other Loan Documents, as applicable, Guarantor immediately shall cause such payment to be made or each of such obligations to be performed, kept, observed, or fulfilled.

5.         Primary Obligations.  This Guaranty is a primary and original obligation of Guarantor, is not merely the creation of a surety relationship, and is an absolute, unconditional, and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the issuance of the Notes.  Guarantor agrees that it is directly, jointly and severally with any other guarantor of the Guarantied Obligations, liable to Beneficiaries, that the obligations of Guarantor hereunder are independent of the obligations of Borrower or any other guarantor, and that a separate action may be brought against Guarantor, whether such action is brought against Borrower or any other guarantor whether Borrower or any such other guarantor is joined in such action.  Guarantor agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by Beneficiaries of whatever remedies they may have against Borrower or any other guarantor, or the enforcement of any lien or realization upon any security Beneficiaries may at any time possess.  Guarantor agrees that any release which may be given by Beneficiaries to Borrower or any other guarantor shall not release Guarantor.  Guarantor consents and agrees that Beneficiaries shall be under no obligation to marshal any property or assets of Borrower or any other guarantor in favor of Guarantor, or against or in payment of any or all of the Guarantied Obligations.

6.         Waivers.

a.   Guarantor hereby waives:  (i) notice of acceptance hereof; (ii) notice of any Borrowings, Swingline Advances, advances, loans or other financial accommodations made or extended under the Credit Agreement, or the creation or

4

existence of any Guarantied Obligations; (iii) notice of the amount of the Guarantied Obligations, subject, however, to Guarantor’s right to make inquiry of Agent Bank to ascertain the amount of the Guarantied Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of Borrower or of any other fact that might increase Guarantor’s risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to the Revolving Credit Note, the Swingline Note or any other instrument; (vi) notice of any Default or Event of Default under the Credit Agreement; and (vii) all other notices (except if such notice is specifically required to be given to Guarantor under this Guaranty or any other Loan Document to which Guarantor is party) and demands to which Guarantor might otherwise be entitled.

b.   To the fullest extent permitted by applicable law, Guarantor waives the right by statute or otherwise to require Beneficiaries to institute suit against Borrower or to exhaust any rights and remedies which Beneficiaries have or may have against Borrower.  In this regard, Guarantor agrees that it is bound to the payment of each and all Guarantied Obligations, whether now existing or hereafter accruing, as fully as if such Guarantied Obligations were directly owing to Beneficiaries by Guarantor.  Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid) of Borrower or by reason of the cessation from any cause whatsoever of the liability of Borrower in respect thereof.

c.   To the maximum extent permitted by law, Guarantor hereby waives:  (i) any rights to assert against Beneficiaries any defense (legal or equitable), set-off, counterclaim, or claim which Guarantor may now or at any time hereafter have against Borrower or any other party liable to Beneficiaries; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (iii) any defense arising by reason of any claim or defense based upon an election of remedies by Beneficiaries; (iv) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor’s liability hereunder; and (v) any defense or benefit that may be derived from or afforded by law which limits the liability of or exonerates guaranties or sureties including, without limitation, the benefits of Nevada Revised Statutes §§40.430 - 40.459, 40.475 and 40.485 as permitted by Nevada Revised Statutes §40.495.

d.   Guarantor agrees that if all or a portion of the Indebtedness or this Guaranty is at any time secured by a deed of trust or mortgage covering interests in real property, Beneficiaries, in their sole discretion, without notice or demand and without affecting the liability of Guarantor under this Guaranty, may foreclose (pursuant

5

to the terms of the Credit Agreement or otherwise) the deed of trust or mortgage and the interests in real property secured thereby by non-judicial sale.  Guarantor understands that the exercise of Beneficiaries of certain rights and remedies contained in the Credit Agreement and any such deed of trust or mortgage may affect or eliminate Guarantor’s right of subrogation against Borrower and that Guarantor may therefore incur a partially or totally non-reimbursable liability hereunder.  Nevertheless, Guarantor hereby authorize and empower Beneficiaries to exercise, in their sole discretion, any rights and remedies, or any combination thereof, which may then be available, since it is the intent and purpose of Guarantor that the obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Notwithstanding any foreclosure of the lien of any deed of trust or security agreement with respect to any or all of any real or personal property secured thereby, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, Guarantor shall remain bound under this Guaranty including its obligation to pay any deficiency following a non-judicial foreclosure.

e.         Guarantor also hereby waives any claim, right or remedy which Guarantor may now have or hereafter acquire against the Borrower that arises hereunder and/or from the performance by Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Beneficiaries against the Borrower or any security which Beneficiaries now have or hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

7.            Releases. Guarantor consents and agrees that, without notice to or by Guarantor and without affecting or impairing the obligations of Guarantor hereunder, Beneficiaries may, by action or inaction, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the Credit Agreement, the Notes, or any of the other Loan Documents or may grant other indulgences to Borrower in respect thereof, or may amend or modify in any manner and at any time (or from time to time) any one or more of the Credit Agreement, the Notes, or any of the other Loan Documents, or may, by action or inaction, release or substitute any other guarantor, if any, of the Guarantied Obligations, or may enforce, exchange, release, or waive, by action or inaction, any security for the Guarantied Obligations (including the Collateral) or any other guaranty of the Guarantied Obligations, or any portion thereof.

8.            No Election.  Beneficiaries shall have the right to seek recourse against Guarantor to the fullest extent provided for herein and no election by Beneficiaries to proceed in one form of action or proceeding, or against any party, or on

6

any obligation, shall constitute a waiver of Beneficiaries’ right to proceed in any other form of action or proceeding or against other parties unless Beneficiaries have expressly waived such right in writing.  Specifically, but without limiting the generality of the foregoing, no action or proceeding by Beneficiaries under any document or instrument evidencing the Guarantied Obligations shall serve to diminish the liability of Guarantor under this Guaranty except to the extent that Beneficiaries finally and unconditionally shall have realized indefeasible payment by such action or proceeding.

9.         Indefeasible Payment.  The Guarantied Obligations shall not be considered indefeasibly paid for purposes of this Guaranty unless and until all payments to Beneficiaries are no longer subject to any right on the part of any person whomsoever, including Borrower, Borrower as a debtor in possession, or any trustee (whether appointed under the Bankruptcy Code or otherwise) of Borrower’s assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential.  In the event that, for any reason, all or any portion of such payments to Beneficiaries is set aside or restored, whether voluntarily or involuntarily, after the making thereof, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and Guarantor shall be liable for the full amount Beneficiaries are required to repay plus any and all costs and expenses (including attorneys’ fees) paid by Beneficiaries in connection therewith.

10.       Financial Condition of Borrower and Guarantor.

a.         Guarantor represents and warrants to Beneficiaries that it is currently informed of the financial condition of Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guarantied Obligations.  Guarantor further represents and warrant to Beneficiaries that it has read and understands the terms and conditions of the Credit Agreement, the Notes and the other Loan Documents.  Guarantor hereby covenants that it will continue to keep itself informed of Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Guarantied Obligations.

b.         Guarantor shall deliver to Agent Bank within the time periods therein described, the financial information and other reporting requirements set forth in Section 5.08 of the Credit Agreement which are applicable to them.

11.       Subordination.  Any indebtedness of Borrower now or hereafter held by Guarantor is hereby subordinated to the indebtedness of Borrower to Beneficiaries; and from and after the occurrence of a Default or an Event of Default under the Credit Agreement and for so long as such a Default or Event of Default shall

7

continue such indebtedness of Borrower to Guarantor shall be collected, enforced and received by Guarantor as trustee for Borrower and paid over to Beneficiaries on account of the indebtedness of Borrower to Beneficiaries but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

12.       Payments; Application.  All payments to be made hereunder by Guarantor shall be made in lawful money of the United States of America at the time of payment, shall be made in immediately available funds, and shall be made without deduction (whether for taxes or otherwise) or offset.  All payments made by Guarantor hereunder shall be applied as follows:  first, to all reasonable costs and expenses (including attorneys’ fees) incurred by Beneficiaries in enforcing this Guaranty or in collecting the Guarantied Obligations; second, to all accrued and unpaid interest, premium, if any, and fees owing to Beneficiaries constituting Guarantied Obligations; and third, to the balance of the Guarantied Obligations.

13.       Costs and Expenses.  Guarantor agrees to pay Beneficiaries’ reasonable out-of-pocket costs and expenses, including, but not limited to, legal fees and disbursements, incurred in any effort (which shall include those incurred in investigations of and advising on matters relating to the Beneficiaries’ rights and remedies) to collect or enforce any of sums owing under this Guaranty whether or not any lawsuit is filed.  Until paid to the Beneficiaries’ such sums will bear interest at the Default Rate set forth in the Credit Agreement.

14.       Costs to Prevailing Party.  If any action or proceeding is brought by any party against any other party under this Guaranty, the prevailing party shall be entitled to recover such costs and attorney’s fees as the court in such action or proceeding may adjudge reasonable.

15.       Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by telefacsimile, telexed, or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telefacsimile or telex or five (5) Banking Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed).  For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 15) shall be as set forth below, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties:

8

If to Guarantor:	Monarch Casino & Resort, Inc.
3800 South Virginia Street
Reno, NV 89502
Attn: John Farahi, Chief Executive Officer

With a copy to:	Ron Rowan, Chief Financial Officer
Executive Offices
Monarch Casino & Resort, Inc.
3800 South Virginia Street
Reno, NV 89502

If to Beneficiaries
c/o Agent Bank:	Wells Fargo Bank, National Association
Gaming Division
5340 Kietzke Lane, Suite 201
Reno, NV 89511
Attn: Stephen G. Buntin, Sr.V.P.

16.       Cumulative Remedies.  No remedy under this Guaranty, under the Credit Agreement, the Revolving Credit Note, or any Loan Document is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given under this Guaranty, under the Credit Agreement, the Revolving Credit Note, or any other Loan Document, and those provided by law.  No delay or omission by Beneficiaries to exercise any right under this Guaranty shall impair any such right nor be construed to be a waiver thereof.  No failure on the part of Beneficiaries to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Guaranty preclude any other or further exercise thereof or the exercise of any other right.

17.       Severability of Provisions.  Any provision of this Guaranty which is prohibited or unenforceable under applicable law, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

18.       Entire Agreement; Amendments.  This Guaranty, together with the Credit Agreement, constitutes the entire agreement between Guarantor and Beneficiaries pertaining to the subject matter contained herein.  This Guaranty may not be altered, amended, or modified, nor may any provisions hereof be waived or noncompliance therewith consented to, except by means of a writing executed by Guarantor and Beneficiaries.  Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which given.  No course of dealing and no delay or waiver of any right or

9

default under this Guaranty shall be deemed a waiver of any other, similar or dissimilar, right or default or otherwise prejudice the rights and remedies hereunder.

19.       Successors and Assigns.  This Guaranty shall be binding upon Guarantor and its respective successors and assigns and shall inure to the benefit of the successors and assigns of Beneficiaries; provided, however, Guarantor shall not assign this Guaranty or delegate any of its duties hereunder without Beneficiaries’ prior written consent and any unconsented to assignment shall be absolutely void.  In the event of any assignment or other transfer of rights by Beneficiaries, the rights and benefits herein conferred upon Beneficiaries shall automatically extend to and be vested in such assignee or other transferee.

20.       Choice of Law and Venue; Service of Process.  THE VALIDITY OF THIS GUARANTY, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF GUARANTOR AND BENEFICIARIES, SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST GUARANTOR WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEVADA, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, GUARANTOR ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS ASSETS, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE.

21.       Arbitration.

a.   Upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) (“Dispute”) now existing or hereafter arising between the parties in any way arising out of, pertaining to or in connection with the Credit Agreement, Loan Documents or any related agreements, documents, or instruments (collectively the “Documents”), may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring an action in court to compel arbitration of any Dispute.

b.   All Disputes between the parties shall be resolved by binding arbitration governed by the Commercial Arbitration Rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

10

c.   No provision of, nor the exercise of any rights under this arbitration clause shall limit the rights of any party, and the parties shall have the right during any Dispute, to seek, use and employ ancillary or preliminary remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting or foreclosing upon any property, real or personal, which is involved in a Dispute, or which is subject to, or described in, the Documents, including, without limitation, rights and remedies relating to: (i) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under the Security Documentation or other security agreement or instrument, or applicable law, (ii) exercising self-help remedies (including setoff rights) or (iii) obtaining provisional or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver from a court having jurisdiction before, during or after the pendency of any arbitration.  The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self-help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration nor render inapplicable the compulsory arbitration provision hereof.

22.       Waiver of Jury Trial.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, GUARANTOR AND EACH OF THE BENEFICIARIES EACH MUTUALLY HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS GUARANTY, OR IN ANY WAY CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE DEALINGS OF GUARANTOR AND BENEFICIARIES WITH RESPECT TO THIS GUARANTY, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, GUARANTOR AND EACH OF THE BENEFICIARIES EACH MUTUALLY HEREBY AGREE THAT ANY SUCH ACTION, CAUSE OF ACTION, CLAIM, DEMAND, OR PROCEEDINGS SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT THE DEFENDING PARTY MAY FILE AN ORIGINAL COUNTERPART OF THIS SECTION WITH ANY COURT OR OTHER TRIBUNAL AS WRITTEN EVIDENCE OF THE CONSENT OF THE COMPLAINING PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11

IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty as of the day and year first written above.

MONARCH CASINO & RESORT, INC.,
a Nevada corporation

By
John Farahi,
Chief Executive Officer

12

FORM OF LEGAL OPINION

MONARCH CASINO & RESORT, INC.

3800 South Virginia Street

Reno, NV  89502

January___, 2009

Wells Fargo Bank,

National Association,

Agent Bank

5340 Kietzke Lane, Suite 201

Reno, Nevada 89511

Attn:  Stephen G. Buntin, Sr.V.P.

and each of the Banks

described on Schedule 1

hereto, and their

successors and assigns

Re:                        Amended and Restated Credit Agreement dated as of January 20, 2009 (the “Credit Agreement”), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the “Borrower”), Monarch Casino & Resort, Inc., a Nevada corporation (the “Guarantor”), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a “Lender” and collectively as the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).  All capitalized terms which are used herein, and which are not otherwise defined herein, shall have the meaning which is set forth by Section 1.01 of the Credit Agreement.

EXHIBIT J

January___, 2009

Ladies and Gentlemen:

The undersigned is General Counsel of Borrower and the Guarantor and has acted in such capacity in connection with the preparation, execution and delivery of the Credit Agreement and each of the Loan Documents.  This opinion is delivered to you at the request of Borrower and the Guarantor pursuant to Section 3.06 of the Credit Agreement for the reliance of each of the Banks and their respective successors and assigns.

In rendering the opinions set forth herein I have: (i) examined, and am familiar with, originals of each of the executed Loan Documents; and (ii) made such inquiries, and reviewed such other documents, corporate documentation and records, as I deemed appropriate under the circumstances.  In making such examination and review, I have assumed the genuineness of all signatures (other than the signatures of officers signing on behalf of the Borrower and the Guarantor), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.  I have also assumed the valid authorization, execution and delivery of each Loan Document by each party thereto (other than the Borrower and the Guarantor), and I have assumed, where applicable, that each such other party has been duly organized, is validly existing and in good standing under its jurisdiction of organization and possesses the corporate or other organization power to perform its obligations thereunder.

I am not expressing any opinion as to the effect of the compliance or noncompliance of any of the Banks with any state or federal laws or regulations which are applicable because of the legal or regulatory status, or the nature of the business of any of the Banks.

I am a member of the bar of the State of Nevada and express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America.

Based on the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

1.         Each of the Borrower and Guarantor is a corporation organized, validly existing and in good standing under the laws of the State of Nevada.  Each of the Borrower and the Guarantor (i) has all requisite power, authority and legal right to execute and deliver each document, agreement or certificate to which it is a party or by which it is bound in connection with the Credit Facility, to consummate the transactions and perform its respective obligations thereunder, and to own its properties and assets and to carry on and conduct its business as presently conducted or proposed to be conducted, and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Credit Agreement and the other Loan Documents to which it is a party or by which it is bound and to consummate the transactions contemplated thereunder.

January___, 2009

2.         Neither the execution and delivery of the Credit Agreement, the Revolving Credit Note, the Swingline Note, or any other Loan Document, or any other agreement, certificate or instrument to which Borrower and/or Guarantor is a party or by which it is bound in connection with the Credit Facility, nor the consummation of the transactions contemplated thereunder, or the compliance with or performance of the terms and conditions therein, is prevented by, limited by, conflicts: (i) in any respect with, or will result in a breach or violation of, or a default (with due notice or lapse of time or both) under, or the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of their respective property or assets by virtue of, the terms, conditions or provisions of (a) the Articles of Incorporation, Bylaws or other documents of organization or charter of the Borrower or MCRI, or (b) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court of Governmental Authority to which it is subject, or (ii) in any material respect with, or will result in a material breach or violation of, or a material default (with due notice or lapse of time or both) under, or the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of its property or assets by virtue of, the terms, conditions or provisions of any indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which it is a party or by which it is bound.

3.         The Credit Agreement, the Notes and all other Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.  The Credit Agreement and the Guaranty have been duly executed and delivered by the Guarantor and constitute the legal, valid and binding obligations of Guarantor, enforceable against Guarantor in accordance with their respective terms.

4.         The First Amendment to Deed of Trust is in proper form for recording; has been fully executed and delivered and will, when recorded in the office of the County Recorder of Washoe County, Nevada, validly modify the Existing Deed of Trust so that it constitutes a valid and legally binding encumbrance lien on the Collateral therein described, as security for the Bank Facilities.  No other filing or other registration of any document or instrument is necessary or advisable to protect the priority of the lien so created and it is not necessary to re-file or re-record the Existing Deed of Trust in order to maintain such priority.

5.         The UCC Continuation Statements when filed in the Official Records of Washoe County and in the Office of the Nevada Secretary of State, together with the Financing Statements filed in the Official Records of Washoe County, Nevada, on February 20, 2004, as Instrument No. 2996370 and in the Office of the Nevada Secretary of State on February 20, 2004 under File No. 2004005323-9 will continue to perfect the security interest granted by the Existing Deed of Trust as amended by the First Amendment

January___, 2009

to Deed of Trust in the Collateral therein described in accordance with the Uniform Commercial Code as in force and effect in the State of Nevada, and no refiling or re-recording of such Financing Statements is required in order to maintain the security interest of Agent Bank in said Collateral, except additional continuation statements which will be required to be filed within six (6) months prior to the expiration of five (5) years from the date of the filing of the UCC Continuation Statements.

6.         Except in complying with Nevada Gaming Commission (“NGC”) Regulations 8 and 8A, respectively, it is not necessary under any Gaming Law by reason of the execution, delivery or performance of the Loan Documents, that Agent Bank or any of the Lenders be licensed, qualified or authorized to carry on business in any such jurisdiction.  All necessary authorizations, consents and approvals of all applicable Gaming Authorities have been procured by Borrower for the execution and delivery by them of the Loan Documents, and for the advance of Borrowings under the Credit Agreement, and for the performance by Borrower of its obligations, under the Loan Documents to which it is a party.

7.         Each of Borrower and Guarantor has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, all Governmental Authorities that are necessary for the transaction of its business as contemplated under the Credit Agreement.

8.         The transactions contemplated by the Credit Agreement will not violate the usury laws of the State of Nevada.

9.         Neither MCRI nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

10.       Neither MCRI nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

The opinions set forth in Paragraphs (3) through (5) above are subject to the additional qualifications that:  (a) the enforcement of the Loan Documents and the Guaranty may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally; (b) certain of the provisions contained in the Loan Documents and the Guaranty may be unenforceable in whole or in part, to the extent that any such provision may contravene the public policy of the State of Nevada; and (c) certain waivers contained in the Loan Documents and the Guaranty may be

January___, 2009

unenforceable in whole or in part under the applicable laws of the State of Nevada, but the inclusion of such provisions, as described in (b) and (c) above, does not affect the validity of such Loan Documents and the Guaranty and such Loan Documents and the Guaranty contain adequate provisions for enforcing payment of all monetary obligations thereunder and for the practical realization of the rights and benefits afforded thereby, provided such enforcement is conducted in accordance with the procedures established by the laws of the State of Nevada.

This opinion is rendered to the Banks, and their respective successors and assigns, in connection with the transactions referred to herein and may not be relied on in any other context; nor may it be relied on by any other Person.  This opinion may not be quoted nor may copies hereof be furnished to any other Person without the prior written consent of the undersigned, except that the Banks, and their respective successors and assigns, and any of them, may furnish a copy hereof:  (i) to their respective independent auditors and attorneys; (ii) to any Governmental Authority or authority having regulatory jurisdiction over any of the Banks, or their respective successors and assigns; (iii) pursuant to order or legal process of any court or Governmental Authority; (iv) in connection with any legal action to which any of the Banks, or their respective successors and assigns, are a party arising out of the transactions referred to above; or (v) to a financial institution in connection with a proposed assignment of any interest in the Bank Facilities or a proposed transfer of a participation interest in the Bank Facilities.

Sincerely,

Debra B. Robinson,
General Counsel

FORM OF

NOTICE OF SWINGLINE ADVANCE

TO:                        WELLS FARGO BANK, National Association, in its capacity as Swingline Lender under that certain Amended and Restated Credit Agreement, dated as of January 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the “Borrower”), Monarch Casino & Resort, Inc., a Nevada corporation (the “Guarantor”), the Lenders therein named (each, together with their respective successors and assigns, individually being referred to as a “Lender” and collectively as the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).  Capitalized terms used herein without definition shall have the meanings attributed to them in Section 1.01 of the Credit Agreement.

Pursuant to Section 2.08(b) of the Credit Agreement, this Notice of Swingline Advance represents Borrower’s request for a Swingline Advance to be advanced on                           , 200       (the “Swingline Funding Date”) from the Swingline Lender.  Proceeds of such Swingline Advance are to be disbursed on the Swingline Funding Date in immediately available funds to the Designated Deposit Account at Agent Bank’s Branch at                                               ,                       , Nevada, Account No.                                   .

Borrower hereby certifies that (i) the representations and warranties contained in Article IV of the Credit Agreement, in each of the Loan Documents and in the Environmental Certificate (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date), shall be true and correct in all material respects on and as of the Swingline Funding Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Agent Bank; (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement or any other Loan Document or will result from the making of the requested Swingline Advance; (iii) Borrower has and shall have satisfied all conditions precedent under Section 2.08 and Article III B of the Credit Agreement required to be performed by it on or

EXHIBIT K

before the Swingline Funding Date (unless otherwise waived pursuant to the terms of the Credit Agreement); (iv) since the date of the most recent audited financial statements referred to in Sections 3.17 and 5.08 of the Credit Agreement, no Material Adverse Change shall have occurred; and (v) the Swingline Outstandings, after giving effect to the requested Swingline Advance, will not exceed Four Million Dollars ($4,000,000.00) and the amount requested does not exceed the Available Borrowings.

Borrower further certifies that as of the Swingline Funding Date, without regard to the requested Swingline Advance:

A.	The Aggregate Commitment is	$

B.	The Funded Outstandings are	$

C.	The Swingline Outstandings are	$

D.	The Total L/C Exposure is	$

E.	Aggregate Outstandings	$
(B + C + D)

F.	The Maximum Availability (A minus E) is	$

The Borrower has caused this Notice of Swingline Advance to be executed and delivered, and the certification and warranties contained herein to be made, by its Authorized Officer this          day of                           , 200    .

GOLDEN ROAD MOTOR INN, INC.,
a Nevada corporation

Name:

Title:
Authorized Officer

Print
Name:

2

ASSUMPTION AND CONSENT AGREEMENT - FORM

THIS ASSUMPTION AND CONSENT AGREEMENT (“Assumption Agreement”) is made as of the        day of                       ,         , by and among [Insert names of Lenders funding increase]               (collectively referred to as the “Assuming Lenders” and each individually as an “Assuming Lender”), GOLDEN ROAD MOTOR INN, INC., a Nevada corporation (the “Borrower”) and WELLS FARGO BANK, National Association, in its capacity as Agent Bank as described hereinbelow.

R_E_C_I_T_A_L_S:

A.        Reference is made to that certain Amended and Restated Credit Agreement, dated as of January 20, 2009 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, the Guarantor and the Banks therein named and Wells Fargo Bank, National Association, as administrative and collateral agent for the Banks (herein, in such capacity, called the “Agent Bank”).

B.         In this Assumption Agreement, all capitalized words and terms not otherwise defined herein shall have the respective meanings to be construed herein as provided in Section 1.01 of the Credit Agreement and any reference to a provision of the Credit Agreement shall be deemed to incorporate such provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

C.        Pursuant to Section 2.01(e) of the Credit Agreement, Borrower desires to further increase the Aggregate Commitment from Sixty Million Dollars ($60,000,000.00) to                                                Million Dollars ($      ,000,000.00), an increase of                  Million Dollars ($      ,000,000.00) (the “Commitment Increase”).

D.        Each Assuming Lender is willing to commit to advance the portion of the Commitment Increase set forth below, so that as of the Effective Date, as hereinafter defined, Assuming Lenders shall hold the respective Pro Rata Shares of the Aggregate Commitment as increased by the Commitment Increase and the respective Syndication Interests in the Revolving Credit Facility set forth below (each individually an “Assumed Interest” and collectively the “Assumed Interests”):

EXHIBIT L

NAME OF ASSUMING LENDER	PORTION OF COMMITMENT INCREASE		PRO RATA SHARE OF TOTAL COMMITMENT AFTER COMMITMENT INCREASE		PROPORTIONATE SYNDICATION INTERESTS AFTER COMMITMENT INCREASE
	$	____________	$	_______________	_________________%
		____________		_______________	_________________%
		____________		_______________	_________________%
		____________		_______________	_________________%
		____________		_______________	_________________%
		____________		_______________	_________________%
		____________		_______________	_________________%

E.         This Assumption Agreement is made, executed and delivered pursuant to Section 2.01(e) of the Credit Agreement and shall also constitute the assumption by and delegation to Assuming Lenders of the Syndication Interests particularly described hereinbelow.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree as follows:

1.         From and after the Effective Date, each Assuming Lender shall and does hereby assume and agree to perform all of the promises and covenants of a Lender as to its respective Assumed Interest arising or performable from and after the Effective Date and does further agree to assume and be bound by each and every term, condition, provision and covenant contained in the Credit Agreement and each of the Loan Documents, effective as of the Effective Date, to the same extent and manner as if such Assuming Lender had originally been named in the Credit Agreement as a Lender holding the Assumed Interest therein and Assuming Lender shall be deemed to be a Lender party to the Credit Agreement for all purposes thereof.

2.         The “Effective Date” as used herein shall mean                           , provided that each of the following conditions precedent have been satisfied on or before the Effective Date: (a) Assuming Lenders, Borrower and Agent Bank have executed sufficient duplicate originals of this Assumption Agreement for each of the Assuming Lenders, Borrower and Agent Bank and each of such originals have been delivered to Agent Bank, (b) Borrower has executed and delivered to Agent Bank, on

2

behalf of the Lenders, a restatement of the Revolving Credit Note payable to the order of Agent Bank on behalf of the Lenders, in the principal amount of                       Million Dollars ($                      ), (c) the Borrower has executed and delivered to Agent Bank such amendments, supplements, restatements and modifications to the Security Documentation as Agent Bank reasonably requests and in a form and content acceptable to Agent Bank, for the purpose of securing repayment of the Commitment Increase and the restated Revolving Credit Note, (d) Title Company has committed to issue, at Borrower’s expense, its modified 108.8 (or other appropriate endorsement) endorsement to the Title Insurance Policies increasing coverage thereunder by an additional                      Million Dollars ($                      ), (e) each Lender realizing a decrease in its respective Syndication Interest has received from Agent Bank such amount as is necessary to adjust such Lender’s Pro Rata Share of the Funded Outstandings as of the Effective Date equal to such Lender’s Syndication Interest as set forth on the Schedule of Lenders’ Proportions in Revolving Credit Facility as of                                    attached hereto, (f) each Assuming Lender realizing an increase in its respective Syndication Interest has delivered to Agent Bank an amount representing its Pro Rata Share of the Funded Outstandings as of the Effective Date, less Assuming Lenders’ Pro Rata Share of the Funded Outstandings immediately prior to the Effective Date, for distribution to the Lenders in such amounts as are necessary to adjust each such Lenders’ Pro Rata Share of the Funded Outstandings as of the Effective Date to a percentage equal to the Syndication Interests set forth on the Schedule of Lenders’ Proportions in Revolving Credit Facility as of                          attached hereto, and (g) Agent Bank has received from Borrower for the account of the applicable Lenders, any Breakage Charges due under Section 2.07(c) of the Credit Agreement.  Interest accrued but remaining unpaid on the portion of the outstanding principal balance under the Revolving Credit Facility shall be prorated to the Effective Date and disbursed by Agent Bank to Lenders upon receipt of the next payment of accrued interest under the Revolving Credit Note.

3.         On the Effective Date, the respective aggregate Syndication Interests of the Lenders in the Revolving Credit Facility shall be as set forth on the Schedule of Lenders’ Proportions in Revolving Credit Facility as of                           , a copy of which is marked “Schedule 2.01(a)” affixed hereto and by this reference incorporated herein and made a part hereof, which shall restate the Schedule of Lenders’ Proportions in Revolving Credit Facility attached as Schedule 2.01(a) to the Credit Agreement, and all previous amendments and restatements thereof, for the purpose of showing the Commitment Increase, the adjustment of the respective Syndication Interests held by each of the Lenders and evidencing each Assuming Lender’s applicable Syndication Interest in the Revolving Credit Facility on and after the Effective Date.

4.         Agent Bank, on behalf of itself and each of the Lenders, makes no representation or warranty and assumes no responsibility with respect to any

3

statements, warranties or representations made by Borrower in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Loan Documents or any other instrument or document furnished pursuant thereto.  Agent Bank, on behalf of itself and each of the Lenders, makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement, the Loan Documents or any other instrument or document furnished in connection therewith.

5.                                    Each Assuming Lender represents and warrants on behalf of itself that:

a.         (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assumption Agreement and any other documents required to be executed or delivered by it in connection with this Assumption Agreement, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assumption Agreement; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; (iii) this Assumption Agreement has been fully executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is eligible under the Credit Agreement to be a Lender in accordance with the terms hereof.

b.         (i) under applicable law and treaties no tax will be required to be withheld by Borrower or any Bank with respect to any payments to be made to such Assuming Lender under the Credit Agreement, (ii) it agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent Bank and the Borrower prior to the time that the Agent Bank or Borrower are required to make any payment of principal, interest or fees hereunder, duplicate executed original of either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI (wherein the Assuming Lender claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms W-8BEN or W-8ECI upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assuming Lender, and (iii) it agrees to

4

comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

6.                                    Borrower represents and warrants as of the Effective Date that:

a.         the representations and warranties contained in Article IV of the Credit Agreement and contained in each of the other Loan Documents (other than representations and warranties which expressly speak only as of a different date, which shall be true and correct in all material respects as of such date) are true and correct on and as of the Effective Date in all material respects as though such representations and warranties had been made on and as of the Effective Date, except to the extent that such representations and warranties are not true and correct as a result of a change which is permitted by the Credit Agreement or by any other Loan Document or which has been otherwise consented to by Agent Bank;

b.         Since the date of the most recent financial statements referred to in Section 5.08 of the Credit Agreement, no Material Adverse Change has occurred and no event or circumstance which could reasonably be expected to result in a Material Adverse Change has occurred; and

c.         no event has occurred and is continuing which constitutes a Default or Event of Default under the terms of the Credit Agreement.

7.                                  Each Assuming Lender (a) acknowledges that it has received a copy of the Credit Agreement and the Loan Documents, together with copies of the most recent financial statements referred to in Section 5.08 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assumption Agreement; (b) agrees that it will, independently and without reliance upon the Agent Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement; and (c) appoints and authorizes the Agent Bank to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent Bank by the terms thereof, together with such powers as are reasonably incidental thereto.

8.                                    Each Assuming Lender [Insert for each new Lender] hereby advises Borrower and Agent Bank of the following administrative details:

5

a.	Credit/Business Matters:

Telephone:
Facsimile:

b.	Operations/Administration:

Telephone:
Facsimile:

c.	Payment Instructions:

ABA No.
Cr:
Attn:
Ref:

9.         This Assumption Agreement may be signed in any number of counterparts, and signatures to all counterparts thereto, when assembled together, shall constitute signatures to this entire agreement with the same effect as if all signatures were on the same document.

10.       This Assumption Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without regard to principles of conflicts of law.  Borrower further agree that the full and exclusive forum for the determination of any action relating to this Assumption Agreement, the Loan Documents, or any other document or instrument delivered in favor of Banks pursuant to the terms hereof shall be either an appropriate Court of the State of Nevada or the United States District Court or United States Bankruptcy Court for the District of Nevada.

11.       Any amendment or waiver of any provision of this Assumption Agreement shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assumption

6

Agreement shall be without prejudice to any rights with respect to any other or further breach thereof.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing Assumption Agreement as of the day and year first above written.

GOLDEN ROAD MOTOR INN, INC.,
a Nevada corporation

Name:

Title:
Authorized Officer

Print
Name:

AGENT BANK:

WELLS FARGO BANK, National Association

By

Name

Title

7

ASSUMING LENDERS:

By

Name

Title

By

Name

Title

8

ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT

(Form)

THIS ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT (“Assignment”) is made as of the ___ day of _____________, 200__, by and between ________________________________ (hereinafter referred to as “Assignor”), party of the first part, and ____________________________ (hereinafter referred to as “Assignee”), party of the second part.

R_E_C_I_T_A_L_S:

A.                                 Reference is made to that certain Amended and Restated Credit Agreement, dated as of January 20, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Golden Road Motor Inn, Inc., a Nevada corporation (the “Borrower”), Monarch Casino & Resort, Inc., a Nevada corporation (the “Guarantor”), the Lenders therein named (herein together with their respective successors and assigns collectively the “Lenders”), Wells Fargo Bank, National Association, as the swingline lender (herein in such capacity, together with its successors and assigns, the “Swingline Lender”), Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder (herein in such capacity, together with their successors and assigns, the “L/C Issuer”) and Wells Fargo Bank, National Association, as administrative and collateral agent for the Lenders, Swingline Lender and L/C Issuer (herein, in such capacity, called the “Agent Bank” and, together with the Lenders, Swingline Lender and L/C Issuer, collectively referred to as the “Banks”).

B.                                  In this Assignment, all capitalized words and terms not otherwise defined herein shall have the respective meanings to be construed herein as provided in Section 1.01 of the Credit Agreement and any reference to a provision of the Credit Agreement shall be deemed to incorporate such provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

C.                                 As of the date of this Assignment and as of the Effective Date, as hereinafter defined, but before giving effect to the assignment contemplated hereby, Assignor is and shall be the owner and holder of a ___________ percent (____%) Syndication Interest in the Credit Facility.

D.                                 As of the Effective Date, as hereinafter defined, Assignor desires to assign to Assignee and Assignee desires to assume a ____________ percent (____%) Syndication Interest in the Credit Facility.

E.                                   This Assignment is made, executed and delivered pursuant to Section 10.10 of the Credit Agreement and shall also constitute notice to Borrower and

EXHIBIT M

Agent Bank of the assignment and delegation to Assignee of the Syndication Interest particularly described hereinbelow.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree as follows:

1.                                    As of the Effective Date, as hereinafter defined, Assignor does hereby transfer, convey, set over and assign unto Assignee, without recourse, warranty or representation other than as set forth in Paragraph 5 hereinbelow (the “Assigned Interest”), $________________ of the outstanding unpaid balance of the Credit Facility, representing an undivided _______________ percent (_____%) Syndication Interest.

2.                                    From and after the Effective Date, Assignee shall and does hereby assume and agree to perform all of the promises and covenants of Assignor as to the Assigned Interest particularly described in Paragraph 1 hereinabove arising or performable from and after the Effective Date and further agrees to indemnify and hold Assignor harmless from any and all liabilities, damages, costs or expenses which Assignor may incur by reason of the failure of Assignee to fund or perform any obligation of Assignor as to the Assigned Interest assigned hereunder arising or performable from and after the Effective Date at the time and in the manner set forth in the Loan Documents, and does further agree to assume and be bound by each and every term, condition, provision and covenant contained in the Credit Agreement and each of the Loan Documents, effective as of the Effective Date, to the same extent and manner as if Assignee had originally been named in the Credit Agreement as a Lender holding the Assigned Interest therein and Assignee shall be deemed to be a Lender party to the Credit Agreement for all purposes thereof.

3.                                    The “Effective Date” as used herein shall mean ___________, 200__, provided that each of the following conditions precedent have been satisfied on or before the Effective Date: (a) Assignor and Assignee have executed this Assignment, (b) Borrower and Agent Bank have joined in the execution of this Assignment for the purpose of evidencing their respective acknowledgment and consent to the assignment by Assignor of the Assigned Interest in favor of Assignee, (c) Assignee has delivered to Assignor _______________________ Dollars ($________________) in immediately available funds, and (d) Assignee has delivered to Agent Bank in immediately available funds the Three Thousand Five Hundred Dollar ($3,500.00) assignment fee in accordance with Section 10.10b of the Credit Agreement.  Interest accrued but remaining unpaid on the portion of the outstanding principal balance under the Credit Facility which is allocable to the Assigned Interest assigned hereby and is owing to Assignor as of the Effective Date shall be prorated to the Effective Date and disbursed by Agent Bank to Assignor and Assignee, as applicable, from the next payment of accrued interest under the Revolving Credit Note.

2

4.                                    On the Effective Date, the respective aggregate Syndication Interests of the Lenders in the Credit Facility shall be as set forth on the Schedule of Lenders’ Proportions in Credit Facility, a copy of which is marked “Schedule 2.01(a)” affixed hereto and by this reference incorporated herein and made a part hereof, which shall restate the Schedule of Lenders’ Proportions in Credit Facility attached as Schedule 2.01(a) to the Credit Agreement, and all previous amendments and reinstatements thereof, for the purpose of showing the Assigned Interest as a decrease in Assignor’s applicable Syndication Interest and evidencing Assignee’s applicable Syndication Interest in the Credit Facility.

5.                                    Assignor represents and warrants that:

a.             (i) it is the owner of the Assigned Interest being assigned and transferred hereunder free and clear of any liens or other charges of any kind created by or through Assignor, (ii) it is duly organized and existing and has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or hereby obtained) for its due execution, delivery and performance of this Assignment, and apart from any agreements or undertaking or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

b.            Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Loan Documents or any other instrument or document furnished pursuant thereto.  Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Borrower or the performance or observance by the Borrower of any of its respective obligations under the Credit Agreement, the Loan Documents or any other instrument or document furnished in connection therewith.

6.                                    Assignee represents and warrants that:

3

a.             (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and any other documents required or permitted to be executed or delivered by it in connection with this Assignment, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; (iii) this Assignment has been fully executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles; and (iv) it is eligible under the Credit Agreement to be an assignee in accordance with the terms hereof.

b.            (i) under applicable law and treaties no tax will be required to be withheld by Borrower or any Bank with respect to any payments to be made to the Assignee under the Credit Agreement, (ii) it agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent Bank and the Borrower prior to the time that the Agent Bank or Borrower are required to make any payment of principal, interest or fees hereunder, duplicate executed original of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service From 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (iii) it agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

c.             As of the Effective Date, no amounts are payable by Borrower to Assignee under Sections 2.12 or 2.13 of the Credit Agreement, other than to the extent amounts thereunder are payable to all of the Lenders.

7.                                    The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Loan Documents, together with copies of the most recent financial statements referred to in Section 5.08 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment; (b) agrees that it will, independently and without reliance upon the Assignor, the Agent Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking

4

action under the Credit Agreement; and (c) appoints and authorizes the Agent Bank to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent Bank by the terms thereof, together with such powers as are reasonably incidental thereto.

8.                                    Assignee hereby advises Borrower and Agent Bank of the following administrative details with respect to the Assigned Interest:

a.

Address for notices:

b.

Telephone:

c.

Facsimile:

d.

Payment (wire) instructions:

9.                                    Borrower and Agent Bank join in the execution of this Assignment for the purpose of evidencing and acknowledging their respective consents to the transfer by Assignor to Assignee of the Assigned Interest and agree to recognize Assignee as a Lender under the Credit Agreement and each of the Loan Documents to the same extent as if Assignee were originally named as a Lender therein as to the Assigned Interest.  Borrower and Agent Bank further agree that as of the Effective Date and consummation of each of the items specified in Paragraph 3 hereinabove, Assignor shall be and is hereby fully released and discharged from all liabilities, responsibilities and obligations with respect to the Assigned Interest hereby assigned arising or performable on and after the Effective Date.

10.                            Any interest, commissions, fees and other payments accrued to but excluding the Effective Date with respect to the Assigned Interest hereby assigned shall be for the account of Assignor.  Any interest, fees and other payments accrued on and

5

after the Effective Date with respect to the Assigned Interest hereby assigned shall be for the account of the Assignee.  Each of the Assignor and the Assignee agree that it will hold in trust for the other party any interest and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

11.                            This Assignment may be signed in any number of counterparts, and signatures to all counterparts thereto, when assembled together, shall constitute signatures to this entire agreement with the same effect as if all signatures were on the same document.

12.                            This Assignment shall, in all respects, be governed by the laws of the State of Nevada and if any action is taken to enforce the terms hereof, such action shall be commenced and maintained within the State of Nevada.

13.                            Any amendment or waiver of any provision of this Assignment shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment shall be without prejudice to any rights with respect to any other or further breach thereof.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing Assignment as of the day and year first above written.

ASSIGNOR:	ASSIGNEE:

By	By

Name	Name

Title	Title

6

Borrower and Agent Bank hereby join in the execution of this Assignment for the purpose of evidencing and acknowledging their respective consent as set forth in Paragraph 9 above.

DATED as of the ____ day of _______________, 200__.

BORROWER:	AGENT BANK:

GOLDEN ROAD MOTOR INN, INC., a Nevada corporation	WELLS FARGO BANK, National Association

By	By

Name	Name

Title	Title

7

PLEDGE AND ASSIGNMENT OF

SAVINGS ACCOUNT AGREEMENT

THIS PLEDGE AND ASSIGNMENT OF SAVINGS ACCOUNT AGREEMENT (“Pledge Agreement”) is made and entered into as of this 20th day of January, 2009, by and between, GOLDEN ROAD MOTOR INN, INC., a Nevada corporation, Debtor and Assignor, hereinafter referred to as “Borrower”, party of the first part, and WELLS FARGO BANK, National Association, hereinafter referred to as “Agent Bank” party of the second part.

R_E_C_I_T_A_L_S:

WHEREAS:

A.        In this Pledge Agreement all capitalized words and terms not otherwise specifically herein defined shall have the respective meanings and be construed herein as provided in or incorporated into Section 1.01 entitled “Definitions” of the Amended and Restated Credit Agreement (as may be further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), executed concurrently herewith by and among Borrower, Monarch Casino & Resort, Inc., a Nevada corporation (the “Guarantor”), Swingline Lender, L/C Issuer and the Banks therein described, and any reference to a provision of the Credit Agreement shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

B.         Pursuant to the Credit Agreement: (i) Swingline Lender has agreed, subject to the terms and conditions specified therein, to make Swingline Advances to Borrower up to the maximum aggregate amount of Four Million Dollars ($4,000,000.00) at any time outstanding, and (ii) L/C Issuer has agreed, subject to the terms and conditions specified therein, to issue Letters of Credit on behalf of Borrower up to the maximum aggregate Stated Amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) at any time outstanding.  As security for the prompt payment of: (i) all or a portion of a Deteriorating Lender’s Pro Rata Share of risk participation in Swingline Advances under Section 2.08(d) or (e), (ii) all or a portion of a Deteriorating Lender’s Obligation to fund under Section 2.09(c) or (d) of the Credit Agreement with respect to its Pro Rata Share of L/C Exposure, and (iii) each and every L/C Reimbursement Obligation arising after the occurrence of an Event of Default, Agent Bank shall establish a restricted depository savings account for the account of Borrower (the “Cash Collateral Account”).  It is a condition of the Credit Agreement, the making of each Swingline Advance and the issuance of Letters of Credit that all Borrowings, Cash, securities and other property of Borrower which may hereafter be deposited into the

EXHIBIT N

Cash Collateral Account be presently and irrevocably pledged and assigned to Agent Bank to be held by Agent Bank on behalf of the Swingline Lender and the L/C Issuer in the manner and for the purposes set forth in the Credit Agreement and L/C Agreements.

NOW, THEREFORE, in consideration of the Swingline Advances to be made by Swingline Lender and of the Letters of Credit to be issued by L/C Issuer for the benefit of Borrower, the receipt and sufficiency of which consideration is hereby acknowledged, the Borrower hereby pledges and assigns to Agent Bank, on behalf of the Swingline Lender and L/C Issuer, all of its right, title and interest in and to the Cash Collateral Account and any Borrowings, Cash, securities and other property of Borrower hereafter held or deposited therein, as follows:

1.         Borrower shall and does hereby agree that Agent Bank shall have the right, on and after the occurrence of an Event of Default or in the event any Lender becomes a Deteriorating Lender, to establish and maintain the Cash Collateral Account for the purpose set forth herein and in the Credit Agreement.  The Borrower by these presents does hereby presently and irrevocably grant, bargain, sell, assign, transfer and set over unto Agent Bank, on behalf of the Swingline Lender and L/C Issuer, its successors and assigns, all of Borrower’s right, title and interest in and to the Cash Collateral Account and any Borrowings, Cash, securities and other property of Borrower hereafter held or deposited therein.

2.         In addition to all rights of setoff for repayment of the Pro Rata Share of a Deteriorating Lender’s risk participation in Swingline Advances or L/C Exposure or of any L/C Reimbursement Obligation against any Borrowings held in the Cash Collateral Account, monies, securities or other property given to Agent Bank by law, Agent Bank shall have a right of setoff for the repayment of the Pro Rata Share of a Deteriorating Lender’s risk participation in Swingline Advances or L/C Exposure or any L/C Reimbursement Obligation against any Borrowings, monies, securities and other property of Borrower now or hereafter held or deposited in the Cash Collateral Account or on deposit with Agent Bank whether held in a general or special account or deposit, or for safekeeping or otherwise; and every such right of setoff for the repayment of the Pro Rata Share of a Deteriorating Lender’s risk participation in Swingline Advances or L/C Exposure or any L/C Reimbursement Obligation may be exercised without demand upon or notice to Borrower.  No right of setoff shall be deemed to have been waived by any act or conduct on the part of Agent Bank or by any neglect to exercise such right of setoff, or by any delay in doing so; and every right of setoff shall continue in full force and effect until specifically waived or released by an instrument in writing executed by Agent Bank.

3.         No delay or failure by Swingline Lender, L/C Issuer, Agent Bank or any of the Banks to exercise any right or remedy against the Borrower under the Loan Documents shall be construed as a waiver of such right or remedy.  All remedies of

2

Swingline Lender, L/C Issuer, Agent Bank and Banks against the Borrower under the Loan Documents are cumulative.

4.         This Pledge Agreement may not be amended, changed or terminated except by an agreement in writing signed by the party or parties against whom enforcement of the change is sought.  This Pledge Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and if any action is taken to enforce the terms of this Pledge Agreement such action shall be commenced and maintained within the State of Nevada.

5.         If and to the extent that the amounts held from time to time in the Cash Collateral Account (including any interest) exceed the sum of Swingline Outstandings plus the Stated Amount of all undrawn Letters of Credit and all unpaid L/C Reimbursement Obligations, Agent Bank shall, on or before ten (10) days following receipt of written request by Borrower, apply such excess in the order of priority set forth in Section 7.03 of the Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing instrument on the day and year first above written.

BORROWER:

GOLDEN ROAD MOTOR INN, INC.,
a Nevada corporation

By
John Farahi,
Chief Executive Officer

AGENT BANK:

WELLS FARGO BANK,
National Association,
Agent Bank

By
Stephen G. Buntin,
Senior Vice President

3

SCHEDULE OF LENDERS’ PROPORTIONS IN

CREDIT FACILITY

AS OF RESTATEMENT EFFECTIVE DATE

NAME OF LENDER	MAXIMUM AMOUNT OF PRINCIPAL	PROPORTIONATE SYNDICATION INTEREST IN CREDIT FACILITY
Wells Fargo Bank, National Association	$ 30,000,000.00	50.0%
Bank of America, N.A.	15,000,000.00	25.0%
Mutual of Omaha Bank	15,000,000.00	25.0%
Total	$60,000,000.00	100.0%

SCHEDULE 2.01(a)

AGGREGATE COMMITMENT REDUCTION SCHEDULE

(At Closing)

REDUCTION DATE	SCHEDULED REDUCTION
Closing Date	-0-
December 31, 2009	$2,500,000.00
March 31, 2010	$2,500,000.00
June 30, 2010	$2,500,000.00
September 30, 2010	$2,500,000.00
December 31, 2010	$2,500,000.00
March 31, 2011	$2,500,000.00
June 30, 2011	$2,500,000.00
September 30, 2011	$2,500,000.00
December 31, 2011	$2,500,000.00
January 20, 2012 (Maturity Date)	Remaining unpaid principal balance

SCHEDULE 2.01(c)

AGGREGATE COMMITMENT REDUCTION SCHEDULE

(ALTERNATE ONE IN EVENT OF A COMMITMENT INCREASE)

To be completed by Agent Bank as of each Commitment Increase Effective Date in accordance with the calculations set forth below:

REDUCTION DATE	SCHEDULED REDUCTION *
Commitment Increase Effective Date	-0-
[insert a list of the last days of each subsequent Fiscal Quarter]

January 20, 2012 (Maturity Date)	Remaining unpaid principal balance

*       The amount of each Scheduled Reduction occurring subsequent to each applicable Commitment Increase Effective Date shall be proportionately adjusted so that the unpaid balance of principal at the Maturity Date is no greater than 62.5% of the sum of the Commitment Increases plus $60,000,000.00.

SCHEDULE 2.01(c) - ALTERNATE ONE

SCHEDULE OF SIGNIFICANT LITIGATION

Litigation was filed against Monarch on January 27, 2006, by Kerzner International Limited (“Kerzner “) owner of the Atlantis, Paradise Island, Bahamas in the United States District Court, District of Nevada.  The case number assigned to the matter is 3:06-cv-00232-ECR (RAM).  The complaint seeks declaratory judgment prohibiting Monarch from using the name “Atlantis” in connection with offering casino services other than at Monarch’s Atlantis Casino Resort Spa located in Reno, Nevada, and particularly prohibiting Monarch from using the “Atlantis” name in connection with offering casino services in Las Vegas, Nevada; injunctive relief enforcing the same; unspecified compensatory and punitive damages; and other relief. Monarch believes Kerzner’s claims to be entirely without merit and is defending vigorously against the suit. Further, Monarch has filed a counterclaim against Kerzner seeking to enforce the license agreement granting Monarch the exclusive right to use the Atlantis name in association with lodging throughout the state of Nevada; to cancel Kerzner’s registration of the Atlantis mark for casino services on the basis that the mark was fraudulently obtained by Kerzner; and to obtain declaratory relief on these issues.  Litigation is in the discovery phase.

Schedule 3.18

SCHEDULE OF SPACELEASES

None

Schedule 4.15

SCHEDULE OF EQUIPMENT LEASES AND CONTRACTS

None

Schedule 4.16

SCHEDULE 4.22

SCHEDULE OF TRADEMARKS, PATENTS, LICENSES,

FRANCHISES, FORMULAS AND COPYRIGHTS

Mark	Registrant	Registration	Expiration

*Atlantis Casino Resort	Golden Road Motor Inn	7/15/97
(Class 100 and Class 107)		Renewed	7/15/07
		Renewed	7/15/12

Atlantis Casino Resort	Fictitious Firm Name	12/31/03	12/31/08
Updated below
*Atlantis Casino Resort Spa	Fictitious Firm Name
#106201	Certificate (renewal)	Renewed	06/03/10

*Bistro Napa	Golden Road Motor Inn	7/17/08	01/16/13

*City of Gold	Golden Road Motor Inn	5/11/06	05/11/11

*Club Paradise	Golden Road Motor Inn	1/5/94
		Renewed	01/05/09
		Renewed	01/05/19

*Club Paradise Charter 55	Clarion Hotel Casino	3/31/94
		Renewed	04/14/09
		Renewed	04/14/14

*Copper Cash	Golden Road Motor Inn	12/28/04	12/28/09

*Corporate Connection	Golden Road Motor Inn	2/18/03	2/18/08
		Renewed	2/18/13

*Cruise of Champions	Atlantis Casino Resort	5/7/96
		Renewed	5/07/06
		Renewed	5/11/11

*Disco Night Fever	Atlantis Casino Resort	12/17/97
	Renewed	12/17/07
		Renewed	12/17/12

*Discover Reno’s Paradise	Golden Road Motor Inn	10/6/99
		Renewed	10/6/09

*Easy Cash	Golden Road Motor Inn	11/17/03	11/17/08
		Renewed	11/17/13

*Easy Comp	Golden Road Motor Inn	11/15/01	11/15/06
		Renewed	11/15/11

*EKENO	Golden Road Motor Inn	11/17/03	11/17/08
		Renewed	11/17/13

*Every Local’s Paradise	Golden Road Motor Inn	11/15/01	11/15/06
		Renewed	11/15/11

*Every Players Paradise	Clarion Hotel Casino	1/5/94
		Renewed	01/05/09
		Renewed	01/05/19

*E Z Cash	Golden Road Motor Inn	11/17/03	11/17/08
		Renewed	11/17/13

*E Z Comp	Golden Road Motor Inn	11/15/01	11/15/06
		Renewed	11/15/11

*EZ Jackpots	Golden Road Motor Inn	9/13/04	09/13/09

*Free $lot Play	Golden Road Motor Inn	5/11/04
		Renewed	5/11/14

*Gourmet Grind	Golden Road Motor Inn	3/31/08	3/31/13
(Classes 100 and 107)

*Hot August Paradise	Golden Road Motor Inn	11/15/01	11/15/06
		Renewed	11/15/11

*InstantFortune Jackpot	Golden Road Motor Inn	4/12/05	4/12/10

*It’s the Place to Be	Golden Road Motor Inn	10/3/01	10/3/06
		Renewed	10/3/11

*Jackpot Mania	Golden Road Motor Inn	9/13/04	9/13/09

*Lite Delights	Atlantis Casino Resort	9/6/96
		Renewed	10/09/06
		Renewed	10/09/11

*Localmania	Golden Road Motor Inn	5/13/91	5/13/01
		Renewed	8/01/06
		Renewed	8/01/11

*Manhattan Delicatessen
& Restaurant	Golden Road Motor Inn	5/17/06	5/17/11

*Mania Madness	Golden Road Motor Inn	5/11/06	5/11/11

*Martini & Magic	Golden Road Motor Inn	3/23/05	3/23/10

*Meet in Paradise	Golden Road Motor Inn	10/6/99
		Renewed	10/6/09

*Mega Reel Jackpots	Golden Road Motor Inn	9/13/04	9/13/09

*Mega Video Jackpots	Golden Road Motor Inn	9/13/04	9/13/09

*MegaMoney Jackpot	Golden Road Motor Inn	3/23/05	3/23/10

Megamonety Jackpot	Golden Road Motor Inn	3/23/05	3/23/10
(Error on spelling of MegaMoney - do not renew)

*MonteVigna Italian
Ristorante	Atlantis Casino Resort	5/18/99
		Renewed	5/18/09

*Mystery Bonus Keno	Golden Road Motor Inn	2/18/03	2/18/08
		Renewed	2/18/13

*Napa Table	Golden Road Motor Inn	6/18/08	6/18/13

*Paradise Payoff	Atlantis Casino Resort	12/4/97
		Renewed	12/4/07
		Renewed	12/4/12

*Paradise Plus Rewards	Golden Road Motor Inn	2/22/06	2/26/11
*Penny Mania	Golden Road Motor Inn	9/13/04	9/13/09

*Penny Paradise	Golden Road Motor Inn	5/11/04	5/11/09
		Renewed	5/11/14

*Play a Year on Us	Golden Road Motor Inn	11/15/01	11/15/06
		Renewed	11/15/11

*Poker Mania	Golden Road Motor Inn	9/13/04	9/13/09

*Rapid Fortune Jackpot	Golden Road Motor Inn	1/09/06	1/06/11

*Reno/Tahoe Winter Wine
Expo	Golden Road Motor Inn	2/22/06	2/26/11

*Royal Flush Derby	Golden Road Motor Inn	5/11/06	5/11/11

*Slot Paradise	Golden Road Motor Inn	10/6/99
		Renewed 9/13/04	10/6/09
*Super Funday	Gold Road Motor Inn	12/28/04	12/28/09

*Toucan Charlies Buffet
& Grille Restaurant	Clarion Hotel Casino	3/15/94
		Renewed 5/4/04	5/4/09
		Renewed 12/18/08	5/4/14

*Where Reno Wins	Golden Road Motor Inn	2/22/06	2/26/11

*Xtra Play Credit	Golden Road Motor Inn	5/11/04	5/11/09
		Renewed	5/11/14

*4 Card Fortune	Golden Road Motor Inn	2/19/08	2/19/13

FEDERAL MARKS

Assignment:

U.S.. Federal Trademark No. 1,857,994 - “ATLANTIS” for lodging in U.S.

Federal Trademark Agreement for assignment of exclusive rights to Atlantis mark in Nevada from Atlantis Lodge, Inc.

* Original Certificate in box

Updated:  January 5, 2009

SCHEDULE OF CONTINGENT LIABILITIES

None.

Schedule 4.23

Schedule 6.04

Remodel Projects

I. FIRST FLOOR	Cost Estimate
a. Casino carpet	$1,500,000
b. Tile walkway (yellow brick road)	$300,000
c. Awning at front desk	$50,000
d. Huts & casino remodel	$800,000
e. Caberet stage	$250,000
f. high limit remodel	$150,000
g. replace chair rail and “wind coating” below rail	$750,000
h. ceiling tiles/light fixtures/keno seating	$350,000

II. SECOND FLOOR
a. Steak House remodel	$750,000
b. ballroom/meeting space remodel	$600,000
c. carpet in fun center	$50,000
d. trade wins remodel = convert to office space	$150,000
e. Not used
f.
g. upgrade walkway railing to stone	$125,000
h. wall chair rail and carpet on wall below chair rail and snack bar	$250,000
i. remove glass on walls
j. remodel bathrooms	$350,000

III. HOTEL
a. remodel spa flloor cooridor and rooms	$250,000
b. all hotel corridors (carpet, wallpaper, sconces, ceilings, molding...)	$850,000
c. Tower 3 rooms (gut, re-skin and new furniture)	$1,750,000
d. every hotel room door (outside and inside doors)...front, bathroom, closet and adjoining...to match corridor remodel and remove popcorn ceilings and replace molding	$2,500,000

IV. OTHER
a. demolish the motor lodge	$2,500,000

TOTAL	$14,275,000

SCHEDULE OF LIENS

None.

Schedule 6.08

All that real property situate in the City of Reno, County of Washoe, State of Nevada, described as follows:

PARCEL 1:

That certain parcel of land situate within the Northeast 1/4 of Section 25, Township 19 North, Range 19 East, M.D.B.&M., City of Reno, County of Washoe, State of Nevada and a portion of land shown on that certain “Reversion to Acreage” Parcel Map No. 2105, recorded March 5, 1987, as File No. 1144922, filed in the office of the Washoe County Recorder, State of Nevada, said Parcel No. 2105, being a reversion of acreage of Parcels A, B and C of Parcel Map No. 1085 filed April 18, 1980, as File No. 668558 in the office of the Washoe County Recorder, State of Nevada, more particularly described as follows:

BEGINNING at a point on the westerly line of Coliseum Way, said point being the Southwest corner of Parcel B of the above-mentioned Parcel Map No. 1085, from which point the Northeast corner of said Section 25 bears North 55°01’17” East 761.93 feet, said point being the true point of beginning; thence along said westerly line of Coliseum Way North 7°29’17” West 89.52 feet; thence South 69°53’10” West 1,082.38 feet to a point on the easterly line of S. Virginia Street; thence along said easterly line South 20°06’52” East 379.15 feet to the beginning of a tangent 25.00 foot radius curve to the left concave to the East, Northeast and North from which point the radius point bears North 69°53’08” East; thence southerly, southeasterly and easterly along said curve an arc distance of 37.15 feet through a central angle of 85°08’58” to a point on the North line of Peckham Lane; thence along said North line North 74°44’13” East 101.26 feet; thence North 77°47’44” East 99.26 feet to the beginning of a tangent 600.50 foot radius curve to the right concave to the South from which point the radius point bears South 12°12’16” East; thence easterly along said curve an arc distance of 117.60 feet through a central angle of 11°13’14”; thence North 76°58’43” East 27.42 feet to the beginning of a non-tangent 597.04 foot radius curve to the right concave to the South from which point the radius point bears South 0°02’01” East; thence from a tangent which bears North 89°57’59” East easterly along said curve an arc distance of 270.26 feet through a central angle of 25°56’08”; thence South 64°05’50” East 364.55 feet; thence North 25°54’07” East 23.81 feet to the beginning of a tangent 200.00 foot radius curve to the left concave to the Northwest and West from which point the radius point bears North 64°05’53” West; thence northeasterly and northerly along said curve an arc distance of 116.55 feet through a central angle of 33°23’24”; thence North 7°29’17” West 677.86 feet to the true point of beginning.

SCHEDULE "A"

HOTEL/CASINO PROPERTY

The basis of bearings for this description is the Nevada State Plane Coordinate System, West Zone (NAD 83/94).

Being further described as Parcel A as shown on Record of Survey Map No. 4880, according to the map thereof, filed in the office of the County Recorder of Washoe County, State of Nevada on April 6, 2007, as File No. 3518334, Official Records.

NOTE:  The above metes and bounds description appeared previously in that certain instrument recorded in the office of the County Recorder of Washoe County, Nevada on April 3, 2007, as Document No. 3516901 of Official Records.

PARCEL 2:

That certain parcel of land situated within the Southeast ¼ of Section 24 and in the Northeast ¼ of Section 25, Township 19 North, Range 19 East, M.D.B.&M., City or Reno, County of Washoe, State of Nevada, more particularly described as follows:

BEGINNING at a point on the East line of Virginia Street as it presently exists from which point the Southwest corner of Parcel C of Reversion-Parcel Map No. 2105 recorded as File No. 1144922 on March 05, 1987 in the office of the County Recorder of Washoe County, Nevada, bears South 0°58’33” East 14.73 feet;  said point also bears South 65°44’38” West 1,802.49 feet the Northeast corner of said Section 25, said point being the true point of beginning;  thence North 69°10’56” East 173.39 feet;  thence North 20°47’32” West 215.45 feet;  thence South 69°10’54” West 173.49 feet;  thence South 20°49’06” East 215.44 feet to the true point of beginning.

The basis of bearing used herein is the centerline tangent of Coliseum Way taken as North 8°11’31” West.  Record per Parcel Map No. 1085 id North 8°10’00” West.

NOTE (NRS 111.312):  The above metes and bounds description was prepared by Gilbert W. Patterson, PLS# 5666, at Castle Land Surveying, 240 Linden Street, Reno, NV  89502.

SCHEDULE "A"

HOTEL/CASINO PROPERTY

PARCEL 3:

CONVENTION CENTER LAND EASEMENT AREAS

All those certain land easements situate in the NE ¼ of Section 25, T19N, R19E, M.D.M., City of Reno, County of Washoe, State of Nevada, being portions of Parcel 1A of Record of Survey No. 4385, recorded May 13, 2004 as File No. 3037530 in the Official Records of Washoe County, Nevada being more particularly described as follows:

LAND EASEMENT AREA 1

COMMENCING on the northerly boundary of said Parcel 1A also being the southerly right-of-way of East Peckham Lane at the southeasterly end of a line labeled “N64°05’19”W, 61.68’ “ being the POINT OF COMMENCEMENT for the following descriptions;

THENCE departing said boundary and right-of-way South 44°25’38” West, 19.24 feet to the POINT OF BEGINNING of EASEMENT AREA 1;

THENCE along the following fourteen (14) courses:

1)    South 19°24’41” West, 37.53 feet;

2)    North 70°35’19” West, 62.00 feet;

3)    North 19°24’41” East, 14.84 feet;

4)    North 70°35’19” West, 5.00 feet;

5)    South 19°24’41” West, 3.80 feet;

6)    North 70°35’19” West, 27.00 feet;

7)    North 19°24’41” East, 7.00 feet;

8)    North 11°58’48” East, 11.60 feet;

9)    North 19°24’41” East, 10.00 feet;

10)  South 70°35’19” East, 30.00 feet;

11)  South 19°24’41” West, 3.02 feet;

12)  South 70°35’19” East, 19.00 feet;

13)  North 19°24’41” East, 1.02 feet;

14)  South 70°35’19” East, 46.50 feet to the POINT OF BEGINNING.

LAND EASEMENT AREA 2

SCHEDULE "A"

HOTEL/CASINO PROPERTY

THENCE departing said boundary and right-of-way South 76°19’26” West, 91.47 feet to the POINT OF BEGINNING of EASEMENT AREA 2;

THENCE along the following four (4) courses:

1)    South 19°24’41” West, 18.00 feet;

2)    North 70°35’19” West, 24.00 feet;

3)    North 19°24’41” East, 18.00 feet;

4)    South 70°35’19” East, 24.00 feet to the POINT OF BEGINNING.

LAND EASEMENT AREA 3

THENCE departing said boundary and right-of-way South 51°27’37” West, 102.62 feet to the POINT OF BEGINNING of EASEMENT AREA 3;

THENCE along the following four (4) courses:

1)    South 19°47’10” East, 20.00 feet;

2)    South 70°12’50” West, 20.00 feet;

3)    North 19°47’10” West, 20.00 feet;

4)    North 70°12’50” East, 20.00 feet to the POINT OF BEGINNING;

LAND EASEMENT AREA 4

THENCE departing said boundary and right-of-way South 25°16’00” West, 137.29 feet to the POINT OF BEGINNING of EASEMENT AREA 4;

THENCE along the following four (4) courses:

1)    South 19°47’10” East, 20.00 feet;

2)    South 70°12’50” West, 20.00 feet;

3)    North 19°47’10” West, 20.00 feet;

4)    North 70°12’50” East, 20.00 feet to the POINT OF BEGINNING;

SCHEDULE "A"

HOTEL/CASINO PROPERTY

LAND EASEMENT AREA 5

THENCE departing said boundary and right-of-way South 11°19’40” West, 188.04 feet to the POINT OF BEGINNING of EASEMENT AREA 5;

THENCE along the following four (4) courses:

1)    South 19°47’10” East, 20.00 feet;

2)    South 70°12’50” West, 20.00 feet;

3)    North 19°47’10” West, 20.00 feet;

4)    North 70°12’50” East, 20.00 feet to the POINT OF BEGINNING;

LAND EASEMENT AREA 6

THENCE departing said boundary and right-of-way South 03°34’21” West, 245.08 feet to the POINT OF BEGINNING of EASEMENT AREA 6;

THENCE along the following four (4) courses:

1)    South 19°47’10” East, 20.00 feet;

2)    South 70°12’50” West, 20.00 feet;

3)    North 19°47’10” West, 20.00 feet;

4)    North 70°12’50” East, 20.00 feet to the POINT OF BEGINNING;

LAND EASEMENT AREA 7

THENCE departing said boundary and right-of-way South 01°12’05” East, 304.89 feet to the POINT OF BEGINNING of EASEMENT AREA 7;

THENCE along the following four (4) courses:

1)    South 19°47’10” East, 20.00 feet;

2)    South 70°12’50” West, 20.00 feet;

3)    North 19°47’10” West, 20.00 feet;

4)    North 70°12’50” East, 20.00 feet to the POINT OF BEGINNING;

SCHEDULE "A"

HOTEL/CASINO PROPERTY

LAND EASEMENT AREA 8

THENCE departing said boundary and right-of-way South 04°19’59” East, 351.55 feet to the POINT OF BEGINNING of EASEMENT AREA 8;

THENCE along the following four (4) courses:

1)    South 19°47’10” East, 7.00 feet;

2)    South 70°12’50” West, 27.00 feet;

3)    North 19°47’10” West, 7.00 feet;

4)    North 70°12’50” East, 27.00 feet to the POINT OF BEGINNING;

The intent of these descriptions is to envelope the footings of the Skybridge-Tower structure and the support columns for the Skybridge-Walkway, as such terms are defined by that certain Atlantis Convention Center Skybridge Agreement and Easement which was recorded in the Official Records of Washoe County, Nevada on May 10, 2007 as Document No. 3530942.

The basis of bearings for these descriptions is identical to the aforementioned Record of Survey No. 4385.

Legal description prepared by:

Ronald C. Hoops, PLS 10839

Odyssey Engineering, Inc.

895 Roberta Lane, Ste 104

Sparks, NV 89431

PARCEL 4:

CONVENTION CENTER AIRSPACE EASEMENT AREA

All that certain airspace easement situate in the NE ¼ of Section 25, T19N, R19E, M.D.M., City of Reno, County of Washoe, State of Nevada, being a portion of Parcel 1A of Record of Survey No. 4385, recorded May 13, 2004 as File No. 3037530 in the Official Records of Washoe County, Nevada being the basis of bearings for the description as follows:

COMMENCING on the northerly boundary of said Parcel 1A also being the southerly right-of-way of East Peckham Lane at the northwesterly end of a line labeled

SCHEDULE "A"

HOTEL/CASINO PROPERTY

“ N64°05’19”W, 61.68’ “ ;

THENCE along a non-tangent curve to the left having a radial bearing of South 21°41’28” West, a radius of 465.00 feet, a central angle of 01°38’45” and an arc length of 13.36 feet along said boundary to the POINT OF BEGINNING;

THENCE departing said common boundary and along the following six (6) courses:

1)     South 19°24’41” West, 47.45 feet;

2)     South 70°35’19” East, 4.50 feet;

3)     South 19°24’41” West, 14.30 feet;

4)     North 70°35’19” West, 4.50 feet;

5)     South 19°24’41” West, 1.46 feet;

6)     South 19°47’10” East, 363.35 feet to the northerly wall of the existing Reno Sparks Convention Center;

THENCE South 70°12’50” West, 28.00 feet along said wall;

THENCE departing said wall and along the following two (2) courses:

1)     North 19°47’10” West, 373.32 feet;

2)          North 19°24’41” East, 72.66 feet to the aforementioned northerly boundary of Parcel 1A and southerly right-of-way;

THENCE along a non-tangent curve to the right, having a radial bearing of South 16°35’39” West, a radius of 465.00 feet, a central angle of 03°27’04” and an arc length of 28.01 feet along said common boundary to the POINT OF BEGINNING.

The airspace easement is bounded vertically between the elevations of 4467.5 feet, bottom of bridge, to 4491.0 feet, top of parapet. Basis of Elevation are the control points as shown on Sheet C1.1 of the improvements plans for the Convention Center Skybridge as prepared by Waldemar Eklof Architect dated October 16, 2007.

The intent of this description is to create a three-dimensional corridor of that portion of the existing Skybridge-Walkway which is situate above the RSCC Land, as such terms are defined by that certain Atlantis Convention Center Skybridge Agreement and Easement which was

SCHEDULE "A"

HOTEL/CASINO PROPERTY

recorded in the Official Records of Washoe County, Nevada on May 10, 2007, as Document No. 3530942.

Legal description prepared by:

Ronald C. Hoops, PLS 10839

Odyssey Engineering, Inc.

895 Roberta Lane, Ste 104

Sparks, NV 89431

PARCEL 5:

CONVENTION CENTER ENTRY EASEMENT AREA

All that certain Skybridge Easement situate in the NE ¼ of Section 25, T19N, R19E, M.D.M., City of Reno, County of Washoe, State of Nevada, being a portion of Parcel 1A of Record of Survey Map No. 4385 as recorded in Washoe County Official Records on May 13th, 2004 as Filing No. 3037530 and being more particularly described as follows:

BEGINNING at an angle point on the southerly right-of-way line of East Peckham Lane, said point being on the South end of a course labeled S 30º24’11” W, 1.27’ as shown in “Detail A” of said Record of Survey Map No. 4385; thence along the following nine (9) courses;

1.   Along a curve to the right having a tangent bearing of S 16°47’49” E, a radius of 24.00 feet, a central angle of 43º25’56”, and an arc length of 18.19 feet along a existing back of sidewalk;

2.  S 26°38’07” W, 49.21 feet along said existing back of sidewalk;

3.  N 64°56’08” W, 27.04 feet;

4.    S 19°47’10” E, 329.08 feet to the North building line of the existing Reno-Sparks Convention Center;

5.  S 70°12’50” W, 89.00 feet along said North building line;

6.  N 19°47’10” W, 368.05 feet;

SCHEDULE "A"

HOTEL/CASINO PROPERTY

7.   N 17°05’37” E, 94.36 feet to the aforementioned southerly right-of-way line of East Peckham Lane;

8.   Along a curve to the right, having a tangent bearing of S 76°24’0” E, a radius of 465.00 feet, a central angle of 08°05’28” and an arc length of 65.67 feet along said right-of —way;

9.  S 64º05’19” E, 61.68 feet along said right-of-way to the POINT OF BEGINNING.

Legal description prepared by:

Ronald C. Hoops, PLS 10839

Odyssey Engineering, Inc.

895 Roberta Lane, Ste 104

Sparks NV 89431

SCHEDULE “A”

HOTEL/CASINO PROPERTY

All that real property situate in the City of Reno, County of Washoe, State of Nevada, described as follows:

PARCEL 1:

BEGINNING at the intersection of the Western line of South Virginia Street (U.S. 395), (86 feet wide) with the Southern line of the parcel of land described in Parcel 1 in the Deed to William H. Moffat, recorded in Book 74, File No. 44494, Deed Records, from said point of beginning the Southeast corner of Section 25, Township 19 North, Range 19 East, M.D.B.&M., bears South 20°42’22” East 4413.18 feet; thence along a fence line along the Southern boundary of said Moffat parcel the five following courses and distances:  South 70°36’51” West 358.52 feet; North 19°50’56” West 63.62 feet; South 70°36’51” West 27.66 feet; North 22°02’59” West 27.33 feet; and South 67°27’53” West 635.24 feet to a fence line along the Western line of the Cochran Ditch; thence along said fence line along said Western line of said Cochran Ditch the ten following courses and distances:  North 38°59’53” West 45.40 feet; North 3°43’20” West 65.74 feet; North 38°06’35” East 102.87 feet; North 0°22’42” West 86.15 feet; North 0°06’57” West 24.68 feet; North 7°46’41” West 49.06 feet; North 21°40’34” West 131.88 feet; North 10°43’03” West 84.24 feet; North 1°13’59” East 94.68 feet; and North 8°27’39” East 119.99 feet to a fence along the Northern boundary of said Moffat parcel; thence North 68°59’51” East along said fence line along said Northern boundary of said Moffat parcel 754.93 feet to said Western line of South Virginia Street; thence South 20°52’13” East along the last mentioned line 794.38 feet to the point of beginning, situate in the Northeast ¼ of said Section 25. Reference is made to License Survey No. 298942.

EXCEPTING THEREFROM that parcel described in Deed recorded November 3, 1970, under File No. 189261, Official Records of Washoe County.

ALSO EXCEPTING THEREFROM all that portion of the herein described property lying within West Peckham Lane as it presently exists, and or conveyed to the City of Reno by Deed recorded November 3, 1970, under File No. 189266.

AND ALSO EXCEPTING THEREFROM that portion described as Parcel 2 in Deed to Eagle Thrifty Drugs and Markets, Inc., a Nevada corporation, recorded January 7, 1972, under File No. 231197.

ALSO EXCEPTING THEREFROM that portion conveyed by an instrument recorded February 15, 2006 as File No. 3349617, Official Records.

SCHEDULE “B”

V/P PROPERTY

PARCEL 2:

COMMENCING at the East quarter corner of said Section 25; thence South 89°26’06” West along the East-West centerline of said Section 25, a distance of 1002.7 feet to the Western line of South Virginia Street (U. S. Highway 395); thence along said Western line of said South Virginia Street the two following courses and distances:  North 20°34’25’ West 353.34 feet and North 20°52’13” West a distance of 1243.52 feet to the most Easterly Northeast corner of Parcel 3 conveyed to Louis Capurro, et al, by Deed recorded March 25, 1946, in Book 179 of Deeds, Page 586, Washoe County, Nevada, Records; thence along the Northerly boundary of said parcel South 70°36’37” West 370.46 feet, shown as South 68°19’ West 364.7 feet in said Deed, the true point of beginning; thence along the Northerly boundary of said parcel the following courses and distances:  North 19°51’17” West 63.54 feet, shown as North 20°56’ West 64.00 feet in said Deed; South 70°40’05” West 27.67 feet, shown as South 66°36’ West 28.7 feet in said Deed; North 22°02’34” West 27.34 feet, shown as North 19°25’ West 28.00 feet in said Deed; and South 67°28’58” West a distance of 238.80 feet, shown as South 65°50’ West in said Deed; thence leaving the Northerly boundary line of said parcel North 89°39’39” East 210.34 feet; thence on a curve to the left the tangent of which bears the last described course, having a radius of 170.00 feet through a central angle of 19°03’02” for an arc distance of 56.52; thence North 70°36’37” East a distance of 13.55 feet to the true point of beginning.

PARCEL 3:

COMMENCING at the Northwest corner of Section 25, Township 19 North, Range 19 East, M.D.B.&M.; thence South 73°50’45” East 1807.93 feet; thence East 900 feet to a point on the North-South quarter line of said Section 25; thence along said line South 0°23’30” East 245 feet to the true point of beginning, said point being on the same line as described in the Deed to William H. Schnoor and wife, recorded in Book 171, Page 172, Deed Records; thence South 89°36’30” East 82.08 feet to a point on the West bank of the Cochran Ditch marked by an iron pin; thence Southerly and along said West bank to a point and iron rod on said bank, at a point 9.0 feet South of the South line of the Northwest ¼ of the Northeast ¼ of said Section 25; thence parallel to said line West 62.3 feet to a rod on said North-South quarter line of said Section 25; thence along said quarter line North 0°23’30” West 581.00 feet to the true point of beginning, situate in the Northwest ¼ of the Northeast ¼ and the Southwest ¼ of Northeast ¼ of Section 25, Township 19 North, Range 19 East, M.D.B.&M.

SCHEDULE “B”

V/P PROPERTY

EXCEPTING THEREFROM that portion conveyed to the City of Reno, by Deed recorded November 3, 1970, under File No. 189266.

NOTE (NRS 111.312):  The above metes and bounds description appeared previously in that certain instrument, recorded in the office of the County Recorder of  Washoe County, Nevada on December 31, 1997, as Document No. 2167154, of  Official Records.

SCHEDULE “B”

V/P PROPERTY